As filed with the Securities and Exchange Commission on November 12, 2004

File No. 000-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Mercantile Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	37-1149138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

440 Maine Street, Quincy, Illinois	62301
(Address of Principal Executive Offices)	(Zip Code)

(217) 223-7300
Registrant’s telephone number, including area code

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $1.25 per share
(Title of Class)

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

Mercantile Bancorp, Inc.

      Mercantile Bancorp, Inc. (the “Company”), a multi-state bank holding company, is headquartered in Quincy, Illinois.  The Company was incorporated on April 15, 1983 for the purpose of enabling Mercantile Trust & Savings Bank, an Illinois banking corporation, to operate within a bank holding company structure.    As of December 31, 2003, the Company had total assets of approximately $906,160,000 and total deposits of approximately $758,183,000, and as of September 30, 2004, there were total assets of approximately $1,022,955,000 and total deposits of approximately $858,660,000.  Its subsidiaries operate six banks in Illinois, two banks in Missouri and one bank in Kansas.  The Company’s website is located at www.mercbanx.com.

     The Company, through its subsidiaries, conducts a full service consumer and commercial banking business, engages in mortgage banking, lease financing, trust services, and issuing commercial paper guaranteed by the Company, and provides other financial services and products.  The Company’s principal, direct activities consist of owning and supervising the banks, through which the Company derives most of its revenues.  The Company directs the policies and coordinates the financial resources of the banks. The Company provides and performs various technical and advisory services for the banks, coordinates the banks’ general policies and activities, and participates in the banks’ major decisions.

     The Company is the sole shareholder of the following banking subsidiaries: Mercantile Trust & Savings Bank (“MTSB”) located in Quincy, Illinois; State Bank of Augusta (“Augusta”), located in Augusta, Illinois; Marine Trust Company of Carthage (“Marine Trust”), located in Carthage, Illinois; Perry State Bank (“Perry”), located in Perry, Missouri; Golden State Bank (“Golden”), located in Golden, Illinois; Brown County State Bank (“Brown County”), located in Mt. Sterling, Illinois; and Farmers State Bank of Northern Missouri (“Farmers”), located in Savannah, Missouri.  The Company also owns 92.75% of the outstanding voting stock of Security State Bank of Hamilton (“Hamilton”), located in Hamilton, Illinois.

     As described in more detail below, MTSB is the largest bank owned by the Company representing 56.1% of the Company’s pre-consolidated net income for 2003 and 51.2% of its assets as of December 31, 2003.  Perry and Marine Trust are the next largest banks, representing respectively 9.8% and 13.4% of the Company’s pre-consolidated net income for 2003 and 13.9% and 8.6% of its assets as of December 31, 2003.

      In addition, as of December 31, 2003, the Company had significant but less than majority ownership interests in several additional banking organizations located in the Midwest and Southeast.  Specifically, the Company owned the following percentages of the outstanding voting stock of these additional banking entities: 48.7% of Mid-America Bancorp, Inc. (“Mid-America”), the sole shareholder of Heartland Bank (“Heartland”), located in Leawood, Kansas; 33.4% of New Frontier Bancshares, Inc. (“New Frontier”), the sole shareholder of New Frontier Bank located in St. Charles, Missouri; 13.8% of NorthStar Bancshares, Inc. (“NorthStar”), the sole shareholder of NorthStar Bank N.A., located in Kansas City, Missouri; 4.9% of GBC Bancorp, Inc. (“GBC”), the sole shareholder of Gwinnett Banking Company, located in Lawrenceville, Georgia; and 4.9% of Integrity Bank, which opened for business July 2004 in Jupiter, Florida.  In February 2004, the Company increased its ownership of Mid-America to 57%.  The Company’s ownership of Mid-America is 54.9% at September 30, 2004.  The decrease in percentage of ownership is the result of Mid-America’s subsequent issuance of shares to a third party

     The Company’s banks are all subject to vigorous competition from other banks and financial institutions in their respective principal service areas.  In making loans, the Company’s banks encounter substantial competition from banks and other lending institutions, such as thrift institutions, insurance companies, finance companies, credit unions and government agricultural lending agencies.  In addition, banks including the Company’s banks compete for deposits with non-bank financial institutions offering various forms of fixed-income investments, particularly with thrift institutions, credit unions and money-market funds.

     As of April 30, 2004, the Company and its subsidiaries had 298 full-time employees and 44 part-time employees.  None of the employees is represented by a collective bargaining group.

Mercantile Trust & Savings Bank

     MTSB is chartered under the laws of the State of Illinois and offers complete banking and trust services to the commercial, industrial and agricultural areas that it serves.  Services include commercial, real estate and personal loans; checking, savings and time deposits; trust and other fiduciary services; brokerage services; and other customer services, such as safe deposit facilities.  The largest portion of MTSB’s lending business is related to the general business and real estate activities of its commercial customers.  MTSB’s principal service area includes the city of Quincy and Adams County, Illinois.  MTSB is the largest bank owned by the Company, representing approximately $5,048,000 or 56.1% of the Company’s pre-consolidated net income in 2003, and approximately $473,030,000 or 51.2% of the Company’s assets as of December 31, 2003.

     MTSB’s principal banking office is located at 440 Maine Street, Quincy, Illinois.  MTSB owns its main banking premises in fee simple.  In addition, MTSB owns and operates three branches, one drive-through facility, and ten automatic teller machines in Quincy.  MTSB leases a facility in use as the MTSB Mortgage Center in Quincy.

      MTSB wholly owns Mercantile Investments, Inc. (“MII”), a Delaware corporation.  MII’s offices are located in a leased facility at First Commercial Centre, East Mall Drive, Freeport, Grand Bahama Island.   The sole activity of the subsidiary is to invest in securities, including corporate debentures.  As of December 31, 2003, MII had total assets of approximately $105,929,000, which represented a significant portion of MTSB’s securities portfolio at that date.  The primary strategy for forming the subsidiary was to take advantage of the current State of Illinois tax laws that exclude income generated by a subsidiary that operates off-shore from State of Illinois taxable income.  The only impact on the Company’s consolidated financial statements in regard to the investment subsidiary is the additional administrative costs to operate the subsidiary, which is a minimal amount, as well as the State of Illinois tax savings.

      MTSB plans to continue to utilize the subsidiary to manage a significant amount of its securities portfolio as long as it is advantageous to do so from a tax standpoint.  All securities purchased by MII are approved by the MII Investment Committee.

      The by-laws of MII only allow holding investments and corporate debentures as permissible activities.  There are no current plans to expand these permissible activities for MII.

     In January 2004, MTSB acquired an 11.95% interest in Illinois Real Estate Title Center, LLC (“IRETC”), a multi-bank-owned limited liability company that operates a title insurance agency.    IRETC is located in leased space in Springfield, Illinois, and owned in partnership with other central-Illinois banking companies and Investors Title Insurance Company of Chapel Hill, North Carolina.  IRETC engages in the sale and issuance of commercial and residential, owner and mortgagee title insurance policies.  As of December 31, 2003, IRETC had total assets of approximately $360,027.

     As of April 30, 2004, MTSB had 150 full-time employees and 14 part-time employees and approximately 14,698 depositors.  The population of its primary service area is approximately 250,000.

Security State Bank of Hamilton

     Hamilton is chartered under the laws of the State of Illinois and offers complete banking services to the commercial, industrial and agricultural areas that it serves.  Services include commercial, real estate and personal loans; checking, savings and time deposits; safe deposit facilities and other customer services.  The largest portion of Hamilton’s lending business is related to residential real estate loans.  Hamilton’s principal service area that includes the city of Hamilton and Hancock County, Illinois, the City of Keokuk and Lee County, Iowa, and a portion of Clark County in northeast Missouri.  Hamilton represented approximately $595,000 or 6.6% of the Company’s pre-consolidated net income in 2003, and approximately $44,985,000 or 4.9% of the Company’s assets as of December 31, 2003.

     Hamilton’s principal banking office is located at 1111 Broadway, Hamilton, Illinois.  Hamilton owns its main banking premises in fee simple and operates two automatic teller machines located in Hamilton.

     As of April 30, 2004, Hamilton had 14 full-time employees and one part-time employee and approximately 2,196 depositors.  The population of its primary service area is approximately 20,000.

State Bank of Augusta

     Augusta is chartered under the laws of the State of Illinois and offers complete banking services to the commercial, industrial and agricultural areas that it serves.  Services include commercial, real estate and personal loans; checking, savings and time deposits; safe deposit facilities and other customer services.  The largest portion of Augusta’s lending business is related to the agricultural production and real estate activities of its agricultural customers.  Augusta’s principal service area includes the village of Augusta, Hancock County, a portion of western Schuyler County and a portion of the southwestern McDonough County, all in Illinois. Augusta represented approximately $292,000 or 3.3% of the Company’s pre-consolidated net income in 2003, and approximately $29,019,000 or 3.1% of the Company’s assets as of December 31, 2003.

     Augusta’s principal banking office is located at 507 Main Street, Augusta, Illinois.  Augusta owns its main banking premises in fee simple and currently owns and operates an automatic teller machine in Augusta.

     As of April 30, 2004, Augusta had six full-time employees and four part-time employees and approximately 500 depositors.  The population of its primary service area is approximately 20,000.

Marine Trust Company of Carthage

     Marine Trust is chartered under the laws of the State of Illinois and offers complete banking and trust services to the commercial, industrial and agricultural areas that it serves.  Services include commercial, real estate and personal loans; checking, savings and time deposits; trust and other fiduciary services; brokerage services and safe deposit facilities.  The largest portion of Marine Trust’s lending business is related to commercial and agricultural customers.  Marine Trust’s principal service area includes the village of Carthage and Hancock County, Illinois. Marine Trust represented approximately $1,209,000 or 13.4% of the Company’s pre-consolidated net income in 2003, and approximately $79,938,000 or 8.6% of the Company’s assets as of December 31, 2003.

     Marine Trust’s principal banking office is located at 500 Wabash Street, Carthage, Illinois. Marine Trust owns its main banking premises in fee simple and currently owns and operates a drive-through location in Carthage.  Marine Trust has announced its intention to construct a new principal bank building to be built in 2004 in Carthage.  The new building will permit Marine Trust to expand its loan department, provide more efficient service to investment management and trust clients, and offer additional banking products.  Upon completion of the new building, Marine Trust will donate the existing building to the Carthage Public Library District.  Marine Trust also owns and operates three automatic teller machines located in Carthage.

     As of April 30, 2004, Marine Trust had 22 full-time employees and one part-time employee and approximately 3,569 depositors.  The population of its primary service area is approximately 20,000.

Perry State Bank

     Perry is chartered under the laws of the State of Missouri and offers complete banking services to the commercial, industrial and agricultural areas that it serves.  Services include commercial, real estate and personal loans; checking; savings and time deposits; brokerage services, safe deposit facilities and other customer services.  The largest portion of Perry’s lending business is related to agricultural real estate loans.  Perry’s principal service area includes the towns of Perry, Monroe City, Hannibal, and Bowling Green, Missouri and the counties of Ralls, Monroe, Marion, Audrain, and Pike, Missouri.  Perry represented approximately $882,000 or 9.8% of the Company’s pre-consolidated net income in 2003, and approximately $128,193,000 or 13.9% of the Company’s assets as of December 31, 2003.

      Perry owns its principal banking office, which is located at 103 E Main in Perry, Missouri, in fee simple and currently owns and operates a full-service banking facility in each of Monroe City and Bowling Green, Missouri, and two facilities in Hannibal, Missouri.   In addition, Perry owns and operates six automated teller machines located in Perry, Monroe City, Hannibal, and Bowling Green.

     As of April 30, 2004, Perry had 47 full-time employees and 10 part-time employees and approximately 7,727 depositors.  The population of its primary service area is approximately 50,000.

Golden State Bank

     Golden is chartered under the laws of the State of Illinois and offers complete banking services in the commercial, industrial and agricultural areas which it serves. Services include commercial, real estate and personal loans; checking, savings, and time deposits; safe deposit facilities and other customer services. The largest portion of Golden’s lending business is related to the activities of its agricultural customers.  Golden’s principal service area includes the village of Camp Point in Adams County, a portion of southern Hancock County and a portion of western Brown County, all in Illinois.  Golden represented approximately $225,000 or 2.5% of the Company’s pre-consolidated net income in 2003, and approximately $24,726,000 or 2.7% of the Company’s assets as of December 31, 2003.

     Golden’s principal banking office is located at 321 Quincy Street, Golden, Illinois.  Golden owns its main banking premises in fee simple and currently owns and operates an automatic teller machine in Golden.

     As of April 30, 2004, Golden had four full-time employees and one part-time employee and approximately 1,066 depositors. The population of its primary service area is approximately 20,000.

Brown County State Bank

     Brown County is chartered under the laws of the State of Illinois and offers complete banking services to the commercial, industrial and agricultural areas that it serves. Services include commercial, real estate and personal loans; checking, savings and time deposits; brokerage services; safe deposit facilities and other customer services. The largest portion of Brown County’s lending activity involves agricultural operating and real estate loans; however, residential home loans also represent a significant though lesser portion of the bank’s lending activities.  Brown County’s principal service area is the village of Mt. Sterling and Brown County, Illinois.  Brown County represented approximately $537,000 or 6.0% of the Company’s pre-consolidated net income in 2003, and approximately $59,645,000 or 6.4% of the Company’s assets as of December 31, 2003.

     Brown County’s principal banking office is located at 101 E. Main St., Mt. Sterling, Illinois.  Brown County owns the property in fee simple and owns and operates an automatic teller machine at the site.

     As of April 30, 2004, Brown County had 13 full time employees and two part-time employees and approximately 1,980 depositors. The population of its primary service area is approximately 10,000.

Farmers State Bank of Northern Missouri

     Farmers is chartered under the laws of the State of Missouri and offers complete banking services to the commercial, industrial and agricultural areas that it serves.  Services include commercial, real estate and personal loans; checking, savings and time deposits; brokerage services, safe deposit facilities and other customer services.  The largest portion of Farmers’ lending business is related to commercial, agricultural and real estate loans.  Farmers’ principal service area includes the communities of Savannah and St. Joseph in the counties of Andrew and Buchanan, Missouri, respectively.  Farmers represented approximately $209,000 or 2.3% of the Company’s pre-consolidated net income in 2003, and approximately $73,101,000 or 7.9% of the Company’s assets as of December 31, 2003.

     Farmers’ principal banking office is located at 301 W. Main Street, Savannah, Missouri.  The bank owns its main banking premises in fee simple, owns and operates one full-service and one limited-service banking facility in St. Joseph, and leases and operates one limited-service banking facility in St. Joseph.  In addition, Farmers has four automatic teller machines located in Savannah and St. Joseph.

     As of April 30, 2004, Farmers had 26 full-time employees and six part-time employees and approximately 2,840 depositors.   The population of its primary service area is approximately 103,000.

Mid-America Bancorp, Inc.

     Mid-America Bancorp, Inc. (“Mid-America”), parent company of Heartland Bank (“Heartland”), is chartered under the laws of the State of Kansas and offers complete banking services to the commercial and retail areas that it serves.  Services include commercial, real estate and personal loans; checking, savings and time deposits; and other customer services, such as safe deposit facilities.  The largest portion of Heartland’s lending business is related to the activities of its commercial customers. Heartland’s principal service area includes greater Kansas City, primarily Johnson County in Kansas and Jackson County in Missouri.

     Mid-America became a majority-owned subsidiary of the Company in February 2004, when the Company increased its ownership percentage from 49% to 57%.  Mid-America’s financial information will be reported on a consolidated basis with the Company and its other subsidiaries beginning with the first quarter of 2004.  For the year ended December 31, 2003, the Company’s pre-tax loss, including amortization of the core deposit intangible, from its investment in Mid-America represented approximately $76,000, and the equity method investment, including net core deposit intangible, was valued at approximately $4,229,000 as of December 31, 2003.

     Heartland’s principal banking office is located at 4801 Town Center Drive, Leawood, Kansas.  Heartland owns its main banking premises in fee simple and operates an automatic teller machine located in Leawood.

     As of April 30, 2004, Heartland had 16 full-time employees and five part-time employees and approximately 1,775 depositors.  The population of its primary service area is approximately 500,000.

Stock Split

     In May 2002, the Company effected a 5-for-1 stock split.  In connection therewith, the Company filed an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 3,000,000 to 12,000,000 shares and to reduce the par value per share from $6.25 to $1.25.  As a result of the stock split, each authorized share of common stock, $6.25 par value per share (including all issued and outstanding, unissued and treasury shares), was converted into a share of common stock with a par value of $1.25 per share.  Furthermore, each holder of record of one or more shares of common stock on that date became entitled to receive a certificate representing four additional shares with a par value of $1.25 per share for each share held at that time.

Lending Activities

     A description of the Company’s lending activities, including the nature of the Company’s loan portfolio, loan maturities, non-performing assets, allowances for loan losses and related matters, is set forth in Management’s Discussion and Analysis, Item 2 of this Registration Statement, under the headings “Provision for Loan Losses,” “Loan Portfolio,” “Non-Performing Loans,” “Potential Problem Loans,” among others.

Investment Securities Activities

     A description of the Company’s investment activities including the investment portfolio and maturities thereof is included in the Management’s Discussion and Analysis, Item 2 of this Registration Statement, under the heading “Investment Securities.”

Sources of Funds

     A description of the Company’s sources of funds, including deposits and borrowings, is set forth in Management’s Discussion and Analysis, Item 2 of this Registration Statement, under the headings “Deposits” and “Short-Term Borrowings,” among others.

Laws and Regulations Applicable to Bank Holding Companies

     General.  As a registered bank holding company under the Bank Holding Company Act (the “BHC Act”), the Company is subject to regulation and supervision by the Federal Reserve Board (the “FRB”).  The FRB has the authority to issue cease and desist orders or take other enforcement action against our holding company if it determines that our actions represent unsafe and unsound practices or violations of law.  Regulation by the FRB is principally intended to protect depositors of our subsidiary banks and the safety and soundness of the U.S. banking system, not the stockholders of the Company.

     Limitation on Acquisitions.  The BHC Act requires a bank holding company to obtain prior approval of the FRB before: (1) taking any action that causes a bank to become a controlled subsidiary of the bank holding company; (2) acquiring direct or indirect ownership or control of voting shares of any bank or bank holding company, if the acquisition results in the acquiring bank holding company having control of more than 5% of the outstanding shares of any class of voting securities of such bank or bank holding company, and such bank or bank holding company is not majority-owned by the acquiring bank holding company prior to the acquisition; (3) acquiring all or substantially all the assets of a bank; or (4) merging or consolidating with another bank holding company.

      Limitation on Activities.   The activities of bank holding companies are generally limited to the business of banking, managing or controlling banks, and other activities that the FRB has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.  Bank holding companies that qualify and register as “financial holding companies” are also able to engage in certain additional financial activities, such as securities and insurance underwriting, subject to limitations set forth in federal law.  As of September 30, 2004, the Company was not a “financial holding company.”

     Regulatory Capital Requirements.  The FRB has promulgated capital adequacy guidelines for use in its examination and supervision of bank holding companies.  If a bank holding company’s capital falls below minimum required levels, then the bank holding company must implement a plan to increase its capital, and its ability to pay dividends and make acquisitions of new banks may be restricted or prohibited.

     The FRB currently uses two types of capital adequacy guidelines for holding companies, a two-tiered risk-based capital guideline and a leverage ratio guideline.  The two-tiered risk-based capital guideline assigns risk weightings to all assets and certain off-balance sheet items of the holding company’s banking operations, and then establishes a minimum ratio of the holding company’s “Tier 1” capital to the aggregate dollar amount of risk-weighted assets (which amount is almost always less than the aggregate dollar amount of such assets without risk weighting) and a minimum ratio of the holding company’s total qualified capital (“Tier 1” capital plus “Tier 2” capital, adjusted) to the aggregate dollar amount of such risk-weighted assets. The leverage ratio guideline establishes a minimum ratio of the holding company’s Tier 1 capital to its total tangible assets, without risk-weighting.

     Under both guidelines, Tier 1 capital (also referred to as core capital) is defined to include: common shareholders’ equity (including retained earnings), qualifying non-cumulative perpetual preferred stock and related surplus, qualifying cumulative perpetual preferred stock and related surplus (limited to a maximum of 25% of Tier 1 capital), and minority interests in the equity accounts of consolidated subsidiaries.  Goodwill and most intangible assets are deducted from Tier 1 capital.

     For purposes of the total risk-based capital guideline, Tier 2 capital (also referred to as supplementary capital) is defined to include: allowances for loan and lease losses (limited to 1.25% of risk-weighted assets), perpetual preferred stock not included in Tier 1 capital, intermediate-term preferred stock and any related surplus, certain hybrid capital instruments, perpetual debt and mandatory convertible debt securities, and intermediate-term subordinated debt instruments (subject to limitations).  The maximum amount of qualifying Tier 2 capital is 100% of qualifying Tier 1 capital.  For purposes of the total capital guideline, total capital equals Tier 1 capital, plus qualifying Tier 2 capital, minus investments in unconsolidated subsidiaries, reciprocal holdings of bank holding company capital securities, and deferred tax assets and other deductions.

     The FRB’s current capital adequacy guidelines require that a bank holding company maintain a Tier 1 risk-based capital ratio of at least 4%, a total risk-based capital ratio of at least 8%, and a Tier 1 leverage ratio of at least 4%.  Top performing companies may be permitted to operate with slightly lower capital ratios, while poor performing or troubled institutions may be required to maintain or build higher capital ratios.

     On December 31, 2003, the Company was in compliance with all of the FRB’s capital adequacy guidelines.

     Source of Strength.  FRB policy requires a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks.  Under this “source of strength doctrine,” a bank holding company is expected to stand ready to use its available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity, and to maintain resources and the capacity to raise capital that it can commit to its subsidiary banks.  Furthermore, the FRB has the right to order a bank holding company to terminate any activity that the FRB believes is a serious risk to the financial safety, soundness or stability of any subsidiary bank.

     Liability of Commonly Controlled Institutions.  Under cross-guaranty provisions of the Federal Deposit Insurance Act (the “FDIA”), each bank subsidiary of a bank holding company is liable for any loss incurred by the Federal Deposit Insurance Corporation’s insurance fund for banks in connection with the failure of any other bank subsidiary of the bank holding company.

Laws and Regulations Applicable to the Company’s Subsidiary Banks

     General.  MTSB, Augusta, Marine Trust, Hamilton, Golden, and Brown County, all Illinois state non-member banks, are subject to regulation and supervision by the Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation (“FDIC”).  Perry and Farmers, both Missouri state non-member banks, are subject to regulation and supervision by the Missouri Division of Finance and the FDIC.  Heartland, a Kansas state non-member bank, is subject to regulation and supervision by the Kansas Division of Banking and the FDIC.

     These bank regulatory agencies, in addition to supervising and examining the banks subject to their authority, are empowered to issue cease and desist orders or take other enforcement action against the banks if they determine that the banks’ activities represent unsafe and unsound banking practices or violations of law.  Regulation by these agencies is principally designed to protect the depositors of the banks and the safety and soundness of the U.S. banking system, not the stockholders of the banks or bank holding companies such as the Company.

     Bank Regulatory Capital Requirements.  The FDIC has adopted minimum capital requirements applicable to state non-member banks which are similar to the capital adequacy guidelines established by the FRB for bank holding companies.  These guidelines are discussed above under “Laws and Regulations Applicable to Bank Holding Companies – Regulatory Capital Requirements.”

     Depending on the status of a bank’s capitalization under the applicable guidelines, federal law may require or permit federal bank regulators to take certain corrective actions against the bank.  For purposes of these laws, an insured bank is classified in one of the following five categories, depending upon its regulatory capital:

“well-capitalized” if it has a total Tier 1 leverage ratio of 5% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a total risk-based capital ratio of 10% or greater (and is not subject to any order or written directive specifying any higher capital ratio);

“adequately capitalized” if it has a total Tier 1 leverage ratio of 4% or greater (or a Tier 1 leverage ratio of 3% or greater, if the bank has a CAMELS rating of 1), a Tier 1 risk-based capital ratio of 4% or greater and a total risk-based capital ratio of 8% or greater;

“undercapitalized” if it has a total Tier 1 leverage ratio that is less than 4% (or a Tier 1 leverage ratio that is less than 3%, if the bank has a CAMELS rating of 1), a Tier 1 risk-based capital ratio that is less than 4% or a total risk-based capital ratio that is less than 8%;

“significantly undercapitalized” if it has a total Tier 1 leverage ratio that is less than 3%, a Tier 1 risk based capital ratio that is less than 3% or a total risk-based capital ratio that is less than 6%; and

“critically undercapitalized” if it has a Tier 1 leverage ratio that is equal to or less than 2%.

Federal banking laws require the federal regulatory agencies to take prompt corrective action against undercapitalized banks, that is, banks falling into one of the latter three categories set forth above.

     On December 31, 2003, all of the Company’s subsidiary banks were “well capitalized” under applicable requirements.

     Deposit Insurance and Assessments.  The deposits of all of the Company’s subsidiary banks are insured by the FDIC’s Bank Insurance Fund, in general up to a maximum of $100,000 per insured depositor.  Under federal banking regulations, insured banks are required to pay semi-annual assessments to the FDIC for deposit insurance.  The FDIC’s assessment system requires insured banks to pay varying assessment rates, depending upon the level of the bank’s capital, the degree of supervisory concern over the bank, and the portion, if any, of the bank’s deposits attributable to the bank’s earlier acquisition of insured institutions insured under the FDIC’s Savings Association Insurance Fund.  The FDIC has the authority to increase the annual assessment rates as necessary to ensure the safety of its insurance fund, without limitation.

     Limitations on Interest Rates and Loans to One Borrower.  The rate of interest a bank may charge on certain classes of loans may be limited by state and federal law.  At certain times in the past, these limitations have resulted in reductions of net interest margins on certain classes of loans.  Federal and state laws impose additional restrictions on the lending activities of banks including, among others, the maximum amount that a bank may loan to one borrower.

     Payment of Dividends.  The Company’s subsidiary banks are subject to federal and state banking laws limiting the payment of cash dividends by banks.  Typically, such laws restrict dividends to undivided profits generally or profits earned during preceding periods.  In addition, under federal banking law, an FDIC-insured institution may not pay dividends while it is undercapitalized or if payment would cause it to become undercapitalized.  In addition, the FDIC has authority to prohibit or to limit the payment of dividends by a bank if, in the banking regulator’s opinion, payment of a dividend would constitute an unsafe or unsound practice in light of the financial condition of the banking organization.

     The USA Patriot Act.  The USA Patriot Act of 2001, as amended (the “Patriot Act”), has imposed substantial new record-keeping and due diligence obligations on banks and other financial institutions, with a particular focus on detecting and reporting money-laundering transactions involving domestic or international customers.  The U.S. Treasury Department has issued and will continue to issue regulations clarifying the Patriot Act’s requirements.  The Patriot Act requires all “financial institutions,” as defined, to establish certain anti-money laundering compliance and due diligence programs.

     Community Reinvestment Act.  The Company’s subsidiary banks are subject to the federal Community Reinvestment Act (the “CRA”) and implementing regulations.  CRA regulations establish the framework and criteria by which the federal bank regulatory agencies assess an institution’s record of helping to meet the credit needs of its community, including low- and moderate-income neighborhoods.  Some states have enacted their own community reinvestment laws and regulations applicable to financial institutions doing business within their borders.  A banking institution’s performance under the federal CRA and any applicable state community reinvestment act laws is taken into account by regulators in reviewing certain applications made by the institution, including applications for approval of expansion transactions such as mergers and branch acquisitions.

     Transactions with Affiliates.  The Company’s subsidiary banks are subject to federal laws that limit certain transactions between banks and their affiliated companies, including loans, other extensions of credit, investments or asset purchases.  Among other things, these laws place a ceiling on the aggregate dollar amount of such transactions expressed as a percentage of the bank’s capital and surplus.  Furthermore, loans and extensions of credit from banks to their non-bank affiliates, as well as certain other transactions, are required to be secured in specified amounts.  Finally, the laws require that such transactions be on terms and conditions that are or would be offered to nonaffiliated parties.  We carefully monitor our compliance with these restrictions on transactions between banks and their affiliates.

     Other Laws.  Our banking subsidiaries are subject to a variety of other laws particularly affecting banks and financial institutions, including laws regarding permitted investments; loans to officers, directors and their affiliates; security requirements; anti-tying limitations; anti-money laundering, financial privacy and customer identity verification; truth-in-lending; permitted types of interest bearing deposit accounts; trust department operations; brokered deposits; and audit requirements.

Laws Governing Interstate Banking and Branching.

     Under federal law, a bank holding company generally is permitted to acquire additional banks located anywhere in the United States, including in states other than the acquiring holding company’s home state.  There are a few limited exceptions to this ability, such as interstate acquisitions of newly organized banks (if the law of the acquired bank’s home state prohibits such acquisitions), interstate acquisitions of banks where the acquiring holding company would control more than 10% of the total amount of insured deposits in the United States, and interstate acquisitions where the acquiring holding company would control more than 30% of the insured deposits in the acquired bank’s home state (or any lower percentage established by the acquired bank’s home state), unless such acquisition represents the initial entry of the acquiring holding company into the acquired bank’s home state or where the home state waives such limit by regulatory approval or by setting a higher percentage threshold for the insured deposit limit.

     Under federal law, banks generally are permitted to merge with banks headquartered in other states, thereby creating interstate branches.  The principal exception to this ability is a merger with a bank in another state that is a newly organized bank, if the laws of the other state prohibit such mergers.  Interstate bank mergers are subject to the same type of limits on the acquiring bank and its bank affiliates controlling deposits in the acquired institution’s home state as interstate bank acquisitions.  In addition, banks may acquire one or more branches from a bank headquartered in another state or establish de novo branches in another state, if the laws of the other state permit such branch acquisitions or the establishment of such de novo branches.

     In addition, states may prohibit interstate acquisitions, by a bank holding company controlling only out of state banks or by an out of state bank, of an in-state bank or bank branches, if such acquisition would result in the acquiring institution’s controlling more than a specified percentage of in-state deposits, provided such restriction applies as well to in-state banking organizations’ acquisitions within the state.

Regulation of Other Non-Banking Activities.

      Federal and state banking laws affect the ability of the Company or its subsidiary banks to engage, directly or indirectly through non-bank subsidiaries or non-affiliated third parties through lease arrangements, in activities of a non-traditional banking nature, such as insurance agency, securities brokerage, or investment advisory activities.  To the extent that we are authorized to engage and do engage in such activities, we are careful to comply with the applicable banking laws, as well as any other laws and regulations specifically regulating the conduct of these non-banking activities, such as the federal and state securities laws, regulations of self-regulatory organizations such as the National Association of Securities Dealers and state insurance laws and regulations.  These laws and regulations are principally focused on protecting customers of the Company’s subsidiaries rather than the stockholders of the Company.

Sarbanes-Oxley Act of 2002

     When the Company becomes a registered company under the Securities Exchange Act of 1934, that is, when the Registration Statement becomes effective, the Company will become subject to the provisions of the Sarbanes-Oxley Act of 2002 (the “SOX Act”).  The SOX Act requires registered companies to implement various good corporate governance measures, intended, among other things, to improve the quality, transparency and timeliness of the Company’s financial reporting; to enhance the oversight of management by the board of directors and its audit committee; to strengthen the audit and non-audit oversight process; and to reduce conflicts of interest of executive officers and directors.

Changes in Law and Regulation Affecting the Company Generally

     Future Legislation.  Various items of legislation are from time to time introduced in Congress and state legislatures with respect to the regulation of financial institutions.  Such legislation may change our operating environment and the operating environment of our subsidiaries in substantial and unpredictable ways.  We cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon our financial condition or results of operations or upon our shareholders.

     Fiscal Monetary Policies.  The Company’s business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies.  The Company is particularly affected by the policies of the FRB, which regulates the supply of money and credit in the United States.  Among the instruments of monetary policy available to the FRB are conducting open market operations in United States government securities, changing the discount rates of borrowings of depository institutions, imposing or changing reserve requirements against depository institutions’ deposits, and imposing or changing reserve requirements against certain borrowings by banks and their affiliates.

     These methods are used in varying degrees and combinations to directly effect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits.  The policies of the FRB have a material effect on the Company’s business, results of operations and financial condition.

     The references in the foregoing discussion to various aspects of statutes and regulations are merely summaries which do not purport to be complete and which are qualified in their entirety by reference to the actual statutes and regulations.

 Item 2. Financial Information.

Selected Consolidated Financial Information

     The following selected financial data for each of the five years in the period ended December 31, 2003, have been derived from Mercantile Bancorp, Inc.’s annual consolidated financial statements and the results of operations.  The financial data for each of the three years in the period ended December 31, 2003, appears elsewhere in this report.  This financial data should be read in conjunction with the financial statements and the related notes thereto appearing in this report.

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(dollars in thousands, except per share data)

BALANCE SHEET ITEMS
Securities	$185,093	$154,375	$188,222	$153,498	$152,869
Loans held for sale	4,619	25,470	26,138	19,809	17,339
Loans	637,937	582,682	487,241	483,371	469,056
Allowance for loan losses	5,830	4,941	4,370	4,335	3,904
Total assets	906,160	832,924	771,813	724,114	691,881
Total deposits	758,183	684,154	635,650	609,666	580,660
Short-term borrowings	14,367	19,400	13,243	13,963	12,271
Long-term debt	48,185	49,137	50,329	34,809	41,623
Minority interest	263	407	355	346	308
Stockholders’ equity	80,034	74,860	66,247	58,864	51,689

RESULTS OF OPERATIONS
Interest and dividend income	$44,616	$46,210	$51,641	$53,517	$46,867
Interest expense	17,740	20,223	27,018	29,668	23,676
Net interest income	26,876	25,987	24,623	23,849	23,191
Provision for loan losses	2,487	3,906	2,293	2,322	1,244
Noninterest income	10,104	10,458	7,920	6,185	4,863
Noninterest expense	22,986	22,238	20,375	19,007	17,660
Minority interest	43	42	31	41	37
Provision for income taxes	3,153	2,707	2,315	2,531	2,687
Net income	8,311	7,552	7,529	6,133	6,426

Capital Ratios
Total capital to risk-weighted assets	11.70%	10.80%	11.90%	11.40%	10.65%
Tier 1 capital to risk-weighted assets	10.80%	10.00%	11.20%	10.57%	9.86%
Tier 1 capital to average assets	8.00%	7.90%	7.90%	7.58%	7.17%

PER SHARE DATA
Basic earnings per share (1)	$4.23	$3.85	$3.83	$3.12	$3.27
Cash dividends	0.70	0.62	0.54	0.52	0.52
Book value	40.76	38.12	33.74	29.98	26.33

OTHER INFORMATION
Return on average assets	0.95%	0.95%	1.02%	0.87%	1.07%
Return on average equity	10.52%	10.72%	12.04%	11.10%	12.69%
Dividend payout ratio	16.55%	16.10%	14.10%	16.67%	15.90%
Net interest margin	3.30%	3.51%	3.55%	3.69%	3.67%
Average stockholders’ equity to average assets	9.00%	8.87%	8.45%	7.81%	8.43%
Allowance for loan losses as a percentage of total loans	0.91%	0.81%	0.85%	0.86%	0.80%
Full service offices	18	17	16	16	15

(1)

      In May 2002, the Company’s Board of Directors approved a five-for-one stock split. Share and per share data in the selected consolidated financial information have been retroactively restated for the stock split as if it occurred on January 1, 1999.

Management’s Discussion and Analysis of Financial
Condition and Results of Operations

     The following is management’s discussion and analysis of the financial condition and results of operations of Mercantile Bancorp, Inc. for the years ended December 31, 2003, 2002, and 2001. It should be read in conjunction with “Business,” “Selected Financial Data,” the consolidated financial statements and the related notes to the consolidated financial statements, and other data included in this filing.

Forward-Looking Statements

     This document, including information incorporated by reference, contains “forward-looking statements” (as that term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements may be identified by the use of such words as:  “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

     Examples of forward-looking statements include, but are not limited to, estimates or projections with respect to our future financial condition, results of operations or business, such as:

•	projections of revenues, income, earnings per share, capital expenditures, assets, liabilities, dividends, capital structure, or other financial items;

•	descriptions of plans or objectives of management for future operations, products, or services, including pending acquisition transactions;

•	forecasts of future economic performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

     By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

Factors which could cause or contribute to such differences include but are not limited to:

•	general business and economic conditions on both a regional and national level;

•	worldwide political and social unrest, including acts of war and terrorism;

•	increased competition in the products and services we offer and the markets in which we conduct our business;

•	the interest rate environment;

•	fluctuations in the capital markets, which may directly or indirectly affect our asset portfolio;

•	legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

•	technological changes, including the impact of the Internet;

•	monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; and

•	accounting principles, policies, practices or guidelines.

     Any forward-looking statements made in this Registration Statement or incorporated by reference in this Registration Statement are made as of the date of this Registration Statement, and, except as required by applicable law, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

Overview

General

      With 19 banking facilities serving 12 communities located throughout west-central Illinois and northern Missouri, Mercantile Bancorp, Inc. is focused on meeting the financial needs of the region by offering the best in financial products, services and technologies.  The Company is engaged in retail, commercial and agricultural banking, and its core products include loans, deposits, trust and investment management.  During 2003, a new full service branch of Perry State Bank, one of the Company’s subsidiaries, was opened in Hannibal, Missouri.  At another subsidiary, Marine Trust Company of Carthage, Illinois, plans are under way to replace the existing facility with a new banking center.  Ground breaking will take place in 2004, with completion expected in the summer of 2005.  At September 30, 2004, the Company has a building commitment of $2,081,000 for the new main banking center in Carthage .

      The Company’s primary objective has been to grow the organization in the markets it currently serves, which are predominantly rural communities.  However, the Company also is engaged in an effort to diversify its business by expanding into more urban areas.  In this regard,  the Company has acquired equity interests in several banking organizations located in more heavily populated metropolitan areas.  In 2003, the Company purchased additional shares of New Frontier Bancshares, Inc. of St. Charles, Missouri, increasing ownership to 33.4% as of December 31, 2003, as well as additional shares of NorthStar Bancshares, Inc. of Kansas City, Missouri, increasing ownership to 13.8% at December 31, 2003.  In addition, the Company acquired equity interests in two other banking organizations in 2003, a 48.7% ownership in Mid-America Bancorp, Inc. of Leawood, Kansas, and a 4.9% ownership in Integrity Bank in Jupiter, Florida.  Management feels that these investments, along with a 4.9% interest in GBC Bancorp, Inc. of Lawrenceville, Georgia acquired in 2001, offer the Company excellent potential for growth in value, as they are located in more densely populated, higher growth areas.

Results of Operations

     In terms of operating results, the Company experienced a productive year in 2003, with a 9.9% increase in earnings per share and an 8.8% increase in total assets, compared to 2002.  Net interest income increased despite the continuing low interest rate environment throughout 2003.  Although interest income declined in 2003, the Company was able to reduce rates paid on deposits and borrowings, which, along with growth in interest-earning assets, resulted in the improvement in net interest income.  Provision for loan losses was substantially reduced in 2003, due to an improved overall economy (despite continued weakness in the agricultural sector) and implementation of enhanced underwriting standards.

     Noninterest income declined in 2003, largely due to decreased net gains on loan sales as a result of the slow-down in mortgage loan refinancing activity.  This was partially offset by an increase in customer service fees on deposit accounts, reflecting management’s focus on fee income not directly linked to the rise and fall of interest rates.  Noninterest expense increased in 2003, mostly as a result of cost-of-living increases in salaries and employee benefits.  However, as a percentage of average assets, salaries and employee benefits actually decreased in 2003, reflecting greater productivity on the part of the Company’s personnel.  Another factor in the increased noninterest expense for 2003 was the loss recognized on equity method investments in the common stock of banking organizations that are engaged in start-up or relatively new operations.  The Company anticipates these banking organizations will become profitable in 2004.

Financial Condition

     Despite a sluggish economy, the Company experienced steady growth in its loan portfolio, which helped offset declining interest income due to low rates.  The quality of the loan portfolio has improved, with the ratio of non-performing assets to total assets remaining steady, and the allowance for loan losses, as a percentage of total loans, increasing in 2003.  Interest rate risk exposure is actively managed and relatively low, and the Company believes it is positioned to take advantage of higher interest rates as the economy improves.  Management has monitored its funding sources to take advantage of lower interest rates on deposits and borrowings.

Capital

     The Company’s capital position is strong; at year end 2003, the holding company and each of its subsidiary banks was categorized as well-capitalized under the capital adequacy guidelines established by the bank regulatory agencies.  The healthy capital base, along with a low debt to equity level and solid earnings projections for 2004 and beyond, put the Company in excellent position to take advantage of future growth and acquisition opportunities.

Return on Equity and Assets

The following are key financial ratios for the Company for the years ended December 31:

	2003	2002	2001

Return on assets (net income divided by average total assets)	0.95%	0.95%	1.02%
Return on equity (net income divided by average equity)	10.52%	10.72%	12.04%
Dividend payout ratio (dividends per share divided by net income per share (1)	16.55%	16.10%	14.10%
Equity to assets ratio (average equity divided by average total assets)	9.00%	8.87%	8.45%

(1)	The ratio was calculated by dividing total dividends paid by basic earnings per share.

Summary of Banking Subsidiaries and Cost and Equity Method Investments

     The Company’s consolidated income is generated primarily by the financial services activities of its subsidiaries. Since the Company was established in 1983, it has acquired seven wholly owned banks, one majority-owned bank, and minority interests in five other unconsolidated banking organizations.  The following table illustrates the amounts of net income contributed by each of the consolidated subsidiaries (on a pre-consolidation basis) since January 1, 2001, less purchase accounting adjustments.

	Date Acquired	12/31/2003 Ownership Percentage	Pre-consolidated Net Income

Subsidiary			2003		2002		2001

			(dollars in thousands)

Mercantile Trust & Savings Bank	4/15/83	100.00%	$5,048	56.1%	$4,203	49.9%	$4,706	56.7%
Security State Bank of Hamilton	8/30/88	92.75%	595	6.6%	583	6.9%	416	5.0%
State Bank of Augusta	6/04/90	100.00%	292	3.3%	333	3.9%	252	3.0%
Marine Trust Company of Carthage	4/02/91	100.00%	1,209	13.4%	1,293	15.4%	1,128	13.6%
Perry State Bank	10/04/94	100.00%	882	9.8%	781	9.3%	866	10.4%
Golden State Bank	12/07/97	100.00%	225	2.5%	201	2.4%	176	2.1%
Brown County State Bank	12/07/97	100.00%	537	6.0%	585	6.9%	569	6.9%
Farmers State Bank of Northern Missouri	10/04/99	100.00%	209	2.3%	444	5.3%	187	2.3%

Total			$8,997	100.0%	$8,423	100.0%	$8,300	100.0%

     The following table details the Company’s equity method investments in common stock of other banking organizations that are not consolidated with the Company and in which the Company owns a 5% or greater equity interest:

	(1)		(2)		(3)
	New Frontier Bancshares, Inc.		NorthStar Bancshares, Inc.		Mid-America Bancorp, Inc.

Date	Number of Shares	Cost	Number of Shares	Cost	Number of Shares	Cost

	(dollars in thousands)

7/10/00	12,000	$1,320
10/09/01			40,000	$680
2/01/02			43,000	731
8/27/02	2,300	300
1/03/03	4,100	500
5/08/03	3,600	450
6/23/03	3,396	424
7/02/03					2,600	$273
8/29/03					38,400	4,032
10/17/03			67,000	1,172
12/22/03			15,000	263

Original Cost (4)		$2,994		$2,846		$4,305

Carrying value as of 12/31/03 (4)	25,396	$2,744	165,000	$2,586	41,000	$4,269

Ownership Percentage as of 12/31/03	33.4%		13.8%		48.7%

(1)	New Frontier Bancshares, Inc. is a privately held bank holding company located in St. Charles, Missouri, with total assets of $84,151,000 as of December 31, 2003.

(2)	NorthStar Bancshares, Inc. is a privately held bank holding company located in Kansas City, Missouri, with total assets of $124,353,000 as of December 31, 2003.

(3)	Mid-America Bancorp, Inc. is a privately held bank holding company located in Leawood, Kansas, with total assets of $60,603,000 as of December 31, 2003.

(4)	Includes gross core deposit intangibles.

     During February 2004, Mid-America Bancorp, Inc. repurchased 6,718 shares outstanding and recorded these shares as treasury stock.  The Company in turn purchased 7,000 treasury shares at a price of $110 per share.  The Company’s ownership percentage increased to 57% as a result of this transaction.  The Company incurred an additional core deposit intangible of approximately $264,000 as a result of this transaction.  The Company’s ownership of Mid-America is 54.9% at September 30, 2004.  As this investment is considered majority-owned, the Company has consolidated Mid-America into its September 30, 2004 financial statements.  The amount of equity and net income not owned by the Company is recorded as a minority interest in the Company’s September 30, 2004 statements.

     The following table details the Company’s cost method investments in common stock of other banking organizations that are not consolidated with the Company and in which the Company owns a less than 5% equity interest:

	(1)		(2)
	GBC Bancorp, Inc.		Integrity Bank

Date	Number of Shares	Cost	Number of Shares	Cost

	(dollars in thousands)

12/21/01	82,460	$1,154
12/02/03			69,500	$695

Total as of 12/31/03	82,460	$1,154	69,500	$695

Ownership Percentage as of 12/31/03	4.9%		4.9%

(1)	GBC Bancorp, Inc. is a privately held bank holding company located in Lawrenceville, Georgia, with total assets of $247,456,000 as of December 31, 2003.

(2)	Integrity Bank is a privately held start-up bank located in Jupiter, Florida that will not commence operations until 2004.

Results of Operations

Summary

     The Company reported net income of $8,311,000 in 2003, an increase of $759,000 or 10.1% from $7,552,000 in 2002, which had increased $23,000 or .3% from $7,529,000 in 2001. Basic earnings per share in 2003 increased 9.9% to $4.23 from $3.85 in 2002, which was a .5% increase from $3.83 in 2001. The main factors contributing to the increase in net income in 2003 were an increase in net interest income and decrease in provision for loan losses, offset somewhat by an increase in noninterest expense and provision for income taxes.  Basic earnings per share were $4.23, $3.85, and $3.83 for the years ended December 31, 2003, 2002, and 2001, respectively.

     Security gains after the related tax expense were $37,000 or .4% of net income in 2003; $96,000 or 1.3% of net income in 2002; and $128,000 or 1.7% of net income in 2001.

     The Company’s return on average assets was .95%, .95% and 1.02% for 2003, 2002, and 2001, respectively, and return on average equity was 10.52%, 10.72%, and 12.04% for 2003, 2002, and 2001, respectively.

Earning Assets, Sources of Funds, And Net Interest Margin

     Average earning assets increased 10.1% or $74,634,000 to $814,054,000 during 2003 from the 2002 average balance of $739,420,000, which increased $46,247,000 or 6.7% from the 2001 average balance of $693,173,000.  The average balance of loans increased 14.3% or $78,896,000 to $629,067,000 during 2003 from the 2002 average balance of $550,171,000, which increased $43,084,000 or 8.5% from the 2001 average balance of $507,087,000.  The 2003 increase was largely the result of significant mortgage loan refinancing that occurred in the low interest rate environment during that time period, while the 2002 increase was due to commercial and agricultural borrowings.  The average balance of other securities, primarily collateralized mortgage obligations, increased 61.8% or $12,851,000 to $33,633,000 during 2003 from the 2002 average balance of $20,782,000, which increased $14,690,000 or 241.1% from the 2001 average balance of $6,092,000.  The purchase of additional collateralized mortgage obligations in 2003 and 2002 reflected the attractive yields and cash flow characteristics of those securities relative to other investment opportunities.  These increases were partially offset by decreases in the average balances of mortgage-backed securities and securities of state and political subdivisions in 2003 and decreases in U.S. government agencies and securities of state and political subdivisions in 2002.

     The balance of interest bearing liabilities averaged $724,436,000 for 2003, an increase of $66,045,000 or 10.0% from the 2002 average balance of $658,391,000, which had increased $43,230,000 or 7.0% from the 2001 average balance.  The average balance of time and brokered time deposits increased 13.6% or $51,911,000 to $433,474,000 during 2003 from the 2002 average balance of $381,563,000, which had increased $35,964,000 or 10.4% from the 2001 average balance.  The increase in deposits was fueled in part by volatility in the stock market, leading to a shift of assets from mutual funds into FDIC-insured bank accounts.  The growth was further enhanced by deposit promotions at the Company’s subsidiary banks, which were implemented in part to fund the growth in loans.  Lesser increases were experienced in the average balances of interest bearing transaction deposits, savings deposits, money market deposits, and long-term debt.

     The Company’s net interest margin expressed as a percentage of average earning assets was 3.30% for 2003, a decrease of 21 basis points from 3.51% for 2002, which was a decrease of 4 basis points from 3.55% for 2001.  The interest spread, expressed as the difference between yield on average earning assets (stated on a fully taxable equivalent basis) and the cost of average interest-bearing liabilities, was 3.03% for 2003, a decrease of 15 basis points from 3.18% for 2002 which was an increase of 12 basis points from 3.06% for 2001.

     Interest income decreased $1,594,000 or 3.4% to $44,616,000 for 2003 compared to interest income of $46,210,000 for 2002, which had decreased $5,431,000 from $51,641,000 in 2001.  The decrease in interest income is primarily attributable to the decline in average rates earned on most categories of interest-earning assets.  The average yield on interest-earning assets fell 77 basis points to 5.48% for 2003 as compared to 6.25% for 2002, which had decreased 120 basis points from 7.45% for 2001.  Growth in the average balance of loans partially offset the impact of the decline in interest rates.

     Interest expense decreased $2,483,000 or 12.3% to $17,740,000 during 2003 as compared to interest expense of $20,223,000 for 2002, which had decreased $6,795,000 or 25.1% from $27,018,000 for 2001.  The decrease in interest expense is primarily attributable to the decline in rates paid on all categories of deposits, short-term borrowings and long-term debt.  Growth in the average balance of deposits, primarily time and brokered time deposits, partially offset the impact of the decline in interest rates.

     Net interest income increased 3.4% in 2003 to $26,876,000 from $25,987,000 in 2002, which reflected a 5.5% increase from $24,623,000 in 2001.  The decrease in interest rates throughout 2003 and 2002 led to declines in the amount of income earned on interest-earning assets as well as the amount of expense recognized on interest-bearing liabilities.  The average yield on interest-earning assets decreased 77 basis points to 5.48% in 2003 from 6.25% in 2002, which had decreased 120 basis points from 7.45% in 2001.  The change in the mix of interest-earning assets partially offset the decline in the yield on interest-earning assets as growth occurred in higher-yielding loans.  The low interest rate environment also had significant impact on the rates paid on interest-bearing liabilities with the average rate falling 62 basis points to 2.45% in 2003 from 3.07% in 2002, which had decreased by 132 basis points from 4.39% in 2001.

Provision for Loan Losses

     The provision for loan losses, which is a current charge against income, represents an amount which management believes is sufficient to maintain an adequate allowance for known and probable losses. In assessing the adequacy of the allowance for loan losses, management considers the size and quality of the loan portfolio measured against prevailing economic conditions, regulatory guidelines, and historical loan loss experience and credit quality of the portfolio. When a determination is made by management to charge off a loan balance, such write-off is charged against the allowance for loan losses.

     The provision for loan losses decreased $1,419,000 to $2,487,000 in 2003 from $3,906,000 in 2002, which had increased $1,613,000 from $2,293,000 in 2001. Net charge-offs decreased to $1,598,000 in 2003 from $3,335,000 in 2002, which had increased from $2,258,000 in 2001.  The decreases in both provision for loan losses and net charge-offs for 2003 were primarily attributable to a large agricultural loan with a loss both provided for and charged off in 2002.  Total non-performing loans increased to $5,213,000 as of December 31, 2003, from $4,096,000 as of December 31, 2002, which had decreased from $4,966,000 as of December 31, 2001.  The increase in non-performing loans in 2003 reflects continuing weakness in the agricultural sector, impacting certain borrowers’ ability to repay, but is also partially attributable to loan growth.  The decrease in non-performing loans in 2002 reflects enhanced collection efforts in the commercial loan department.  As of December 31, 2001, loans past due and still accruing included various small commercial and agricultural loans that were subsequently collected or became current due to these enhanced collection efforts.  This is evidenced by the ratio of non-performing loans to loans of .81% at December 31, 2003, which though increased from .67% at December 31, 2002, is still well below the ratio of .97% at December 31, 2001.

     Assets including non-performing loans, loans on the Company’s watch loan list, and other loans have been identified as having more than reasonable potential for loss. The watch loan list is comprised of loans which have been restructured or involve customers in industries which have been adversely affected by market conditions. The majority of these loans are being repaid in conformity with their terms.

Noninterest Income

     Noninterest income decreased 3.4% in 2003 to $10,104,000 from $10,458,000 in 2002, which reflected a 32.0% increase from $7,920,000 in 2001. The decrease in 2003 was due to a reduction in net gains on loan sales (primarily mortgage loans), partially offset by increases in other service charges and fees.  The increase in 2002 was the result of increases in net gains on loan sales, customer service fees, net increase in cash surrender value of life insurance, and loan servicing fees. As a percentage of total income, noninterest income was 18.5%, 18.5%, and 13.3% in 2003, 2002, and 2001, respectively.

     Net gains on loan sales decreased 32.3% in 2003 to $1,336,000 from $1,973,000 in 2002, which was a 917.0% increase from $194,000 in 2001.  The dramatic increase in 2002 was due to the low interest rate environment creating heavy activity in the mortgage refinancing market.  This resulted in the Company recording cash gains on loan sales as well as capitalized mortgage servicing rights.  The decrease in 2003 reflected the slow-down in mortgage refinancing from the 2002 levels, but still well above that experienced in 2001.  Net gains on loan sales, as a component of noninterest income totaled $1,336,000 (13.2%), $1,973,000 (18.9%), and $194,000 (2.4%) in 2003, 2002, and 2001, respectively.

     Loan servicing fees increased 13.9% in 2003 to $377,000 from $331,000 in 2002, which was a 43.3% increase from $231,000 in 2001.  Increases in both 2003 and 2002 were the result of the heavy activity in the mortgage refinancing market.  The unpaid principal balances of mortgage loans serviced for others increased 7.3% to $147,312,000 at December 31, 2003, from $137,299,000 at December 31, 2002, which was an increase of 26.3% from $108,714,000 at December 31, 2001.

     Customer service fees increased 1.9% in 2003 to $4,129,000 from $4,052,000 in 2002, which was a 16.4% increase from $3,482,000 in 2001.  The increases for both 2003 and 2002 were the result of management’s emphasis on fees for deposit account activity as a stable source of revenue in a low interest rate environment.  A significant portion of the increased customer service fees was due to the implementation of overdraft protection programs on demand deposit accounts at several of the Company’s subsidiary banks.

     The net increase in cash surrender value of life insurance decreased 8.6% in 2003 to $692,000 from $757,000 in 2002, which represented a 49.3% increase from $507,000 in 2001.  The decrease in 2003 was primarily due to the low interest rate environment that resulted in reduced yields on the investments, while the increase in 2002 was due to the purchase of $9,963,000 in additional life insurance policies in June of 2001.

     Net realized gains on sales of securities, as a component of noninterest income, totaled $59,000 (.6%) in 2003, $150,000 (1.4%) in 2002, and $200,000 (2.5%) in 2001.

Noninterest Expense

     Noninterest expense increased 3.4% in 2003 to $22,986,000 from $22,238,000 in 2002, which reflected an increase of 9.1% from $20,375,000 in 2001. As a percentage of total income, noninterest expenses were 42.0%, 39.2%, and 34.3% in 2003, 2002, and 2001, respectively.

     Salaries and employee benefits increased 3.2% in 2003 to $12,979,000, from $12,575,000 in 2002, which was an 8.2% increase from $11,619,000 in 2001. As a percent of average assets, salaries and employee benefits were 1.48%, 1.58%, and 1.57% in 2003, 2002, and 2001, respectively. The Company had 294, 291, and 260 full-time equivalent employees at December 31, 2003, 2002, and 2001, respectively.

     Equipment expense decreased 3.4% in 2003 to $1,603,000, from $1,660,000 in 2002, which was a 13.1% decrease from $1,910,000 in 2001.  The decreases for both 2003 and 2002 were the result of equipment becoming fully depreciated but still in service.

     Loss on foreclosed assets increased by $341,000 in 2003 to $420,000, from $79,000 in 2002, which was a $33,000 increase from $46,000 in 2001. The Company experienced more activity than normal in 2003, due to several properties repossessed in 2002 being disposed of at a loss in 2003.

     Loss on equity method investments in common stock increased by $169,000 in 2003 to $216,000, from $47,000 in 2002.  There was no loss on equity method investments in common stock in 2001.  The increase in 2003 was a result of the Company recording its share of losses incurred for the year ended December 31, 2003 for the equity method investments.  The losses on equity method investments in common stock related primarily to the Company’s 49% share of net loss for Mid-America.  Mid-America’s net loss was primarily due to provisions for loan losses recorded during 2003.  It is anticipated that the Company’s equity method investments will generate positive earnings for 2004.

     Loss on sale of fixed assets was $237,000 for 2002, with no loss reported in either 2003 or 2001.  The 2002 loss was primarily due to the disposal of fixed assets upon the closure of a branch operation of one of the Company’s wholly owned subsidiaries.

     Amortization of mortgage servicing rights decreased 1.6% in 2003 to $538,000, from $547,000 in 2002.  There was no amortization of mortgage servicing rights in 2001, as the Company began to capitalize mortgage servicing rights during 2002.  The decrease in 2003 reflected the slow-down in mortgage refinancing and reduction in prepayment speeds on mortgages from 2002 levels.

Provision for Income Taxes

     Provision for income taxes in 2003 was $3,153,000 as compared to $2,707,000 in 2002 and $2,315,000 in 2001. The provision for income taxes as a percent of income before income taxes was 27.5%, 26.4%, and 23.5%, for 2003, 2002, and 2001, respectively. The provision for income taxes as a percentage of income before income taxes increased from 2002 to 2003 due to a decrease in federally tax-exempt securities income offset somewhat by a decrease in State income taxes. The provision for income taxes as a percentage of income before income taxes increased from 2001 to 2002 due to a decrease in tax-exempt securities income, as well as the recognition in 2001 of a state tax refund resulting from an audit conducted by the state taxing authority.

     During 2002, one of the Company’s wholly owned subsidiaries, MTSB, established Mercantile Investments, Inc., a Delaware corporation that operates off shore, to manage the bank’s investment portfolio.  Mercantile Investments, Inc. began operations in 2003, and its earnings for the year ended December 31, 2003 are included in the Company’s consolidated financial statements. Part of management’s strategy in forming this subsidiary was to take advantage of current state tax laws that exclude income generated by  a subsidiary that operates off shore from state taxable income.  If the state tax law is changed in the future to no longer exclude off-shore investment income from taxable income, the Company’s income tax expense, as a percentage of income before tax, would increase.

Financial Condition

Summary

     Total assets on December 31, 2003, were $906,160,000, an increase of 8.8% from $832,924,000 on December 31, 2002. Total investment securities increased 19.9% to $185,093,000 on December 31, 2003, as compared to $154,375,000 on December 31, 2002.  Total loans, net of unearned interest and including loans held for sale, increased 5.7% to $642,556,000 on December 31, 2003, as compared to $608,152,000 on December 31, 2002.  Foreclosed assets held for sale decreased 47.6% to $743,000 on December 31, 2003, as compared to $1,418,000 on December 31, 2002.  Equity method investments in common stock increased 184.9% to $7,724,000 on December 31, 2003, as compared to $2,711,000 on December 31, 2002.  The Company also recognized core deposit intangibles of $1,809,000, net of accumulated amortization, relating to the purchase of equity method investments in common stock at December 31, 2003.  Cost method investments in common stock increased 60.2% to $1,849,000 on December 31, 2003, as compared to $1,154,000 on December 31, 2002.  The Company reported net deferred income tax assets of $835,000 on December 31, 2003, as compared to net deferred income tax liabilities of $556,000 as of December 31, 2002.  Cash surrender value of life insurance increased 4.9% to $14,705,000 on December 31, 2003, as compared to $14,013,000 on December 31, 2002.

     Total deposits increased 10.8% to $758,183,000 on December 31, 2003 as compared to $684,154,000 on December 31, 2002. Non-interest bearing deposits increased $8,449,000 or 11.8% during 2003. Interest-bearing deposits increased $65,580,000 or 10.7% during 2003.  Short-term borrowings decreased 25.9% to $14,367,000 on December 31, 2003 from $19,400,000 on December 31, 2002.

     Total stockholders’ equity increased 6.9% to $80,034,000 on December 31, 2003, as compared to $74,860,000 on December 31, 2002. Growth in equity is due primarily to $6,936,000 of earnings retained by the Company, partially offset by a net decrease of $1,762,000 in unrealized gains on available for sale securities.

     On April 26, 2004, the Company’s Board of Directors adopted the 2004 Equity Incentive Plan (“Plan”), which provides for stock-based awards.  No stock awards have been made from the Plan.

Earning Assets

     The average interest-earning assets of the Company were 92.8%, 93.1%, and 93.7%, of average total assets for the years ended December 31, 2003, 2002, and 2001, respectively.  The decrease in this percentage from 2001 to both 2002 and 2003 was primarily attributable to the increase in bank-owned life insurance and the increases in equity and cost method investments in common stock during 2002 and 2003.

Investment Securities

     The Company has classified securities as both available-for-sale and held-to-maturity as of December 31, 2003. Available-for-sale securities are held with the option of their disposal in the foreseeable future to meet investment objectives, liquidity needs or other operational needs. Securities available-for-sale are carried at fair value. As of December 31, 2003, the fair value of these securities was $158,150,000 and the amortized cost was $155,001,000. There were $3,361,000 of gross unrealized gains and $212,000 of gross unrealized losses for a net unrealized gain of $3,149,000. The after-tax effect ($1,900,000) of this unrealized gain has been included in stockholders’ equity.  The decrease in market value of available-for-sale securities was due primarily to a decrease in the market value of mortgage-backed securities due to an increase in prevailinginterest rates forthose types of securities.  Held-to-maturity securities, which are primarily comprised of mortgage-backed securities, are those securities for which the Company has the positive intent and ability to hold until maturity, and are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

     The following table sets forth information relating to the amortized cost and fair value of the Company’s available-for-sale securities:

	December 31,

	2003		2002		2001

	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(dollars in thousands)

U.S. government agencies	$6,057	$6,113	$7,326	$7,629	$14,965	$15,355
Mortgage-backed securities	98,849	100,610	90,841	94,395	111,120	111,937
State and political subdivisions	42,778	44,059	47,666	49,514	54,599	55,548
Corporate bonds	7,121	7,172	-	-	-	-
Equity securities	196	196	2,710	2,837	3,542	3,548

Total	$155,001	$158,150	$148,543	$154,375	$184,226	$186,388

     The maturities, fair values and weighted average yields of securities available-for-sale as of December 31, 2003, are:

	Due in 1 year or less		Due after 1 year through 5 years		Due after 5 years through 10 years		Due after 10 years		Mortgage-backed Securities and Equity Securities

	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Total

	(dollars in thousands)
U.S. government agencies	$3,885	6.52%	$474	6.31%	$1,211	3.52%	$543	4.07%	$-		$6,113
States and political subdivisions (1)	7,370	4.08%	19,756	3.82%	7,446	4.64%	9,487	5.10%	-		44,059
Corporate bonds	400	4.00%	2,572	4.04%	4,200	5.00%	-	0.00%	-		7,172

	11,655	4.87%	22,802	4.72%	12,857	4.39%	10,030	4.59%	-		57,344

Mortgage-backed securities	-		-		-		-		100,610	4.46%	100,610
Equity securities	-		-		-		-		196	1.63%	196

Total	$11,655		$22,802		$12,857		$10,030		$100,806		$158,150

(1)   On a tax-equivalent basis, assuming a federal income tax rate of 34%

     The following table sets forth information relating to the amortized cost and fair value of the Company’s held-to-maturity securities:

	December 31,

	2003		2002		2001

	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(dollars in thousands)
Mortgage-backed securities	$25,833	$25,668	$-	$-	$-	$-
State and political subdivisions	1,110	1,118	-	-	-	-

Total	$26,943	$26,786	$-	$-	$-	$-

     The maturities, amortized cost and weighted average yields of securities held-to-maturity as of December 31, 2003, are:

	Due in 1 year or less		Due after 1 year through 5 years		Due after 5 years through 10 years		Due after 10 years		Mortgage-backed Securities

	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Total

	(dollars in thousands)
States and political subdivisions (1)	$750	2.87%	$360	4.06%	$-	0.00%	$-	0.00%			$1,110

Mortgage-backed securities	-		-		-		-		$25,833	4.88%	25,833

Total	$750	2.87%	$360	4.06%	$-	0.00%	$-	0.00%	$25,833	4.88%	$26,943

(1)   On a tax-equivalent basis, assuming a federal income tax rate of 34%

     The Company also uses its investment portfolio to manage its tax position. Depending upon projected levels of taxable income for the Company, periodic changes are made in the mix of tax-exempt and taxable securities to achieve optimum yields on a tax-equivalent basis. Obligations of state and political subdivisions (tax-exempt obligations) as a percentage of total securities decreased to 24.4% at December 31, 2003, from 32.1% at December 31, 2002.  During 2002, one of the Company’s wholly owned subsidiaries, MTSB, established Mercantile Investments, Inc., a Delaware corporation that operates off shore, to manage the bank’s investment portfolio.  Mercantile Investments, Inc. began operations in 2003, and its earnings for the year ended December 31, 2003 are included in the Company’s consolidated financial statements. Part of management’s strategy in forming this subsidiary was to take advantage of current state tax laws that exclude income generated by off-shore subsidiaries from state taxable income.

Loan Portfolio

      The Company’s strategy with respect to loan portfolio composition is to serve the financial needs of businesses and consumers in its market areas.  A full range of lending products is offered, including commercial, real estate and consumer loans to individuals, businesses and professional organizations.  The Company’s subsidiary banks are located in predominantly rural areas of the Midwest, and most of the commercial loans are made to small- and medium-sized businesses, many in the agricultural industry or dependent on the agricultural economy.  The Company also has a substantial investment in loans secured by real estate, both commercial and residential.

      The principal economic risk associated with each category of loans is the creditworthiness of the borrower.  General economic factors affecting a borrower’s ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower’s assets, clients, suppliers and employees.  Many of the Company’s loans are made to small- and medium-sized businesses that are sometimes less able to withstand competitive, economic and financial pressures than larger borrowers.  During periods of economic weakness, these businesses may be more adversely affected than larger enterprises, and may cause increased levels of nonaccrual or other problem loans, loan charge-offs and higher provision for loan losses.

      On the other hand, the Company’s focus on lending to smaller businesses and consumers creates a more diversified portfolio that limits the damage caused by the deterioration of a particular borrower’s financial condition.

      The Company’s loan approval policy provides for various levels of officer lending authority.  When the amount of loans to a borrower exceeds the officer’s lending limit, the loan request goes to either an officer with a higher limit or the Board of Directors loan committee for approval.  Loan amounts are also subject to a variety of lending limits imposed by state and federal regulation.  In general, a loan to any one borrower cannot exceed 20% of the subsidiary bank’s statutory capital, with exceptions for loans that meet certain collateral guidelines.  In addition to these regulatory limits, the Company’s subsidiary banks impose upon themselves internal lending limits which are less than the prescribed legal limits, thus further reducing exposure to any single borrower.

      As part of the Company’s overall risk management process, a quarterly review of each subsidiary bank’s loan portfolio is performed by a team of employees independent of the lending function.  The primary objective of this review is to monitor adherence to loan policies, both regulatory and internal, and to measure the adequacy of the allowance for loan losses.  This process helps to identify any problem areas, either in a particular borrower’s financial condition, or in the bank’s underwriting function, and assists the Board of Directors and management in focusing resources to address the problems before they result in financial loss to the Company.

     Total loans, including loans held for sale, before allowance for loan losses, increased 5.7% to $642,556,000 as of December 31, 2003 from $608,152,000 as of December 31, 2002. Residential real estate mortgage loans (not held for sale) increased $41,698,000, or 37.2%, to $153,843,000 in 2003 from $112,145,000 in 2002. In 2003’s low interest rate environment, the Company experienced significant refinancing activity. The Company has no loans to foreign companies or governments. Commitments under standby letters of credit, unused lines of credit and other conditionally approved credit lines, totaled approximately $93,417,000 as of December 31, 2003.

      The loan portfolio includes a concentration of loans for commercial real estate amounting to approximately $191,654,000 and $187,414,000 as of December 31, 2003 and 2002, respectively.  The commercial real estate loans are included in the real estate – mortgage amount on the following table.  The commercial real estate loans as of December 31, 2003 include $83.7 million in total loans that are collateralized by commercial real estate in the Quincy, Illinois geographic market.  The Company does not have a dependence on a single customer or group of related borrowers.  Generally, these loans are collateralized by assets of the borrowers. The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers. Credit losses arising from lending transactions for commercial real estate entities are comparable with the Company’s credit loss experience on its loan portfolio as a whole.

     The following table reflects the Company’s loan composition:

	December 31,

	2003		2002		2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

	(dollars in thousands)

Commercial, financial, and agricultural	$204,912	31.89%	$202,557	33.31%	$164,939	32.13%	$172,568	34.30%	$176,091	36.19%
Real estate - farmland	60,735	9.45%	62,291	10.24%	53,465	10.41%	51,986	10.33%	48,294	9.93%
Real estate - construction	18,861	2.94%	24,217	3.98%	17,859	3.48%	19,784	3.93%	16,711	3.44%
Real estate - mortgage (1)	270,520	42.10%	235,521	38.73%	204,992	39.93%	179,705	35.71%	161,567	33.22%
Installment loans to individuals	87,528	13.62%	83,566	13.74%	72,124	14.05%	79,137	15.73%	83,732	17.22%

Total loans (1)	$642,556	100.00%	$608,152	100.00%	$513,379	100.00%	$503,180	100.00%	$486,395	100.00%

(1)   Includes loans held for sale

     The following table sets forth remaining maturities of selected loans (excluding certain real estate-farmland, real estate-mortgage loans and installment loans to individuals) at December 31, 2003:

	1 Year or Less	1 to 5 Years	Over 5 Years	Total

	(dollars in thousands)

Commercial, financial, and agricultural	$124,039	$59,023	$21,850	$204,912
Real estate - construction	18,861	0	0	18,861

Total	$142,900	$59,023	$21,850	$223,773

Interest rate sensitivity of selected loans
Fixed rate	$44,403	$27,203	$5,228	$76,834
Adjustable rate	98,497	31,820	16,622	146,939

Total	$142,900	$59,023	$21,850	$223,773

     The following table shows activity affecting the allowance for loan losses:

	Years ended December 31,

	2003	2002	2001	2000	1999

	(dollars in thousands)

Average loans outstanding during year	$629,067	$550,171	$507,087	$483,018	$446,582

Allowance for loan losses:
Balance at beginning of year	$4,941	$4,370	$4,335	$3,904	$3,967

Loans charged-off:
Commercial, financial, and agricultural	865	2,622	1,136	2,025	1,465
Real estate - farmland	16	23	-	5	27
Real estate - construction	-	-	-	-	-
Real estate - mortgage	300	368	530	413	357
Installment loans to individuals	879	846	1,008	875	510

Total charge-offs	2,060	3,859	2,674	3,318	2,359

Recoveries:
Commercial, financial, and agricultural	300	341	166	1,160	490
Real estate - farmland	17	23	9	70	30
Real estate - construction	-	-	-	-	-
Real estate - mortgage	13	2	43	75	212
Installment loans to individuals	132	158	198	122	320

Total recoveries	462	524	416	1,427	1,052

Net charge-offs	1,598	3,335	2,258	1,891	1,307
Provision for loan losses	2,487	3,906	2,293	2,322	1,244

Balance at end of year	$5,830	$4,941	$4,370	$4,335	$3,904

Allowance for loan losses as a percent of total loans outstanding at year end (1)	0.91%	0.81%	0.85%	0.86%	0.80%

Allowance for loan losses as a percent of total nonperforming loans	111.84%	120.63%	88.00%	119.26%	104.81%

Ratio of net charge-offs to average total loans	0.25%	0.61%	0.45%	0.39%	0.29%

(1)   Includes loans held for sale

     The following table sets forth the allowance for loan losses by loan categories as of December 31 for each of the years indicated:

	2003		2002		2001		2000		1999
	Amount	% of Total Loans*	Amount	% of Total Loans*	Amount	% of Total Loans*	Amount	% of Total Loans*	Amount	% of Total Loans*

	(dollars in thousands)

Commercial, financial, and agricultural	$2,273,700	31.89%	$1,926,990	33.31%	$1,704,300	32.13%	$1,690,650	34.30%	$1,522,560	36.19%
Real estate - farmland	107,272	9.45%	136,372	10.24%	100,510	10.41%	99,705	10.33%	107,750	9.93%
Real estate - construction	241,362	2.94%	272,743	3.98%	201,020	3.48%	279,174	3.93%	179,584	3.44%
Real estate - mortgage	2,333,166	42.10%	1,863,745	38.73%	1,708,670	39.93%	1,615,221	35.71%	1,508,506	33.22%
Installment loans - consumer	874,500	13.62%	741,150	13.74%	655,500	14.05%	650,250	15.73%	585,600	17.22%

Total	$5,830,000	100.00%	$4,941,000	100.00%	$4,370,000	100.00%	$4,335,000	100.00%	$3,904,000	100.00%

*Total Loans	$637,937,000		$582,682,000		$482,871,000		$479,036,000		$481,372,000

Non-Performing Loans

     It is management’s policy to place loans on non-accrual status when interest or principal is 90 days or more past due. Such loans may continue on accrual status only if they are both well-secured and in the process of collection.

     The following table sets forth information concerning non-performing loans at December 31 for each of the years indicated:

	At December 31,

	2003	2002	2001	2000	1999

	(dollars in thousands)

Non-accrual loans (1)
Commercial, financial, and agricultural	$2,059	$1,257	$1,320	$792	$1,047
Real estate - farmland	593	377	569	371	282
Real estate - construction	-	-	22	-	-
Real estate - mortgage	844	852	797	825	619
Installment loans to individuals	433	685	431	178	36

Total non-accrual loans (1)	3,929	3,171	3,139	2,166	1,984

Loans 90 days past due and still accruing	1,274	870	1,808	1,246	1,560
Restructured loans	10	55	19	223	181

Total nonperforming loans	5,213	4,096	4,966	3,635	3,725

Repossessed assets	795	1,479	1,113	431	472

Other assets acquired in satisfaction of debts previously contracted	-	-	-	-	-

Total nonperforming other assets	795	1,479	1,113	431	472

Total nonperforming loans and nonperforming other assets	$6,008	$5,575	$6,079	$4,066	$4,197

Nonperforming loans to loans, before allowance for loan losses	0.81%	0.67%	0.97%	0.72%	0.77%

Nonperforming loans and nonperforming other assets to loans, before allowance for loan losses	0.94%	0.92%	1.18%	0.81%	0.86%

(1)	Interest income that would have been recorded in 2003 related to nonaccrual loans was $233 thousand, none of which is included in interest income or net income for 2003.

     The ratio of non-performing loans and non-performing other assets to totalloans, before allowance for loan losses, increased slightly in 2003 to 0.94% as of December 31, 2003 from 0.92% as of December 31, 2002.  This followed a decrease in 2002 from 1.18% as of December 31, 2001.  The decrease in the ratio in 2002 was due primarily to one large agricultural loan in past due status at December 31, 2001 that was charged off in 2002.  Following that charge-off in 2002, and in an effort to limit future charge-offs, management reviewed and tightened underwriting standards for agricultural loans, resulting in the ratio increasing only slightly during 2003.  Both non-accrual loans and past due loans increased during 2003 due to some continuing weakness in the agricultural economy, brought on by drought conditions in some areas and generally low commodity prices for all agricultural borrowers.  The increase in non-accrual and past due loans was partially offset by a decrease in repossessed assets as of December 31, 2003, as a result of the sale in 2003 of a large commercial property in repossessed assets as of December 31, 2002.  Management feels that the tightened underwriting standards implemented in 2002, along with an improving economy, will create a downward trend in this ratio for 2004 and beyond.

      A loan is considered to be impaired when, based on current information and events, it is probable the Company will not be able to collect all amounts due. The accrual of interest income on impaired loans is discontinued when there is reasonable doubt as to the borrower’s ability to meet contractual payments of interest or principal. Impaired loans decreased 14.3% to $10,987,000 as of December 21, 2003, compared to $12,816,000 as of December 31, 2002, primarily due to the tightened underwriting standards referred to above.  All non-performing loans were included in impaired loans as of December 31, 2003 and 2002, respectively.  The amount of impairment for impaired loans is measured on a loan-by-loan basis to determine exposure, if any, to be included in the allowance for loan losses.  The amount of the impairment, if any, included in the allowance for loan losses is calculated either by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.  The Company believes that it has adequately reserved for any potential loss on impaired loans.  Interest income of $526,000, $772,000 and $792,000 was recognized on impaired loans on an accrual basis in 2003, 2002 and 2001, respectively, while interest income of $515,000, $529,000 and $765,000 was recognized on a cash basis for 2003, 2002 and 2001, respectively.

Potential Problem Loans

     Potential problem loans are those loans which are not categorized as impaired, non-accrual, past due or restructured, but where current information indicates that the borrower may not be able to comply with present loan repayment terms. Management assesses the potential for loss on such loans as it would with other problem loans.  Management feels that these loans are substantially collateralized and has considered the effect of any potential loss in determining its allowance for possible loan losses. Potential problem loans totaled $24,757,000 at December 31, 2003. There are no other loans identified which management reasonably expects will materially impact future operating results, liquidity or capital resources. There are no other credits identified about which management is aware of any information which causes management to have serious doubts as to the ability of such borrower(s) to comply with the loan repayment terms.

Other Interest-Bearing Assets

     There are no other interest-bearing assets that are categorized as impaired.

Other Assets

     Foreclosed assets held for sale decreased 47.6% to $743,000 on December 31, 2003, as compared to $1,418,000 on December 31, 2002, due primarily to one commercial property sold during 2003.

     Equity method investments in common stock increased 184.9% to $7,724,000 on December 31, 2003, as compared to $2,711,000 on December 31, 2002.  This increase was primarily due to the purchase of additional common stock of New Frontier Bancshares, Inc. and NorthStar Bancshares, Inc., as well as the purchase of 48.7% of the common stock of Mid-America Bancorp, Inc.  The Company also adjusted the carrying amounts of its investments to reflect its share of the respective income and losses of the equity method investments.  The Company recognized core deposit intangibles of $1,809,000, net of accumulated amortization, relating to the equity method investments in common stock as of December 31, 2003.

     Cost method investments in common stock increased 60.2% to $1,849,000 on December 31, 2003, as compared to $1,154,000 on December 31, 2002, due to the purchase of 4.9% of the common stock of Integrity Bank.

     The Company reported net deferred income tax assets of $835,000 on December 31, 2003, as compared to net deferred income tax liabilities of $556,000 as of December 31, 2002. This was primarily due to a decrease in the deferred tax liability related to the net unrealized gains on available-for-sale securities and an increase in the deferred tax asset related to the allowance for loan losses from December 31, 2002 to December 31, 2003.

     Cash surrender value of life insurance increased 4.9% to $14,705,000 on December 31, 2003, as compared to $14,013,000 on December 31, 2002, due to earnings generated by the underlying policies on the lives of certain employees of the Company.

Deposits

      As indicated in the following table, average total deposits increased 11.2% in 2003 to $727,308,000 from $653,831,000 in 2002, which was an increase of 7.3% from $609,147,000 in 2001.  As a percentage of average total deposits, there were increases in noninterest-bearing deposits and time deposits, and decreases in interest-bearing demand deposits and savings and money market deposits from 2001 to 2002 and 2003.  Average noninterest-bearing deposits increased to 9.5% for 2003, from 9.2% for 2002, which was an increase from 9.1% for 2001.  Average time deposits increased to 59.6% for 2003, from 58.3% for 2002, which was an increase from 56.6% for 2001.  Average interest-bearing demand deposits decreased to 12.4% for 2003, from 12.8% for 2002, which was a decrease from 13.4% for 2001.  Average savings and money market deposits decreased to 18.5% for 2003, from 19.7% for 2002, which was a decrease from 20.9% for 2001.  The increase in deposits was fueled in part by volatility in the stock market, leading to a shift in customer assets from mutual funds into FDIC-insured bank accounts.  The growth was further enhanced by deposit promotions at the Company’s subsidiary banks, which were implemented in part to fund the growth in loans.

	December 31,

	2003			2002			2001

	Average Balance	% Total	Average Rate	Average Balance	% Total	Average Rate	Average Balance	% Total	Average Rate
	(dollars in thousands)

Non-interest bearing demand deposits	$68,744	9.5%	0.00%	$60,009	9.2%	0.00%	$55,201	9.1%	0.00%
Interest bearing demand deposits	90,269	12.4%	0.34%	83,717	12.8%	0.65%	81,333	13.4%	1.45%
Savings/Money market	134,821	18.5%	0.91%	128,542	19.7%	1.52%	127,014	20.9%	3.47%
Time deposits	433,474	59.6%	3.16%	381,563	58.3%	3.94%	345,599	56.6%	5.31%

Total	$727,308	100.0%	2.31%	$653,831	100.0%	2.95%	$609,147	100.0%	4.32%

     Certificates of deposit of $100,000 and over and other deposits of $100,000 and over at December 31, 2003, had the following maturities at December 31, 2003:

December 31, 2003
(dollars in thousands)

Under 3 months	$103,183
3 months to 6 months	29,637
6 months to 12 months	26,140
Over 12 months	53,680

$212,640

Short-term Borrowings

     The following table sets forth the distribution of short-term borrowings and weighted average interest rates thereon at the end of each of the last three years.  Federal funds purchased and securities sold under agreements to repurchase generally represent overnight borrowing transactions.  Other short-term borrowings consist of various demand notes and notes with maturities of less than one year.

	Federal funds purchased and securities sold under agreements to repurchase	Other short-term borrowings

	(dollars in thousands)

2003
Balance, December 31, 2003	$13,458	$909
Weighted average interest rate at end of period	1.00%	0.75%
Maximum amount outstanding at any month end	$19,748	$3,794
Average daily balance	$15,304	$1,109
Weighted average interest rate during period (1)	1.46%	0.90%

2002
Balance, December 31, 2002	$15,400	$4,000
Weighted average interest rate at end of period	1.50%	1.00%
Maximum amount outstanding at any month end	$22,147	$4,000
Average daily balance	$15,074	$1,508
Weighted average interest rate during period (1)	2.00%	1.39%

2001
Balance, December 31, 2001	$12,546	$697
Weighted average interest rate at end of period	2.00%	1.25%
Maximum amount outstanding at any month end	$20,762	$3,897
Average daily balance	$12,116	$1,564
Weighted average interest rate during period (1)	3.43%	3.26%

(1)	The weighted average interest rate is computed by dividing total interest for the year by the average daily balance outstanding.

Liquidity

      Liquidity management is the process by which the Company ensures that adequate liquid funds are available to meet the present and future cash flow obligations arising in the daily operations of the business. These financial obligations consist of needs for funds to meet commitments to borrowers for extensions of credit, funding capital expenditures, withdrawals by customers, maintaining deposit reserve requirements, servicing debt, paying dividends to shareholders, and paying operating expenses.  The Company had no commitments for capital expenditures or other known and reasonably likely cash requirements at December 31, 2003.  At September 30, 2004, the Company has a building commitment of $2,081,000 for the new main banking center in Carthage, Illinois.

     The Company’s most liquid assets are cash and due from banks, interest-bearing demand deposits, and federal funds sold. The balances of these assets are dependent on the Company’s operating, investing, lending, and financing activities during any given period.

     Average liquid assets are summarized in the table below:

	Years ended December 31,
	2003	2002	2001

	(dollars in thousands)

Cash and due from banks	$19,844	$17,401	$17,001
Interest-bearing demand deposits	5,647	1,412	2,830
Federal funds sold	5,759	8,558	12,526

Total	$31,250	$27,371	$32,357

Percent of average total assets	3.56%	3.45%	4.37%

      The Company’s primary sources of funds consist of deposits, investment maturities and sales, loan principal repayment, sales of loans, and capital funds. Additional liquidity is provided by bank lines of credit, repurchase agreements and the ability to borrow from the Federal Reserve Bank and Federal Home Loan Bank. The Company has an operating line of credit with US Bank National Association in the amount of $10,000,000, of which $1,967,000 was available as of December 31, 2003.  This line of credit had a balance of $8,033,000 at December 31, 2003 and September 30, 2004 and has been renewed until June 30, 2005.

      The Company has incurred long-term debt primarily for the purposes of purchasing minority interests in various banks, funding loans at each of the Company’s subsidiary banks, and for the purpose of replacing run-off of deposits and other funding sources.  At December 31, 2003, the Company had long-term debt in the amount of $48,185,000 of which $40,152,000 consisted of Federal Home Loan Bank advances, which are secured by U.S. Government agency and mortgage-backed securities and all stock in the Federal Home Loan Bank owned by the Company.  Interest rates of these advances vary from 3.2% to 6.2%.  Maturities begin in 2004 and continue through 2014.

      The Company uses derivative instruments to manage interest rate risk.  At December 31, 2003, the Company had entered into interest rate swap agreements with a notional amount totaling $15,000,000.  The fair value of the derivatives at December 31, 2003 was not material to the financial statements.

     As indicated in the table above, average liquid assets increased 14.2% to $31,250,000 in 2003, from $27,371,000 in 2002, which decreased 15.4% from $32,357,000 in 2001.  As a percent of average total assets, average liquid assets decreased from 4.37% in 2001 to 3.45% in 2002, but increased to 3.56% in 2003.  Steady loan demand in 2002 and 2003 has caused the reduction in average liquid assets from the level maintained in 2001 (as a percent of average total assets), but management is confident that the current level is adequate to meet anticipated cash flow obligations.

     An additional source of liquidity that can be managed for short-term and long-term needs is the Company’s ability to securitize or package loans (primarily mortgage loans) for sale. During 2003 and 2002 the Company realized increased activity in the origination and sale of loans held for sale due to the low interest-rate environment. The Company sold $98,486,000 in mortgage loans during 2003 and $97,033,000 during 2002. As of December 31, 2003, the Company carried $4,619,000 in loans held for sale that management intends to sell during 2004.

     The Company also realized steady growth in loans held for investment during 2003. This loan growth was funded primarily through deposit growth.

     The objective of liquidity management by the Company is to ensure that funds will be available to meet demand in a timely and efficient manner. Based upon the level of investment securities that reprice within 30 days and 90 days, management currently believes that adequate liquidity exists to meet all projected cash flow obligations.

     The Company achieves a satisfactory degree of liquidity through actively managing both assets and liabilities. Asset management guides the proportion of liquid assets to total assets, while liability management monitors future funding requirements and prices liabilities accordingly.

     As of December 31, 2003, the total amount of certificates scheduled to mature in the following 12 months was $268,350,000.

     The following table presents additional information about our contractual obligations as of December 31, 2003, which by their terms have contractual maturity and termination dates subsequent to December 31, 2003:

	Next 12 Months	13-36 Months	37-60 Months	More than 60 Months	Totals

	(dollars in thousands)

Contractual obligations:
Certificates of deposit	$268,350	$145,341	$37,329	$3,604	$454,624
Long-term borrowing	12,218	2,150	23,325	10,492	48,185
Interest payments on long-term borrowings	2,150	1,766	1,730	3,734	9,380
Minimum operating lease commitments	192	253	22	-	467

Totals	$282,910	$149,510	$62,406	$17,830	$512,656

(1)

The long-term borrowings included Federal Home Loan Bank advances totaling $40,152 at fixed rates ranging from 3.2% to 6.2%. The remaining borrowings are comprised of a bank note payable totaling $8,033 at a variable rate of interest, due June 30, 2004.

      At September 30, 2004, the Company has a building commitment of $2,081,000 for the new main banking center in Carthage, Illinois.  The building is expected to be completed in the summer of 2005.  The Company has no other signed commitments for purchase obligations or other long-term obligations.

     At December 31, 2003, the Company had outstanding unused lines of credit to borrowers aggregating $83,366,000 for commercial lines, and $1,027,000 for consumer lines of credit.

     The following table presents additional information about our unfunded commitments as of December 31, 2003, which by their terms have contractual maturity dates subsequent to December 31, 2003:

	Next 12 Months	13-36 Months	37-60 Months	More than 60 Months	Totals

	(dollars in thousands)

Unfunded commitments:
Letters of credit	$6,311	$114	$2,599	$-	$9,024
Lines of credit	64,910	5,729	3,255	10,499	84,393

Totals	$71,221	$5,843	$5,854	$10,499	$93,417

     The Company’s banking subsidiaries routinely enter into commitments to extend credit in the normal course of their business.  At December 31, 2003, the Company had outstanding commitments to originate loans aggregating approximately $93,460,000.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.  Loan commitments at fixed rates of interest amounted to $18,721,000 at December 31, 2003, with the remainder at floating market rates.  The balance of commitments to extend credit represents future cash requirement and some of these commitments may expire without being drawn upon. The Company anticipates it will have sufficient funds available to meet its current loan commitments, including loan applications received and in process prior to the issuance of firm commitments.

     The Company believes that it has adequate resources to fund all of its commitments.

Rate Sensitive Assets and Liabilities

     Interest rate sensitivity is a measure of the volatility of the net interest margin as a consequence of changes in market rates. The rate-sensitivity chart shows the interval of time in which given volumes of rate-sensitive earning assets and rate-sensitive interest-bearing liabilities would be responsive to changes in market interest rates based on their contractual maturities or terms for repricing. It is however, only a static, single-day depiction of the Company’s rate sensitivity structure, which can be adjusted in response to changes in forecasted interest rates.

The following table sets forth the static rate-sensitivity analysis of the Company as of December 31, 2003:

	Rate Sensitive Within

	1 year	1-2 years	2-3 years	3-4 years	4-5 years	Thereafter	Total	Fair Value

	(dollars in thousands)

Interest bearing deposits	$5,499	$-	$-	$-	$-	$-	$5,499	$5,499
Federal funds sold	596	-	-	-	-	-	596	596
Securities
U.S. Treasuries and agencies	5,158	-	-	-	955	-	6,113	6,113
Mortgage-backed securities	16,339	26,137	24,002	42,769	10,318	6,878	126,443	126,278
State and political subdivisions	12,136	8,167	11,840	1,898	3,338	7,790	45,169	45,177
Corporate bonds	100	-	2,522	-	4,550	-	7,172	7,172
Equity securities	-	-	-	-	-	196	196	196
Loans	337,777	84,064	80,639	61,867	31,284	46,925	642,556	652,303

Total rate-sensitive assets	$377,605	$118,368	$119,003	$106,534	$50,445	$61,789	$833,744	$843,334

Interest bearing transaction deposits	$17,950	$10,865	$2,853	$1,564	$1,540	$13,856	$48,628	$48,628
Savings deposits	6,897	4,946	2,083	2,071	2,040	18,360	36,397	36,397
Money market deposits	63,248	3,530	4,265	-	6,718	60,463	138,224	138,224
Time and brokered time deposits	276,512	83,155	87,535	64	736	6,622	454,624	456,758
Short-term borrowings	14,367	-	-	-	-	-	14,367	14,367
Long-term debt	12,218	1,000	1,150	2,325	21,343	10,149	48,185	49,064

Total rate-sensitive liabilities	$391,192	$103,496	$97,886	$6,024	$32,377	$109,450	$740,425	$743,438

Rate sensitive assets-
rate sensitive liabilities	$(13,587)	$14,872	$21,117	$100,510	$18,068	$(47,661)	$93,319	$99,896

Cumulative Gap	$(13,587)	$1,285	$22,402	$122,912	$140,980	$93,319

Cumulative amounts as% of
total rate-sensitive assets	-1.63%	0.15%	2.69%	14.74%	16.91%	11.19%

Cumulative Ratio	0.97%	1.14%	1.22%	17.68%	1.56%	0.56%

      The foregoing table shows a negative (liability-sensitive) rate-sensitivity gap of $13,587,000 in the 1-year repricing category as there were more liabilities subject to repricing during that time period than there were assets subject to repricing within that same time period.  Beyond the 1-year time frame, the volume of assets subject to repricing exceeds the volume of liabilities subject to repricing for all time periods except the over 5-year period.  On a cumulative basis, the gap is asset-sensitive through five years in the amount of $140,980,000.  The Company’s cumulative asset-sensitive gap structure will allow net interest margin to grow if interest rates increase during the respective time frames as asset rates would reprice more quickly than the rates on rate-sensitive liabilities.  Although the 1-year time frame reflects a negative gap, the Company has substantially more assets than liabilities repricing within the first 30 days of the year.  This positive 30-day gap will allow the Company to benefit from rising interest rates within the 1-year time frame as well.

     The funds management policies of the Company require the subsidiary banks to monitor their rate-sensitivity positions so that net interest income over the next twelve months will not be reduced by more than 10% given a change in interest rates of up to 200 basis points (plus or minus).  As of December 31, 2003, management feels that the banks and the Company, on a consolidated basis, are within those guidelines.

Capital Resources

     Other than from the issuance of common stock, the Company’s primary source of capital is net income retained by the Company. During the year ended December 31, 2003, the Company earned $8,311,000 and paid dividends of $1,375,000 to stockholders, resulting in a retention of current earnings of $6,936,000.

     The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies and their subsidiary banks. Risk-based capital ratios are established by allocating assets and certain off-balance sheet commitments into four risk-weighted categories. These balances are then multiplied by the factor appropriate for that risk-weighted category. The guidelines require bank holding companies and their subsidiary banks to maintain a total capital to total risk-weighted asset ratio of not less than 8.00%, of which at least one half must be Tier 1 capital, and a Tier 1 leverage ratio of not less than 4.00%. As of December 31, 2003, the Company had a total capital to total risk-weighted asset ratio of 11.7%, a Tier 1 capital to risk-weighted asset ratio of 10.8% and a Tier 1 leverage ratio of 8.0%.  As these ratios indicate, the Company exceeds the regulatory capital guidelines.  Likewise, the individual ratios for each of the Company’s bank subsidiaries also exceed the regulatory guidelines.

     Without prior approval, the subsidiary banks are restricted as to the amount of dividends that they may declare to the balance of the retained earnings account, adjusted for defined bad debts.  The banks’ retained earnings available for dividends to the Company at December 31, 2003 totaled $37,605,000.  As a practical matter, the subsidiary banks restrict dividends to a lesser amount because of the desire to maintain an adequate capital structure.  Despite these restrictions, management feels that it has sufficient resources available to meet its capital and funding needs.

Regulatory Considerations

     It is management’s belief that there are no current recommendations by the regulatory authorities that, if implemented, would have a material effect on the Company’s liquidity, capital resources, or operations.

Impact of Accounting Changes

     In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.  SFAS 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity.  It requires that an issuer classify a financial instrument that is within its scope as a liability.  The FASB’s Staff Position 150-3 deferred indefinitely the guidance in SFAS No. 150 on certain mandatorily redeemable noncontrolling interests.  The adoption of SFAS No. 150 will have no impact on the Company’s financial position or results of operations.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, and in December 2003 the FASB deferred certain effective dates of Interpretation No. 46.  For all variable interest entities other than special purpose entities, the revised Interpretation is effective for periods ending after March 15, 2004.  For variable interest entities meeting the definition of special purpose entities under earlier accounting rules, the Interpretation remains effective for periods ending after December 31, 2003.  The Interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.  Currently, entities are generally consolidated by an enterprise when it has a controlling interest through ownership of a majority voting interest in the entity.  The Company has determined that it has no such interests.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-based Compensation – Transition And Disclosure, which provides guidance for transition from the intrinsic value method of accounting for stock-based compensation under Accounting Principles Board (“APB”) Opinion No. 25 to SFAS No. 123’s fair value method of accounting, if a company so elects.  On April 26, 2004, the Company’s Board of Directors adopted the 2004 Equity Incentive Plan (“Plan”), which provides for stock-based awards.  At present, no stock awards have been made from the Plan.  Therefore, the effect of the adoption of this statement on the Company cannot be determined currently.

     In November 2002, FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others was issued.  FIN 45 requires the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The most significant FIN 45 instruments of the Company are standby letters of credit.  The required FIN 45 disclosure has been incorporated into Note 20.

     In March 2004, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (SAB) No. 105, Loan Commitments Accounted for as Derivative Investments, which provides guidance on the accounting for loan commitments that relate to the origination of mortgage loans that will be held for resale pursuant to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities which was released in 1998 and FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities which was issued in 2003.  This SAB states that loan commitments that relate to the origination of mortgage loans that will be held for resale are written options from the perspective of the prospective lender.  Thus, upon the origination of a loan commitment, the fair value of the loan commitment should be recorded as a liability with the offset to expense to the extent consideration has not been received.  The written option would remain a liability until the expiration or culmination of the contract.  The provisions of SAB 105 are effective for derivatives entered into after March 31, 2004.  Retroactive application is not required.  The Company does not expect the adoption of this SEC recommendation to materially impact the Company’s financial statements or results of operations.

Critical Accounting Policies

     The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry.  The Company’s significant accounting policies are described in detail in the notes to the Company’s consolidated financial statements for the year ended December 31, 2003.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions.  The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results.  Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company’s financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

     Allowance for Loan Losses – The allowance for loan losses provides coverage for probable losses inherent in the Company’s loan portfolio.  Management evaluates the adequacy of the allowance for loan losses each quarter based on changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors.  This evaluation is inherently subjective, as it requires the use of significant management estimates.  Many factors can affect management’s estimates of specific and expected losses, including volatility of default probabilities, rating migrations, loss severity and economic and political conditions.  The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

     The Company determines the amount of the allowance based on relative risk characteristics of the loan portfolio.  The allowance recorded for commercial loans is based on reviews of individual credit relationships and an analysis of the migration of commercial loans and actual loss experience.  The allowance recorded for homogeneous consumer loans is based on an analysis of loan mix, risk characteristics of the portfolio, fraud loss and bankruptcy experiences, and historical losses, adjusted for current trends, for each homogeneous category or group of loans.  The allowance for loan losses relating to impaired loans is based on the loan’s observable market price, the collateral for certain collateral–dependent loans, or the discounted cash flows using the loan’s effective interest rate.

     Regardless of the extent of the Company’s analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolio.  This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends.  Volatility of economic or customer-specific conditions affecting the identification and estimation of losses for larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogeneous groups of loans are among other factors.  The Company estimates a range of inherent losses related to the existence of the exposures.  The estimates are based upon the Company’s evaluation of imprecision risk associated with the commercial and consumer allowance levels and the estimated impact of the current economic environment.

      Mortgage Servicing Rights – Mortgage servicing rights (“MSRs”) associated with loans originated and sold, where servicing is retained, are capitalized and included in the consolidated balance sheet.  The value of the capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio.  Critical accounting policies for MSRs related to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of MSRs requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance.  Events that may significantly affect the estimates used are changes in interest rates, mortgage loan prepayment speeds and the payment performance of the underlying loans.  The carrying value of the MSRs is periodically reviewed for impairment based on a determination of fair value.  For purposes of measuring impairment, the servicing rights are compared to a valuation prepared based on a discounted cash flow methodology, utilizing current prepayment speeds and discount rates.  Impairment, if any, is recognized through a valuation allowance and a corresponding charge in the income statement.  Significant fluctuations in the interest rate environment can significantly impact the prepayment speeds of the underlying mortgage loans.  However, utilizing reasonable future prepayment speed assumptions, impairment, if any, on the recorded amount of the MSRs would not have a material impact on the Company.

      Intangible Assets – Management periodically assesses the impairment of its goodwill and the recoverability of its core deposit intangibles.  Impairment is the condition that exists when the carrying amount of goodwill or core deposit intangibles exceeds fair value.  If actual external conditions and future operating results differ from management’s judgments, impairment and/or increased amortization charges may be necessary to reduce the carrying value of these assets to the appropriate value.

Revenue Recognition

     Income on interest-earning assets is accrued based on the effective yield of the underlying financial instruments. A loan is considered to be impaired when, based on current information and events, it is probable the Company will not be able to collect all amounts due. The accrual of interest income on impaired loans is discontinued when there is reasonable doubt as to the borrower’s ability to meet contractual payments of interest or principal.

     Income recognized on service charges, trust fees, commissions, and loan gains is recognized based on contractual terms and are accrued based on estimates, or are recognized as transactions occur or services are provided. Income from the servicing of sold loans is recognized based on estimated asset valuations and transaction volumes. While these estimates and assumptions may be considered complex, the Company has implemented controls and processes to ensure the reasonableness of these accruals.

Effect of Inflation

     The effect of inflation on a financial institution differs significantly from the effect on an industrial company. While a financial institution’s operating expenses, particularly salary and employee benefits, are affected by general inflation, the asset and liability structure of a financial institution consists largely of monetary items. Monetary items, such as cash, loans and deposits, are those assets and liabilities that are or will be converted into a fixed number of dollars regardless of changes in prices. As a result, changes in interest rates have a more significant impact on a financial institution’s performance than does general inflation. For additional information regarding interest rates and changes in net interest income see “Selected Statistical Information.”

Selected Statistical Information

The following tables contain information concerning the consolidated financial condition and operations of the Company for the periods, or as of the dates, shown. All average information is provided on a daily average basis.

Consolidated Average Balance Sheets

     The following table shows the consolidated average balance sheets, detailing the major categories of assets and liabilities, the interest income earned on interest-earnings assets, the interest expense paid for interest-bearing liabilities, and the related interest rates:

	At December 31	Years Ended December 31,

	2003	2003			2002			2001

	Yield/Cost	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate

	(dollars in thousands)

Assets
Interest-bearing demand deposits	3.42%	$5,647	$188	3.33%	$4,212	$189	4.49%	$2,830	$136	4.81%
Federal funds sold	1.44%	5,759	50	0.87%	8,558	127	1.48%	12,526	492	3.93%
Securities:
Taxable
U.S. government agencies	4.13%	9,960	381	3.83%	12,188	689	5.65%	21,795	1,323	6.07%
Mortgage-backed securities	4.55%	84,232	3,747	4.45%	87,867	4,901	5.58%	81,253	5,032	6.19%
Other securities	1.63%	33,633	807	2.40%	20,782	867	4.17%	6,092	222	3.64%

Total taxable		127,825	4,935	3.86%	120,837	6,457	5.34%	109,140	6,577	6.02%
Non-taxable - State and political subdivisions (3)	4.42%	41,937	1,942	4.63%	52,152	2,270	4.35%	58,392	2,691	4.61%
Loans (net of unearned discount) (1)(2)	5.84%	629,067	37,226	5.92%	550,171	37,016	6.73%	507,087	41,552	8.19%
Federal Home Loan Bank stock	6.83%	3,819	275	7.20%	3,490	151	4.33%	3,198	193	6.04%

Total interest-earning assets (1)		$814,054	$44,616	5.48%	$739,420	$46,210	6.25%	$693,173	$51,641	7.45%

Cash & due from banks		$19,844			$17,401			$17,001
Premises and equipment		12,596			10,853			9,878
Foreclosed assets held for sale, net		1,044			1,193			577
Equity method investment in common stock		5,218			2,933			2,237
Cost method investment in common stock		1,502			577			—
Interest receivable		6,244			6,464			7,878
Cash surrender value of life insurance		14,377			13,619			8,247
Allowance for loan loss		(5,383)			(4,640)			(4,573)
Other		7,963			6,521			5,698

Total Assets		$877,459			$794,341			$740,116

Liabilities
Interest-bearing transaction deposits	0.33%	$90,269	$303	0.34%	$83,717	$541	0.65%	$81,333	$1,183	1.45%
Savings deposits	0.76%	44,520	329	0.74%	40,097	630	1.57%	34,357	1,233	3.59%
Money-market deposits	1.04%	90,301	904	1.00%	88,445	1,329	1.50%	92,657	3,175	3.43%
Time and brokered time deposits	3.01%	433,474	13,696	3.16%	381,563	15,038	3.94%	345,599	18,351	5.31%
Short-term borrowings	1.62%	16,413	233	1.42%	16,582	322	1.94%	13,680	476	3.48%
Long-term debt	4.72%	49,459	2,275	4.60%	47,987	2,363	4.92%	47,535	2,600	5.47%

Total interest-bearing liabilities		$724,436	$17,740	2.45%	$658,391	$20,223	3.07%	$615,161	$27,018	4.39%

Demand deposits		$68,744			$60,009			$55,201
Interest payable		2,039			2,164			2,952
Other liabilities		2,850			2,918			3,890
Minority interest		381			388			357
Stockholders’ equity		79,009			70,471			62,555

Total liabilities and stockholders’ equity		$877,459			$794,341			$740,116

Interest spread				3.03%			3.18%			3.06%
Net interest income			$26,876			$25,987			$24,623
Net interest margin				3.30%			3.51%			3.55%

Interest-earning assets to interest-bearing liabilities		112.37%			112.31%			112.68%

(1)	Non-accrual loans have been included in average loans, net of unearned discount
(2)	Includes loans held for sale
(3)	The tax exempt income for state and political subdivisions is not recorded on a tax equivalent basis

Changes in Net Interest Income

     Rate/Volume Analysis.  The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the periods indicated.  Information is provided in each category with respect to:  (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change.  The changes attributable to the combined impact of volume and rate have been allocated proportionally to the change due to volume and the change due to rate.

	Years Ended December 31, 2003, 2002, and 2001

	Year 2003 vs. 2002 Change			Year 2002 vs. 2001 Change

	Average Volume	Average Yield/Rate	Total Change	Average Volume	Average Yield/Rate	Total Change

	(dollars in thousands)
Increase (decrease) in interest income:
Interest-bearing bank deposits	$55	$(56)	$(1)	$63	$(10)	$53
Federal funds sold	(34)	(43)	(77)	(123)	(242)	(365)
Investment securities:
U.S. Treasuries and Agencies	(111)	(197)	(308)	(548)	(86)	(634)
Mortgage-backed securities	(196)	(958)	(1,154)	391	(522)	(131)
States and political subdivisions (1)	(466)	138	(328)	(277)	(144)	(421)
Other securities	401	(461)	(60)	608	37	645
Loans (net of unearned discounts)	4,961	(4,751)	210	3,327	(7,863)	(4,536)
Federal Home Loan Bank stock	15	109	124	16	(58)	(42)

Change in interest income (1)	4,625	(6,219)	(1,594)	3,457	(8,888)	(5,431)

Increase (decrease) in interest expense:
Interest-bearing transaction deposits	39	(277)	(238)	34	(676)	(642)
Savings deposits	63	(364)	(301)	179	(782)	(603)
Money-market deposits	27	(452)	(425)	(138)	(1,708)	(1,846)
Time and brokered time deposits	1,881	(3,223)	(1,342)	1,768	(5,081)	(3,313)
Short-term borrowings	(3)	(86)	(89)	87	(241)	(154)
Long-term debt	71	(159)	(88)	25	(262)	(237)

Change in interest expense	2,078	(4,561)	(2,483)	1,955	(8,750)	(6,795)

Increase (decrease) in net interest income (1)	$2,547	$(1,658)	$889	$1,502	$(138)	$1,364

(1)  The tax exempt income for state and political subdivisions is not recorded on a tax equivalent basis.

Quantitative and Qualitative Disclosures About Market Risk

     Market risk is the risk of change in asset values due to movements in underlying market rates and prices. Interest rate risk is the risk to earnings and capital arising from movements in interest rates. Interest rate risk is the most significant market risk affecting the Company as other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company’s business activities.

     The Company’s subsidiary banks have asset-liability committees which meet at least quarterly to review current market conditions and attempt to structure the banks’ balance sheets to ensure stable net interest income despite potential changes in interest rates with all other variables constant.

     The asset-liability committees use gap analysis to identify mismatches in the dollar value of assets and liabilities subject to repricing within specific time periods. The Funds Management Policy established by the asset-liability committees and approved by the Company’s Board of Directors establishes guidelines for maintaining the ratio of cumulative rate-sensitive assets to rate-sensitive liabilities within prescribed ranges at certain intervals. The Company’s gap analysis is summarized in “Rate Sensitive Assets and Liabilities”.

     The committees do not rely solely on gap analysis to manage interest-rate risk as interest rate changes do not impact all categories of assets and liabilities equally or simultaneously. The gap analysis is supplemented with balance sheet and income simulation analysis to determine the potential impact on net interest income of changes in market interest rates. In these simulation models the balance sheet is projected out over a one-year period and net interest income is calculated under current market rates, and then assuming permanent instantaneous shifts in the yield curve of various amounts ranging up to +/- 400 basis points. Management measures such changes assuming immediate and sustained shifts in the federal funds rate and the corresponding shifts in other rate indices based on their historical changes relative to changes in the federal funds rate. The model assumes asset and liability balances remain constant at the levels on the date measured. The model uses repricing frequency on all variable-rate assets and liabilities, and a historical decay rate on all fixed-rate core deposit balances. Prepayment speeds on loans are adjusted up or down to incorporate expected prepayment in both a rising and declining rate environment.

Management’s Discussion and Analysis of Financial
Condition and Results of Operations – September 30, 2004

      The following is management’s discussion and analysis of the financial condition and results of operations of Mercantile Bancorp, Inc. for the nine months ended September 30, 2004. It should be read in conjunction with “Business,” “Selected Financial Data,” the consolidated financial statements and the related notes to the consolidated financial statements, and other data included in this filing.

Forward-Looking Statements

      This document, including information incorporated by reference, contains “forward-looking statements” (as that term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements may be identified by the use of such words as:  “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

      Examples of forward-looking statements include, but are not limited to, estimates or projections with respect to our future financial condition, results of operations or business, such as:

•	projections of revenues, income, earnings per share, capital expenditures, assets, liabilities, dividends, capital structure, or other financial items;

•	descriptions of plans or objectives of management for future operations, products, or services, including pending acquisition transactions;

•	forecasts of future economic performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

      By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

Factors which could cause or contribute to such differences include but are not limited to:

•	general business and economic conditions on both a regional and national level;

•	worldwide political and social unrest, including acts of war and terrorism;

•	increased competition in the products and services we offer and the markets in which we conduct our business;

•	the interest rate environment;

•	fluctuations in the capital markets, which may directly or indirectly affect our asset portfolio;

•	legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

•	technological changes, including the impact of the Internet;

•	monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; and

•	accounting principles, policies, practices or guidelines.

      Any forward-looking statements made in this Registration Statement or incorporated by reference in this Registration Statement are made as of the date of this Registration Statement, and, except as required by applicable law, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

Overview

General

      With 21 banking facilities serving 13 communities located throughout west-central Illinois, northern Missouri and eastern Kansas, Mercantile Bancorp, Inc. is focused on meeting the financial needs of the region by offering the best in financial products, services and technologies.  The Company is engaged in retail, commercial and agricultural banking, and its core products include loans, deposits, trust and investment management.

      The Company’s primary objective has been to grow the organization in the markets it currently serves, which are predominantly rural communities.  At one of the subsidiary banks, Marine Trust Company of Carthage, Illinois, plans are under way to replace the existing facility with a new banking center.  Ground breaking took place in the summer of 2004, with completion expected in the fall of 2005.  The Company has a building commitment in the amount of $2,081,000 for the new main banking center in Carthage, Illinois as of September 30, 2004.

      The Company also is engaged in an effort to diversify its business by expanding into areas not so dependent on the agricultural economy.  In this regard, the Company has acquired equity interests in several banking organizations located in more heavily populated and growing metropolitan areas.  In February 2004, the Company purchased additional shares of Mid-America Bancorp, Inc. of Leawood, Kansas, increasing ownership to 54.9% as of September 30, 2004.  As this investment is considered majority-owned, the Company has consolidated Mid-America into its September 30, 2004 financial statements.  Other investments include a 33.4% ownership in New Frontier Bancshares, Inc. of St. Charles, Missouri,  a 13.8% ownership in NorthStar Bancshares, Inc. of Kansas City, Missouri,  a 4.9% ownership in GBC Bancorp, Inc. of Lawrenceville, Georgia, and a 4.9% ownership in Integrity Bank in Jupiter, Florida.  Management feels that these investments offer the Company excellent potential for growth in value, as they are located in more densely populated, higher growth areas.

Results of Operations

      The Company’s February 2004 purchase of additional common stock of Mid-America Bancorp, Inc. resulted in majority ownership, and the Company has consolidated Mid-America into its financial statements effective as of February 29, 2004.  Therefore, the Company’s results of operations for the nine months ended September 30, 2004 include Mid-America’s results of operations for the period March 1, 2004 through September 30, 2004.  During this period, Mid-America generated net income of approximately $120,000, of which approximately $53,000 is included in minority interest in the condensed consolidated statement of income for the nine months ended September 30, 2004.

      Net income for the nine months ended September 30, 2004 was $5,640,000 a decrease of 12.0% from $6,409,000 for the same period in 2003.  Net interest income increased during the period, despite lower yields on loans and investment securities, due to a reduction in the rates paid on deposits and borrowings, as well as growth in interest-earning assets.  Provision for loan losses decreased during the nine months ended September 30, 2004 due to an improved overall economy and implementation of enhanced underwriting standards.

      Noninterest income declined in the nine months ended September 30, 2004, compared to the same period in 2003, largely due to a decrease in net gains on loan sales, and an increase in net losses on sales of foreclosed assets.  This was partially offset by increases in customer service fees and income on equity method investments in common stock.  The equity method investments are in banking organizations that are engaged in relatively new operations and prior to 2003 had not been profitable.

      Noninterest expense increased in the nine months ended September 30, 2004, compared to the same period in 2003, due to cost-of-living increases in salaries and employee benefits and other expenses, as well as the consolidation of Mid-America into the September 30, 2004 financial statements.  However, as a percentage of average assets, total noninterest expense for the nine months ended September 30, 2004 was relatively unchanged.

Financial Condition

      With the consolidation of Mid-America and steady growth in other markets, the Company experienced increases in total loans, total assets and total deposits for the nine months ended September 30, 2004, which helped offset declining interest income due to low rates.  Included in the condensed consolidated balance sheet as of September 30, 2004 are Mid-America’s total loans of approximately $59,000,000, total assets of approximately $74,000,000, and total deposits of approximately $59,000,000.  The quality of the loan portfolio has improved, with the ratio of non-performing assets to total loans declining, and the allowance for loan losses, as a percentage of total loans, remaining relatively unchanged as of September 30, 2004, compared with December 31, 2003.  Interest rate risk exposure is actively managed and relatively low, and the Company believes it is positioned to take advantage of higher interest rates as the economy improves.  Management has monitored its funding sources to take advantage of lower interest rates on deposits and borrowings.

Capital

      The Company’s capital position continues to be a source of strength.  The consolidation of Mid-America as of September 30, 2004 has increased total assets reported in the Company’s condensed consolidated balance sheet, and resulted in reduced capital ratios.  Despite the reduction in capital ratios, the Company and each of its subsidiary banks were categorized as well-capitalized as of September 30, 2004 under the capital adequacy guidelines established by the bank regulatory agencies.  The healthy capital base, along with a low debt to equity level and solid earnings projections for 2005 and beyond, put the Company in excellent position to take advantage of future growth and acquisition opportunities.

Results of Operations

Summary

      The Company reported net income of $5,640,000 for the nine months ended September 30, 2004, a decrease of $769,000 or 12.0% from $6,409,000 for the same period in 2003. Basic earnings per share for the nine months ended September 30, 2004 decreased 12.0% to $2.87 from $3.26 in 2003. The main factors contributing to the decrease in net income in 2004 were a decrease in noninterest income and an increase in noninterest expense, offset somewhat by an increase in net interest income and a decrease in provision for loan losses.

      The Company’s return on average assets was .76% and .99% for September 30, 2004, and 2003, respectively, and return on average equity was 9.13%, and 11.20% for September 30, 2004, and 2003, respectively.

Earning Assets, Sources of Funds, And Net Interest Margin

      Average earning assets increased 12.5% or $101,439,000 to $915,493,000 during the nine months ended September 30, 2004 from the December 31, 2003 average balance of $814,054,000.  The average balance of loans increased 13.7% or $86,462,000 to $715,529,000 during 2004 from the December 31, 2003 average balance of $629,067,000.  Approximately $48,000,000 of the increase in loan balances was due to the consolidation of Mid-America Bancorp, Inc. as of September 30, 2004, with the remainder attributable to steady growth at the other subsidiary banks.  The average balance of U.S. government agency securities decreased 58.2% or $5,801,000 to $4,159,000 during 2004 from the December 31, 2003 average balance of $9,960,000. The average balance of mortgage-backed securities decreased 10.5% or $8,813,000 to $75,419,000 during 2004 from the December 31, 2003 average balance of $84,232,000.  The average balance of other securities, primarily collateralized mortgage obligations, increased 87.3% or $29,351,000 to $62,984,000 during 2004 from the December 31, 2003 average balance of $33,633,000.  The purchase of additional collateralized mortgage obligations in 2004 reflected the attractive yields and cash flow characteristics of those securities relative to other investment opportunities.

      The balance of interest-bearing liabilities averaged $812,912,000 at September 30, 2004, an increase of $88,476,000 or 12.2% from the December 31, 2003 average balance of $724,436,000. The average balance of interest-bearing transaction deposits increased 21.7% or $19,590,000 to $109,859,000 during 2004 from the December 31, 2003 average balance of $90,269,000.   The average balance of time and brokered time deposits increased 13.3% or $57,680,000 to $491,154,000 during 2004 from the December 31, 2003 average balance of $433,474,000.  The consolidation of Mid-America as of September 30, 2004 accounted for approximately $4,100,000 of the increase in interest-bearing transaction deposits, and approximately $28,600,000 of the increase in time and brokered time deposits.  The remainder of the increase in deposits was due to the success of new and re-designed deposit products at the Company’s subsidiary banks, which were implemented to fund loan growth as well as reduce overall funding costs.  Lesser increases were experienced in the average balances of money market deposits and long-term debt, with declines in average balances of savings deposits and short-term debt.

      The balance of noninterest-bearing demand deposits averaged $83,177,000 at September 30, 2004, an increase of $14,433,000 or 21.0% from the December 31, 2003 average balance of $68,744,000.  The consolidation of Mid-America as of September 30, 2004 accounted for approximately $7,400,000 of the increase, with the remainder due to successful deposit promotions at the Company’s subsidiary banks.

      The Company’s net interest margin expressed as a percentage of average earning assets was 3.38% for the nine months ended September 30, 2004, a decrease of 15 basis points from 3.53% for the same period in 2003.  However, net interest margin for the nine months ended September 30, 2004 increased by 8 basis points compared to the net interest margin for the year ended December 31, 2003 of 3.30%.  The interest spread, expressed as the difference between yield on average earning assets and the cost of average interest-bearing liabilities, was 3.18% for the nine months ended September 30, 2004, a decrease of 7 basis points from 3.25% for the same period in 2003, but an increase of 15 basis points from the interest spread for the year ended December 31, 2003 of 3.03%.

      Interest income increased $1,658,000 or 4.8% to $36,326,000 for the nine months ended September 30, 2004, as compared to interest income of $34,668,000 for the nine months ended September 30, 2003.  The increase in interest income is due to growth of average interest-earning assets, partially offset by a decline in yields.  The average yield on interest-earning assets fell 43 basis points to 5.33% for the nine months ended September 30, 2004 as compared to 5.76% for the same period in 2003.  Growth in the average balance of loans, due in part to the consolidation of Mid-America, partially offset the impact of the decline in interest rates.

      Interest expense decreased $333,000 or 2.5% to $13,093,000 for the nine months ended September 30, 2004 as compared to interest expense of $13,426,000 for the nine months ended September 30, 2003.  The decrease in interest expense is primarily attributable to the decline in rates paid on most categories of deposits, as well as long-term debt.  The average rate paid on interest-bearing liabilities fell 35 basis points to 2.15% for 2004 as compared to 2.50% for 2003.  Growth in the average balance of deposits, primarily time and brokered time deposits, and due in part to the consolidation of Mid-America, partially offset the impact of the decline in interest rates.

      Net interest income increased 9.4% for the nine months ended September 30, 2004 to $23,233,000 from $21,242,000 for the same period in 2003.  For the nine months ended September 30, 2004, the average yield on interest-earning assets decreased 43 basis points compared to the same period in 2003, but was partially offset by a decrease of 35 basis points in the average rate paid on interest-bearing liabilities.  Growth in interest-earning assets, primarily loans, allowed for the improvement in net interest income, despite rates continuing to decline.

Provision for Loan Losses

      The provision for loan losses, which is a current charge against income, represents an amount which management believes is sufficient to maintain an adequate allowance for known and probable losses. In assessing the adequacy of the allowance for loan losses, management considers the size and quality of the loan portfolio measured against prevailing economic conditions, regulatory guidelines, and historical loan loss experience and credit quality of the portfolio. When a determination is made by management to charge off a loan balance, such write-off is charged against the allowance for loan losses.

      The provision for loan losses decreased $681,000 to $1,222,000 for the nine months ended September 30, 2004 from $1,903,000 for the nine months ended September 30, 2003.  Net charge-offs decreased to $530,000 for the nine months ended September 30, 2004 from $1,015,000 for the nine months ended September 30, 2003.  The decreases in both provision for loan losses and net charge-offs are attributable to an improving economy as well as management’s continuing efforts to tighten underwriting standards following losses incurred in prior years.  Total non-performing loans decreased to $4,087,000 as of September 30, 2004, from $5,213,000 as of December 31, 2003.  The ratio of non-performing loans to loans declined to .54% at September 30, 2004, from .81% at December 31, 2003.  The decreases in both total non-performing loans and the ratio of non-performing loans to loans are evidence of the overall improvement in quality of the loan portfolio.

      Assets including non-performing loans, loans on the Company’s watch loan list, and other loans have been identified as having more than reasonable potential for loss. The watch loan list is comprised of loans which have been restructured or involve customers in industries which have been adversely affected by market conditions. The majority of these loans are being repaid in conformity with their terms.

Noninterest Income

      Total noninterest income decreased 15.1% for the nine months ended September 30, 2004 to $5,791,000 from $6,819,000 for the nine months ended September 30, 2003. The decrease in 2004 was due to a reduction in net gains on loan sales (primarily mortgage loans), and an increase in losses on sales of foreclosed assets, partially offset by increases in  customer service fees and income on equity method investments in common stock.  As a percentage of total income, total noninterest income was 13.7% and 16.4% for the nine months ended September 30, 2004, and 2003, respectively.

      Customer service fees increased 5.3% for the nine months ended September 30, 2004 to $2,568,000 from $2,439,000 for the nine months ended September 30, 2003.  The increase was the result of growth in fees generated by deposit account products, primarily demand deposits and interest-bearing transaction accounts, as well as overdraft protection fees.

      Net gains on loan sales decreased 72.9% for the nine months ended September 30, 2004 to $369,000 from $1,363,000 for the nine months ended September 30, 2003.  The decrease reflected the continuing slow-down in mortgage refinancing from 2003 levels.    Although interest rates have remained low, most consumers who will take advantage of the low rate environment to re-finance their mortgage have already done so.  Net gains on loan sales, as a component of total noninterest income, was 6.4% and 20.0% for the nine months ended September 30, 2004 and 2003, respectively.

      Net losses on sales of foreclosed assets were $117,000 for the nine months ended September 30, 2004, as compared to net gains of $107,000 for the nine months ended September 30, 2003.  In both years, the number of properties sold was less than ten, and resulted from management’s decision to take advantage of the best offer available for the respective properties, given market conditions at the time of the sales.

      Income on equity method investments in common stock was $125,000 for the nine months ended September 30, 2004, compared to $30,000 for the nine months ended September 30, 2003.  As of September 30, 2004, the Company’s equity method investments were New Frontier Bancshares, Inc. and NorthStar Bancshares, Inc.  Prior to its consolidation in the Company’s financial statements effective in February 2004, Mid-America was also included in the equity method investments.  All of these organizations are engaged in relatively new operations, and none generated positive income prior to 2003.  The Company anticipates continued improvement in profitability of these investments in 2005 and beyond.

Noninterest Expense

      Total noninterest expense increased 15.2% for the nine months ended September 30, 2004 to $19,742,000 from $17,142,000 for the nine months ended September 30, 2003. As a percentage of total income, total noninterest expense was 46.9%, and 41.3% for the nine months ended September 30, 2004 and 2003, respectively.

      Salaries and employee benefits increased $1,731,000 or 17.7% for the nine months ended September 30, 2004 to $11,535,000, from $9,804,000 for the nine months ended September 30, 2003. Approximately $695,000 of this increase was attributable to the consolidation of Mid-America for the period March 1, 2004 through September 30, 2004.  Another $275,000 of this increase was due to an adjustment of the discount rate from 8.00% to 6.25% used to determine the deferred compensation liability for three executive officers.  The remainder of the increase was due primarily to cost-of-living increases in salaries and employee benefits.  As a percent of average assets, annualized salaries and employee benefits increased to 1.56% for the nine months ended September 30, 2004, compared to 1.51% for the nine months ended September 30, 2003. The Company had 311 full-time equivalent employees at September 30, 2004, and 294 full-time equivalent employees at September 30, 2003, an increase of 17 employees.  The consolidation of Mid-America included 18 full-time equivalent employees as of September 30, 2004.

      Net occupancy expense increased $216,000 or 23.1% for the nine months ended September 30, 2004 to $1,152,000, from $936,000 for the nine months ended September 30, 2003.  Approximately $89,000 of this increase was attributable to the consolidation of Mid-America for the period March 1, 2004 through September 30, 2004, with the remainder due to increases in building maintenance and service contract expense.

      Professional fees increased $273,000 or 39.0% for the nine months ended September 30, 2004 to $973,000, from $700,000 for the nine months ended September 30, 2003.  Approximately $37,000 of this increase was attributable to the consolidation of Mid-America for the period March 1, 2004 through September 30, 2004, with the remainder primarily due to costs associated with the Company’s application for registration with the Securities and Exchange Commission.

      Amortization of mortgage servicing rights decreased $288,000 or 59.1% for the nine months ended September 30, 2004 to $199,000, from $487,000 for the nine months ended September 30, 2003. The decrease reflected the slow-down in mortgage refinancing and reduction in prepayment speeds on mortgages from 2003 levels. Other noninterest expense increased $594,000 or 17.9% for the nine months ended September 30, 2004 to $3,907,000, from $3,313,000 for the nine months ended September 30, 2003.  Approximately $407,000 of this increase was attributable to the consolidation of Mid-America for the period March 1, 2004 through September 30, 2004, with the remainder due to increases in marketing expense and amortization of core deposit intangibles for the nine months ended September 30, 2004.

Provision for Income Taxes

      Provision for income taxes for the nine months ended September 30, 2004 decreased $234,000 or 9.1% to $2,338,000, from $2,572,000 for the nine months ended September 30, 2003.  The provision for income taxes as a percent of income before income taxes was 29.3% and 28.6%, for the nine months ended September 30, 2004 and 2003, respectively.  The increase in this percentage was due to a reduction of tax-exempt securities income for the nine months ended September 30, 2004 compared to the same period in 2003.

      During 2002, one of the Company’s wholly owned subsidiaries, MTSB, established Mercantile Investments, Inc., a Delaware corporation that operates off shore, to manage the bank’s investment portfolio.  Mercantile Investments, Inc. began operations in 2003, and its earnings are included in the Company’s consolidated financial statements. Part of management’s strategy in forming this subsidiary was to take advantage of current state tax laws that exclude income generated by a subsidiary that operates off shore from state taxable income.  If the state tax law is changed in the future to no longer exclude off-shore investment income from taxable income, the Company’s income tax expense, as a percentage of income before tax, would increase.

Financial Condition

Summary

      Total assets as of September 30, 2004, were $1,022,955,000, an increase of 12.9% from $906,160,000 as of December 31, 2003. Cash and cash equivalents increased 30.1% to $34,819,000 as of September 30, 2004, as compared to $26,768,000 as of December 31, 2003.  Total investment securities decreased 6.9% to $172,306,000 as of September 30, 2004, as compared to $185,093,000 as of December 31, 2003.  Total loans, net of unearned interest and including loans held for sale, increased 18.3% to $760,350,000 as of September 30, 2004, as compared to $642,556,000 as of December 31, 2003.  Federal Home Loan Bank stock increased 25.3% to $5,050,000 as of September 30, 2004, as compared to $4,029,000 as of December 31, 2003.   Equity method investments in common stock decreased 39.3% to $4,690,000 as of September 30, 2004, as compared to $7,724,000 as of December 31, 2003.  Cost method investments in common stock remained unchanged at $1,849,000 as of December 31, 2003 and September 30, 2004.  Cash surrender value of life insurance increased 3.3% to $15,192,000 as of September 30, 2004, as compared to $14,705,000 as of December 31, 2003.  Premises and equipment increased 22.1% to $15,797,000 as of September 30, 2004, as compared to $12,938,000 as of December 31, 2003.  Goodwill increased 44.8% to $5,208,000 as of September 30, 2004, as compared to $3,596,000 on as of December 31, 2003.

      Total deposits increased 13.3% to $858,660,000 as of September 30, 2004 as compared to $758,183,000 as of December 31, 2003. Non-interest bearing demand deposits increased $2,405,000 or 3.0% during 2004, while interest-bearing deposits increased $98,072,000 or 14.5% during 2004.  Short-term borrowings increased 32.9% to $19,090,000 as of September 30, 2004 from $14,367,000 as of December 31, 2003.  Long-term borrowings increased 4.1% to $50,158,000 as of September 30, 2004 from $48,185,000 as of December 31, 2003.

      Minority interest increased $3,076,000, from $263,000 as of December 31, 2003 to $3,339,000 as of September 30, 2004 due primarily to the Company’s consolidation of Mid-America Bancorp, Inc. into its financial statements from March 1, 2004 through September 30, 2004.

      Total stockholders’ equity increased 6.0% to $84,860,000 as of September 30, 2004, as compared to $80,034,000 as of December 31, 2003. Growth in equity is due primarily to $5,287,000 of earnings retained by the Company, offset by a decrease of $563,000 in unrealized gains on available for sale securities.

      On April 26, 2004, the Company’s Board of Directors adopted the 2004 Equity Incentive Plan (“Plan”), which provides for stock-based awards.  At present, no stock awards have been made from the Plan.

Earning Assets

      The average interest-earning assets of the Company were 92.8% of average total assets for the nine months ended September 30, 2004, unchanged from 92.8% for the year ended December 31, 2003.

Investment Securities

      The Company has classified securities as both available-for-sale and held-to-maturity as of September 30, 2004. Available-for-sale securities are held with the option of their disposal in the foreseeable future to meet investment objectives, liquidity needs or other operational needs. Securities available-for-sale are carried at fair value. As of September 30, 2004, the fair value of these securities was $150,468,000 and the amortized cost was $148,194,000, with a net unrealized gain of $2,274,000. The after-tax effect of this unrealized gain as of September 30, 2004 is $1,337,000, a decrease of $563,000 from $1,900,000 as of December 31, 2003, and has been included in stockholders’ equity.  The decrease in net unrealized gain on available-for-sale securities was due primarily to an increase in prevailinginterest rates forthe types of securities held in the portfolio.  Held-to-maturity securities, which are primarily comprised of mortgage-backed securities, are those securities for which the Company has the positive intent and ability to hold until maturity, and are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

      The Company also uses its investment portfolio to manage its tax position. Depending upon projected levels of taxable income for the Company, periodic changes are made in the mix of tax-exempt and taxable securities to achieve optimum yields on a tax-equivalent basis. Obligations of state and political subdivisions (federally tax-exempt obligations) as a percentage of total securities decreased to 21.8% at September 30, 2004, from 24.4% at December 31, 2003.

Loan Portfolio

      The Company’s strategy with respect to loan portfolio composition is to serve the financial needs of businesses and consumers in its market areas.  A full range of lending products is offered, including commercial, real estate and consumer loans to individuals, businesses and professional organizations.  The Company’s subsidiary banks are located in predominantly rural areas of the Midwest, and most of the commercial loans are made to small- and medium-sized businesses, many in the agricultural industry or dependent on the agricultural economy.  The Company also has a substantial investment in loans secured by real estate, both commercial and residential.

      The principal economic risk associated with each category of loans is the creditworthiness of the borrower.  General economic factors affecting a borrower’s ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower’s assets, clients, suppliers and employees.  Many of the Company’s loans are made to small- and medium-sized businesses that are sometimes less able to withstand competitive, economic and financial pressures than larger borrowers.  During periods of economic weakness, these businesses may be more adversely affected than larger enterprises, and may cause increased levels of nonaccrual or other problem loans, loan charge-offs and higher provision for loan losses.

      On the other hand, the Company’s focus on lending to smaller businesses and consumers creates a more diversified portfolio that limits the damage caused by the deterioration of a particular borrower’s financial condition.

      The Company’s loan approval policy provides for various levels of officer lending authority.  When the amount of loans to a borrower exceeds the officer’s lending limit, the loan request goes to either an officer with a higher limit or the Board of Directors loan committee for approval.  Loan amounts are also subject to a variety of lending limits imposed by state and federal regulation.  In general, a loan to any one borrower cannot exceed 20% of the subsidiary bank’s statutory capital, with exceptions for loans that meet certain collateral guidelines. In addition to these regulatory limits, the Company’s subsidiary banks impose upon themselves internal lending limits, which are less than the prescribed legal limits, thus further reducing exposure to any single borrower.

      As part of the Company’s overall risk management process, a quarterly review of each subsidiary bank’s loan portfolio is performed by a team of employees independent of the lending function.  The primary objective of this review is to monitor adherence to loan policies, both regulatory and internal, and to measure the adequacy of the allowance for loan losses.  This process helps to identify any problem areas, either in a particular borrower’s financial condition, or in the bank’s underwriting function, and assists the Board and management in focusing resources to address the problems before they result in financial loss to the Company.

      The following table reflects the Company’s loan composition:

	September 30,		December 31,

	2004		2003
	Amount	Percent	Amount	Percent

	(dollars in thousands)

Commercial, financial, and agricultural	$208,459	27.38%	$204,912	31.89%
Real estate - farmland	64,509	8.47%	60,735	9.45%
Real estate - construction	24,827	3.26%	18,861	2.94%
Real estate - mortgage (1)	347,832	45.82%	270,520	42.10%
Installment loans to individuals	114,723	15.07%	87,528	13.62%

Total loans (1)	$760,350	100.00%	$642,556	100.00%

(1) Includes loans held for sale

      Total loans, including loans held for sale, before allowance for loan losses, increased $117,794,000 or 18.3% to $760,350,000 as of September 30, 2004 from $642,556,000 as of December 31, 2003. Approximately $59,000,000 of the increase was due to the consolidation of Mid-America Bancorp, Inc. as of September 30, 2004, with steady growth at the other subsidiary banks.  The consolidation of Mid-America resulted in the following approximate increases in loan balances as of September 30, 2004:  $17,000,000 for commercial, financial and agricultural loans; $39,000,000 for real estate-mortgage loans; and $3,000,000 for installment loans to individuals.

      The Company has no loans to foreign companies or governments.

      The loan portfolio includes a concentration of loans for commercial real estate amounting to approximately $242,381,000 as of September 30, 2004.  The commercial real estate loans are included in the real estate – mortgage category, which includes approximately $91,855,000 in loans that are collateralized by commercial real estate in the Quincy, Illinois geographic market.  The Company does not have a dependence on a single customer or group of related borrowers.  Generally, these loans are collateralized by assets of the borrowers. The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers. Credit losses arising from lending transactions for commercial real estate entities are comparable with the Company’s credit loss experience on its loan portfolio as a whole.

      The allowance for loan losses increased $1,163,000 to $6,993,000 as of September 30, 2004, from $5,830,000 as of December 31, 2003.  Provision for loan losses was $1,222,000 and net charge-offs were $530,000 for the nine months ended September 30, 2004.  In addition, the consolidation of Mid-America in February 2004 resulted in the addition of $471,000 to the allowance for loan losses.  The allowance for loan losses as a percent of total loans increased to .92% as of September 30, 2004 from .91% as of December 31, 2003.

Non-Performing Loans

      It is management’s policy to place loans on non-accrual status when interest or principal is 90 days or more past due. Such loans may return to accrual status only if they are both well-secured and in the process of collection.

      The following table sets forth information concerning non-performing loans at September 30, 2004 and December 31, 2003:

	At September 30, 2004	At December 31, 2003

Non-accrual loans
Commercial, financial, and agricultural	$1,697	$2,059
Real estate - farmland	358	593
Real estate - construction	-	-
Real estate - mortgage	653	844
Installment loans to individuals	490	433

Total non-accrual loans	3,198	3,929

Loans 90 days past due and still accruing	880	1,274
Restructured loans	9	10

Total nonperforming loans	4,087	5,213

Repossessed assets	10	795

Other assets acquired in satisfaction of debts previously contracted	744	-

Total nonperforming other assets	754	795

Total nonperforming loans and nonperforming other assets	$4,841	$6,008

Nonperforming loans to loans, before allowance for loan losses	0.54%	0.81%

Nonperforming loans and nonperforming other assets to loans, before allowance for loan losses	0.64%	0.94%

      Non-performing loans consist of non-accrual loans plus loans that are 90 days past due and still accruing.  Non-performing other assets consist of repossessed assets.  Total non-performing loans decreased to $4,087,000 as of September 30, 2004 from $5,213,000 as of December 31, 2003, while total non-performing loans and non-performing other assets decreased to $4,841,000 as of September 30, 2004 from $6,008,000 as of December 31, 2003.   These decreases were achieved despite steady growth of the loan portfolio. The ratio of non-performing loans to totalloans, before allowance for loan losses, decreased to 0.54% as of September 30, 2004, from 0.81% as of December 31, 2003.  The ratio of non-performing loans and non-performing other assets to totalloans, before allowance for loan losses, decreased to 0.64% as of September 30, 2004, from 0.94% as of December 31, 2003.

      A loan is considered to be impaired when, based on current information and events, it is probable the Company will not be able to collect all amounts due. The accrual of interest income on impaired loans is discontinued when there is reasonable doubt as to the borrower’s ability to meet contractual payments of interest or principal. Impaired loans increased 15.4% to $12,679,000 as of September 30, 2004, compared to $10,987,000 as of December 31, 2003.  All non-performing loans were included in impaired loans as of September 30, 2004.  The amount of impairment for all impaired loans is measured on a loan-by-loan basis to determine exposure, if any, to be included in the allowance for loan losses.  The amount of the impairment, if any, included in the allowance for loan losses is calculated either by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.  The Company believes that it has adequately reserved for any potential loss on impaired loans.

Potential Problem Loans

      Potential problem loans are those loans which are not categorized as impaired, non-accrual, past due or restructured, but where current information indicates that the borrower may not be able to comply with present loan repayment terms. Management assesses the potential for loss on such loans as it would with other problem loans.  Management feels that these loans are substantially collateralized and has considered the effect of any potential loss in determining its provision for possible loan losses. Potential problem loans increased to $26,275,000 as of September 30, 2004, compared to $24,757,000 as of December 31, 2003. There are no other loans identified that management reasonably expects will materially impact future operating results, liquidity or capital resources. There are no other credits identified about which management is aware of any information that causes management to have serious doubts as to the ability of such borrower(s) to comply with the loan repayment terms.

Other Interest-Bearing Assets

      There are no other interest-bearing assets that are categorized as impaired.

Other Assets

      Federal Home Loan Bank stock increased $1,021,000 or 25.3% to $5,050,000 as of September 30, 2004, as compared to $4,029,000 as of December 31, 2003.  Of the increase, $570,000 was due to the consolidation of Mid-America Bancorp, Inc. as of September 30, 2004.  The remainder of the increase was stock acquired as a requirement to obtain additional borrowings from the FHLB, as well as re-invested stock dividends.

      Equity method investments in common stock decreased 39.3% to $4,690,000 as of September 30, 2004, compared to $7,724,000 as of December 31, 2003.  This decrease was primarily due to the purchase of additional common stock of Mid-America increasing ownership to 54.9%.  As the investment in Mid-America is considered majority-owned, it was reclassified from equity method investments in common stock and is consolidated in the Company’s financial statements as of September 30, 2004. The Company also adjusted the carrying amounts of its investments to reflect its share of the respective income and losses of the equity method investments.  The Company has recognized core deposit intangibles of $1,232,000, net of accumulated amortization, relating to the investment in Mid-America and the equity method investments in common stock as of September 30, 2004.

      Cost method investments in common stock were $1,849,000 as of September 30, 2004, which was unchanged from December 31, 2003.

      Net deferred income tax assets increased to $1,701,000 as of September 30, 2004, from $835,000 as of December 31, 2003. This was primarily due to a decrease in the deferred tax liability related to the net unrealized gains on available-for-sale securities and an increase in the deferred tax asset related to the allowance for loan losses from December 31, 2003 to September 30, 2004.

      Cash surrender value of life insurance increased 3.3% to $15,192,000 as of September 30, 2004, compared to $14,705,000 as of December 31, 2003, due to earnings generated by the underlying policies on the lives of certain employees of the Company.

      Premises and equipment increased $2,859,000 or 22.1% to $15,797,000 as of September 30, 2004, compared to $12,938,000 as of December 31, 2003.  Approximately $2,842,000 of this increase was due to the consolidation of Mid-America as of September 30, 2004.

      Goodwill increased to $5,208,000 as of September 30, 2004 from $3,596,000 as of December 31, 2003.  The increase relates to the acquisition of Mid-America.

      Core deposit intangibles, net of accumulated amortization, was $1,232,000 as of September 30, 2004, compared to $1,809,000 as of December 31, 2003, a decrease of $577,000.  The core deposit intangibles are related to the equity method investments in common stock and the acquisition of Mid-America.  The reduction in the core deposit intangibles in 2004 was due to a reclassification of core deposit intangibles to goodwill for Mid-America totaling $760,000 and amortization expense of $116,000.  Additions to the core deposit intangibles in 2004 were due to an increase in the Mid-America core deposit intangible of $223,000 as a result of the acquisition of additional Mid-America shares in 2004 and $76,000 adjustment to equity method investments in common stock.

      The Company performed a core deposit intangibles study subsequent to obtaining control of Mid-America.  As a result of the core deposit study, the Company recorded the $760,000 reduction to core deposit intangibles based on the determined fair value.

      Other assets increased $1,049,000 to $3,242,000 as of September 30, 2004 from $2,193,000 as of December 31, 2003.  The consolidation of Mid-America as of September 30, 2004 accounted for $353,000 of the increase.  In addition, prepaid fees for brokered time deposits increased $400,000 at September 30, 2004 compared to December 31, 2003.  The remaining change is due to increases in various prepaid expense accounts.

Deposits

      Average total deposits (both interest-bearing and demand) increased 13.4% as of September 30, 2004 to $824,971,000 from $727,308,000 as of December 31, 2003.  As a percentage of average total deposits, there were increases in noninterest-bearing demand deposits and interest-bearing transaction deposits, and decreases in time deposits, and savings and money market deposits.  Average noninterest-bearing demand deposits increased to 10.1% for September 2004, from 9.5% for December 2003 and average interest-bearing transaction deposits increased to 13.3% for September 2004, from 12.4% for December 2003.  Average time and brokered time deposits decreased to 59.5% for September 2004, from 59.6% for December 2003 and average savings and money market deposits decreased to 17.1% for September 2004, from 18.5% for December 2003.  Approximately $49,600,000 of the increase in average total deposits was due to the consolidation of Mid-America as of September 30, 2004, with the remainder attributable to the success of new and re-designed deposit products at the Company’s subsidiary banks, which were implemented to fund loan growth as well as reduce overall funding costs.

      Other liabilities increased $1,393,000 to $4,572,000 as of September 30, 2004 from $3,179,000 as of December 31, 2003.  The consolidation of Mid-America as of September 30, 2004 accounted for $97,000 of the increase.  In addition, the deferred compensation liability increased $275,000 as of September 30, 2004 primarily due to decreasing the discount rate from 8% to 6.25%.  Net deferred loan fees increased $245,000 as of September 30, 2004 due to increased loan origination fee volume on residential mortgage loans.  The remaining change is primarily due to increases in accrued bonus and profit sharing as of September 30, 2004.  The bonuses and profit sharing amounts are paid at year end and were minimal at December 31, 2003.

Liquidity

      As of September 30, 2004, the Company had open-end lines of credit with approximately $132,000,000 available to be drawn upon and approximately $9,000,000 in unfunded letters of credit.  As of September 30, 2004, the total amount of time and brokered time deposits scheduled to mature in the following 12 months was approximately $250,000,000.  Long-term debt and related interest payments due in the following 12 months was approximately $12,000,000.  Operating lease payments due in the next 12 months total approximately $213,000.  The Company believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on time and brokered time deposits to retain deposits in changed interest environments.  If the Company requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Chicago are available as an additional source of funds.

      In August 2004, one of the Company’s subsidiaries, Marine Trust Company of Carthage, entered into a contract for construction of a new banking facility in Carthage, Illinois.  Total contract price is $2,081,000, and work is expected to be completed by the fall of 2005.  The Company has no other signed commitments for purchase obligations or long-term obligations.

Capital Resources

      The Company’s actual capital amount and ratios are presented as follows:

	Amount	Ratio

As of September 30, 2004
Total capital to risk-weighted assets	$82,802	10.40%
Tier 1 capital to risk-weighted assets	$75,810	9.52%
Tier 1 capital to average assets	$75,810	7.68%

As of December 31, 2003
Total capital to risk-weighted assets	$79,750	11.70%
Tier 1 capital to risk-weighted assets	$73,920	10.80%
Tier 1 capital to average assets	$73,920	8.00%

      Other than the issuance of common stock, the Company’s primary source of capital is net income retained by the Company. During the nine months ended September 30, 2004, the Company earned $5,640,000 and paid dividends of $353,000 to stockholders, resulting in a retention of current earnings of $5,287,000.

      The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies and their subsidiary banks. Risk-based capital ratios are established by allocating assets and certain off-balance sheet commitments into four risk-weighted categories. These balances are then multiplied by the factor appropriate for that risk-weighted category. The guidelines require bank holding companies and their subsidiary banks to maintain a total capital to total risk-weighted asset ratio of not less than 8.00%, of which at least one half must be Tier 1 capital, and a Tier 1 leverage ratio of not less than 4.00%. As of September 30, 2004, the Company had a total capital to total risk-weighted asset ratio of 10.40%, a Tier 1 capital to risk-weighted asset ratio of 9.52% and a Tier 1 leverage ratio of 7.68%.  As these ratios indicate, the Company exceeds the regulatory capital guidelines.  Likewise, the individual ratios for each of the Company’s bank subsidiaries also exceed the regulatory guidelines.

      Without prior approval, the subsidiary banks are restricted as to the amount of dividends that they may declare to the balance of the retained earnings account, adjusted for defined bad debts.  The banks’ retained earnings available for dividends to the Company at September 30, 2004 totaled $41,808,000.  As a practical matter, the subsidiary banks restrict dividends to a lesser amount because of the desire to maintain an adequate capital structure.  Despite these restrictions, management feels that it has sufficient resources available to meet its capital and funding needs.

Impact of Accounting Changes

      SEC Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments.” SAB 105 summarizes the views of the staff of the SEC regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. SAB 105 provides that the fair value of recorded loan commitments that are accounted for as derivatives under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” should not incorporate the expected future cash flows related to the associated servicing of the future loan. In addition, SAB 105 requires registrants to disclose their accounting policy for loan commitments. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of this accounting standard did not have a material impact on the Company’s financial statements.

      Emerging Issues Task Force (EITF) Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. An investment is considered impaired if the fair value of the investment is less than its cost. Generally, an impairment is considered other-than-temporary unless: (i) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to (or beyond) the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. If impairment is determined to be other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment’s cost and its fair value. Certain disclosure requirements of EITF 03-1 were adopted in 2003 and the Company began presenting the new disclosure requirements in its consolidated financial statements for the year ended December 31, 2003. The recognition and measurement provisions were initially effective for other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. However, in September 2004, the effective date of these provisions was delayed until the finalization of a FASB Staff Position (FSP) to provide additional implementation guidance. Currently, the FASB expects to issue the FSP no later than December 2004.

      American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP 03-3 applies to loans and debt securities acquired individually, in pools or as part of a business combination and does not apply to originated loans. The application of SOP 03-3 limits the interest income, including accretion of purchase price discounts, that may be recognized for certain loans and debt securities. Additionally, SOP 03-3 does not allow the excess of contractual cash flows over cash flows expected to be collected to be recognized as an adjustment of yield, loss accrual or valuation allowance, such as the allowance for possible loan losses. SOP 03-3 requires that increases in expected cash flows subsequent to the initial investment be recognized prospectively through adjustment of the yield on the loan or debt security over its remaining life. Decreases in expected cash flows should be recognized as impairment. In the case of loans acquired in a business combination where the loans show signs of credit deterioration, SOP 03-3 represents a significant change from current purchase accounting practice whereby the acquiree’s allowance for loan losses is typically added to the acquirer’s allowance for loan losses. SOP 03-3 is effective for loans and debt securities acquired by the Company beginning January 1, 2005. The adoption of this new standard is not expected to have a material impact on the Company’s financial statements.

Critical Accounting Policies

      The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions.  The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results.  Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company’s financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

      Allowance for Loan Losses – The allowance for loan losses provides coverage for probable losses inherent in the Company’s loan portfolio.  Management evaluates the adequacy of the allowance for loan losses each quarter based on changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors.  This evaluation is inherently subjective, as it requires the use of significant management estimates.  Many factors can affect management’s estimates of specific and expected losses, including volatility of default probabilities, rating migrations, loss severity and economic and political conditions.  The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

      The Company determines the amount of the allowance based on relative risk characteristics of the loan portfolio.  The allowance recorded for commercial loans is based on reviews of individual credit relationships and an analysis of the migration of commercial loans and actual loss experience.  The allowance recorded for homogeneous consumer loans is based on an analysis of loan mix, risk characteristics of the portfolio, fraud loss and bankruptcy experiences, and historical losses, adjusted for current trends, for each homogeneous category or group of loans.  The allowance for loan losses relating to impaired loans is based on the loan’s observable market price, the collateral for certain collateral–dependent loans, or the discounted cash flows using the loan’s effective interest rate.

      Regardless of the extent of the Company’s analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolio.  This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends.  Volatility of economic or customer-specific conditions affecting the identification and estimation of losses for larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogeneous groups of loans are among other factors.  The Company estimates a range of inherent losses related to the existence of the exposures.  The estimates are based upon the Company’s evaluation of imprecision risk associated with the commercial and consumer allowance levels and the estimated impact of the current economic environment.

      Mortgage Servicing Rights – Mortgage servicing rights (“MSRs”) associated with loans originated and sold, where servicing is retained, are capitalized and included in the consolidated balance sheet.  The value of the capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio.  Critical accounting policies for MSRs related to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of MSRs requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance.  Events that may significantly affect the estimates used are changes in interest rates, mortgage loan prepayment speeds and the payment performance of the underlying loans.  The carrying value of the MSRs is periodically reviewed for impairment based on a determination of fair value.  For purposes of measuring impairment, the servicing rights are compared to a valuation prepared based on a discounted cash flow methodology, utilizing current prepayment speeds and discount rates.  Impairment, if any, is recognized through a valuation allowance and a corresponding charge in the income statement.  Significant fluctuations in the interest rate environment can significantly impact the prepayment speeds of the underlying mortgage loans.  However, utilizing reasonable future prepayment speed assumptions, impairment, if any, on the recorded amount of the MSRs would not have a material impact on the Company.

      Intangible Assets – Management periodically assesses the impairment of its goodwill and the recoverability of its core deposit intangibles.  Impairment is the condition that exists when the carrying amount of goodwill or core deposit intangibles exceeds it implied fair value.  If actual external conditions and future operating results differ from management’s judgments, impairment and/or increased amortization charges may be necessary to reduce the carrying value of these assets to the appropriate value.

Unaudited Interim Financial Data

     The following table reflects summarized quarterly data for the periods described (unaudited):

	2004

	September 30	June 30	March 31

	(dollars in thousands, except per share data)

Interest income	$12,571	$12,314	$11,441
Interest expense	4,615	4,338	4,140

Net interest income	7,956	7,976	7,301
Provision for loan losses	422	399	401
Noninterest income	1,776	2,025	1,990
Noninterest expense	7,036	6,679	6,027

Minority interest	30	27	25

Income before income taxes	2,244	2,896	2,838
Income taxes	622	946	770

Net income	$1,622	$1,950	$2,068

Basic earnings per share	$0.82	$1.00	$1.05

	2003

	December 31	September 30	June 30	March 31

	(dollars in thousands, except per share data)

Interest income	$11,534	$11,618	$11,504	$11,546
Interest expense	4,313	4,362	4,475	4,590

Net interest income	7,221	7,256	7,029	6,956
Provision for loan losses	691	801	506	489
Noninterest income	2,323	2,164	2,495	2,074
Noninterest expense	6,332	5,775	5,813	5,604

Minority interest	8	11	12	12

Income before income taxes	2,513	2,833	3,193	2,925
Income taxes	582	843	925	803

Net income	$1,931	$1,990	$2,268	$2,122

Basic earnings per share	$1.00	$1.01	$1.15	$1.08

	2002

	December 31	September 30	June 30	March 31

	(dollars in thousands, except per share data)

Interest income	$11,468	$11,586	$11,579	$11,577
Interest expense	4,816	5,122	5,084	5,201

Net interest income	6,652	6,464	6,495	6,376
Provision for loan losses	1,579	1,053	1,055	219
Noninterest income	2,657	2,750	3,004	2,047
Noninterest expense	6,567	5,448	5,177	5,046

Minority interest	9	12	11	10

Income before income taxes	1,154	2,701	3,256	3,148
Income taxes	305	730	777	895

Net income	$849	$1,971	$2,479	$2,253

Basic earnings per share	$0.58	$1.00	$1.11	$1.16

Item 3. Properties.

     As of April 30, 2004, the Company’s principal office is located in a building owned and also occupied by Mercantile Trust & Savings Bank in Quincy, Illinois.  Each of the Company’s subsidiary banks operates from a main office, branch locations, and other offices in their respective communities. In the aggregate, the Company’s banks have 12 branch locations and two other offices.

     The banks own all of their main offices, branches and other locations, except for five branches and one other office that are leased.  All of the leases have initial and/or renewal terms that the Company’s management deems adequate to accommodate its present business plans for such locations.  The total net book value of the Company’s and subsidiary banks’ investment in premises and equipment as of December 31, 2003 was $12,938,000.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

     Beneficial Owners.  Persons (including groups acting in concert) who beneficially own in excess of five percent (5%) of the Company’s Common Stock will be required to file with the SEC certain reports regarding ownership and changes in ownership pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”).  The following table sets forth, as of April 30, 2004, persons and groups who are known by the Company to be the beneficial owners of more than five percent (5%) of the Common Stock.  Other than as noted below, management knows of no person or group that beneficially owns more than five percent (5%) of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding

Mercantile Trust & Savings Bank 133 North 33rd Street Quincy, Illinois 62301	163,866	(2)	8.3%
R. Dean Phillips 5130 Spanish Hills Drive Las Vegas, Nevada 89148	226,730	(3)	11.5%
Dennis M. Prock 8010 Estero Boulevard Fort Myers Beach, Florida 33931	120,450	(4)	6.1%

     (1)     Includes shares of Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power.

     (2)     Includes 2,220 held of record by MTSB through its Trust Department, 650 shares held of record by Merctavish & Co. (an entity established by the Trust Department for the sole purpose of holding securities in nominee name), 160,996 shares held in nominee name for MTSB by Northern Trust.  All such shares are held directly or indirectly by MTSB for the benefit of trust, estate and other bank clients, except for 38,010 shares that are held by MTSB through Northern Trust for the benefit of the participants of Company’s Profit Sharing Plan.  In the administration of the estates, trusts and agency accounts, MTSB has the ability to direct voting and/or investment of securities held in such fiduciary accounts in accordance with the powers specified in the governing instrument of the estate, trust or agency.  MTSB exercises sole voting power with respect to 117,930 shares, shared voting power with respect to 4,113 shares, and no voting power with respect to 41,823 (which instead are voted by the client or other third party).  MTSB exercises sole investment power with respect to 74,465 shares, shared investment power with respect to 27,938 shares, and no investment power with respect to 61,463 shares.  MTSB disclaims beneficial ownership of all of the foregoing shares.

     (3)     According to a filing by Mr. Phillips with the Federal Reserve pursuant to Regulation O under federal banking laws as of December 31, 2003.

     (4)     According to a statement of Mr. Prock to the Company as of December 31, 2003.

     Management.  The following table sets forth, as of April 30, 2004, the number of shares of Common Stock beneficially owned by directors and executive officers of the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding

Directors and Named Executive Officers
Michael J. Foster	600		*
William G. Keller, Jr.	18,615	(2)	*
Harold W. Knapheide III	5,470		*
Frank H. Musholt	10,400	(3)	*
Walter D. Stevenson III	15,234		*
Dan S. Dugan	10,625		*
Ted T. Awerkamp	3,000		*
Daniel J. Cook	225		*
All Executive Officers and Directors as a group (includes 9 individuals)	64,669	(2)(3)	3.3%

     (1)     Includes shares of Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power.

     (2)     Includes 2,360 owned by Mr. Keller personally and 16,255 shares held by Mr. Keller as co-trustee of the Schmiedeskamp, Robertson, Neu & Mitchell Profit-Sharing Plan, over which the trustees hold voting power but not investment power and 3,500 shares of which Mr. Keller is a beneficiary and thus holds investment power.

     (3)     Includes 7,500 shares owned by Hollister Whitney Elevator Corp, 2603 North 24th Street, Quincy, Illinois 62301, of which Mr. Musholt is Vice President and General Manager.  Voting and investment power is exercised by the Board of Directors of Hollister Whitney Elevator Corp.  Mr. Musholt disclaims beneficial ownership of these shares.

     *       Less than one percent (1%) of the outstanding shares of Common Stock.

Item 5. Directors and Executive Officers.

     Executive Officers.  The executive offices are located at 440 Maine Street, Quincy, Illinois 62301.  Biographical information with respect to each executive officer and significant employee is set forth below as of April 30, 2004.

     Dan S. Dugan, age 63, has served as the Chairman, President and Chief Executive Officer of the Company since 1983 and MTSB since 1980.  Mr. Dugan has served as a director of the Company since 1983.  He also serves as a director of each of the Company’s subsidiaries, MTSB, Hamilton, Augusta, Marine Trust, Perry, Golden, Brown County, Farmers and Mid-America.  He also serves as director of two bank holding companies, in which the Company holds a minority interest, New Frontier Bancshares, Inc., which operates New Frontier Bank located in St. Charles, Missouri, and NorthStar Bancshares, Inc., which operates NorthStar Bank, N.A., located in Liberty, Missouri.

     Ted T. Awerkamp, age 46, has served as Vice President and Secretary of the Company since 1994, and the Executive Vice President and Chief Operating Officer of MTSB since 1993.  Prior to that time, he served as Assistant Vice President and Vice President of MTSB and as President of Hamilton.  Mr. Awerkamp has been a member of the Board of Directors of the Company and MTSB since 1994.

     Michael P. McGrath, age 50, has served as a Vice President and Treasurer of the Company since 1986 and a Senior Vice President and Controller of MTSB since 2002.  From 1985 through 2002, he served as Vice President and Controller of MTSB.  Prior to 1985, he was a certified public accountant with the firm of Gray Hunter Stenn LLP in Quincy, Illinois.

     Daniel J. Cook, age 49, has served as Senior Vice President-Investments of MTSB since January 2002, and additionally as President of MII since January 2003.  Prior to 2002, he served as Vice President-Investments for MTSB.  Before joining MTSB in 1993, Mr. Cook was Vice President-Investments of Southwest Bank of St. Louis.  He coordinates investment purchases and sales, manages asset/liability allocations, and assists in formulating and executing investment policies for the Company and its subsidiary banks.

     Glen A. Bailey, age 58, has been President and CEO of Perry State Bank since August 2003.  He has been with Perry since 1987 serving first as a loan officer.  He served as Senior Vice President from 1991 until 2003 and has been member of the Board of Directors since 1991.

     Jerald L. Bartell, age 60, has served as the President, CEO, and Director of Marine Trust Company of Carthage, Illinois since 1991.  He also serves as Director of the Golden State Bank.  He began his career in 1967 and has served as President and Director of the Farmers State Bank of Camp Point, Illinois, and First National Bank of Sparta, Illinois.

     R. Thomas Dale, age 52, has served as President and CEO of Security State Bank of Hamilton since September of 2000, as well as a member of the Board of Directors.  From May 1987 through September 2000, he was Vice-President of Lending at Marine Trust.

     David W. DeShon, age 45, has served as President and CEO of Farmers State Bank of Northern Missouri since 1995.  Mr. DeShon has been on the Board of Directors since 1992.  Prior to 1995, he served as a loan officer and Vice President of Farmers.

     Mark G. Fitzpatrick, age 47, has served as President and CEO of Heartland Bank since 2002.  Mr. Fitzpatrick has also served as director of the bank holding company, Mid-America Bancorp, Inc. since 2002.  Prior to 2002, he was Community Bank President of Gold Bank Plaza, formally First Business Bank, in Kansas City, Missouri.

     Richard J. Halter, age 42, has served as Vice President Credit Administration of MTSB since April 2002, responsible for oversight of the bank’s loan standards and practices and management of the MTSB Business Banking Division.  From 2001 through April 2002, he served as Vice President Business Banking of MTSB.  Before joining MTSB in 2001, Mr. Halter was Vice President Small Business Banking for Bank of America in Quincy.

     F. Randall McFarland, age 54, has served as Senior Vice President and Trust Officer of MTSB since 1991.  Prior to 1991, Mr. McFarland was Senior Vice President and Trust Officer with what was then known as Boatmen’s Bank of Quincy, which today is a branch of Bank of America.

     Stephen T. Quinn, age 58, has served as President and CEO of Brown County State Bank since 1986. He began working at Brown County in October of 1970 and has been a member of the Board of Directors since 1971.

     Mervin L. Sorrells, Jr., age 51, has served as President and CEO of State Bank of Augusta since 1994.  From 1991 through 1993 he served as Executive Vice President of Augusta, and from 1982 through 1991 he was President of The Bank of Chestnut, Illinois.  He also serves as a member of the Board of Directors of the Brown County.

     Mr. Thomas L. Troute, age 46, has served as President and CEO of Golden State Bank since January of 1998, as well as a member of the Board of Directors.  From 1994 through 1998, he served as Executive Vice President, CEO, and a Director at Bank of Dallas City, Illinois.

     Sheri L Wood, age 41, has served as Vice President - Data Services of MTSB since 1997, responsible for oversight of the Company’s data processing and technology services.  Prior to 1997, she was Vice President - Operations at Hannibal National Bank in Hannibal, Missouri.  Ms. Wood is a licensed Certified Public Accountant.

     Board of Directors.  The Board of Directors of Mercantile is made up of seven directors.  All members of the Board of Directors are elected annually and serve one-year terms.  The current directors of Mercantile in addition to Messrs. Dugan and Awerkamp are named below:

     Michael J. Foster, age 56, is President of National Livestock Feed Business for ADM Alliance Nutrition, Inc. (“ADM Alliance”), a subsidiary of Archer-Daniels-Midland Company, and has held such position since 1998.  ADM Alliance is headquartered in Quincy, Illinois, and manufactures and sells livestock feeds nationally and internationally.   Mr. Foster has served as a director of the Company and MTSB since 2003.

     William G. Keller, Jr., age 55, is a partner with the law firm of Schmiedeskamp, Robertson, Neu & Mitchell, located in Quincy, Illinois, which acts as outside counsel to the Company and its subsidiaries.  Mr. Keller has been a director of the Company since 1983 and MTSB since 1982.

     Harold W. Knapheide III, age 58, is the President of The Knapheide Manufacturing Company, Knapheide Truck Equipment Co., and Knapheide Equipment Co., manufacturers and sellers on a national basis of steel service truck bodies and platform/stake style truck bodies and various other truck equipment including hydraulic hoists, toolboxes and bumpers.  The companies are headquartered in Quincy, Illinois.  Mr. Knapheide has served in that capacity since 1978.  Mr. Knapheide has been a director of the Company since 1983 and MTSB since 1979.

     Frank H. Musholt, age 64, is Vice President and General Manager of Hollister-Whitney Elevator Corp, a manufacturer and seller of elevators and elevator equipment.  He has also served as the Secretary and Treasurer of Hollister-Whitney since 1978.  Mr. Musholt has been a director of the Company since 1983 and MTSB since 1984.

     Walter D. Stevenson III, age 64, is a retired physician in Quincy, Illinois, and the former president of the Quincy Medical Group, a multi-specialty medical group located in Quincy.  Dr. Stevenson has been a director of the Company since 1983 and MTSB since 1976.

Item 6. Executive Compensation.

      General.   The Company has no employees.  Instead, all compensation paid to officers and employees is paid by MTSB.  The personnel and other costs of providing management and related services by the Company to its subsidiaries are allocated among the subsidiaries, and MTSB is reimbursed accordingly.

     Directors.  Directors of the Company and its subsidiaries receive annual fees for their service as directors, which are payable in twelve equal monthly installments.  The fees are reviewed and, if appropriate, adjusted annually by the Board of Directors of the respective companies.  All of the Company’s directors are also directors of MTSB.  The directors received an annual fee of $15,000 for service to the Company and $19,800 for service to MTSB for 2003.  The fees for 2004 are $16,200 for the Company and $20,400 for MTSB.

SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Annual Compensation			All Other Compensation ($)(4)

		Salary ($)(2)	Bonus ($)	Other Annual Compensation ($)(3)

(a)	(b)	(c)	(d)	(e)	(i)

Dan S. Dugan,	2003	462,475	87,000	0	24,764
President and CEO	2002	442,825	85,000	0	24,628
	2001	426,025	85,000	0	20,985
Ted T. Awerkamp,	2003	186,300	7,679	0	18,656
Vice President and	2002	178,600	12,860	0	18,508
Secretary	2001	171,200	7,344	0	17,577
Daniel J. Cook,	2003	104,501	6,166	0	11,237
Senior Vice	2002	101,001	7,070	0	11,352
President,	2001	96,201	6,811	0	10,645
Investments, MTSB;
President, MII

     (1)     Columns (f), (g) and (h) concerning long-term compensation such as restricted stock awards, options and stock appreciation rights, and long-term incentive plans, respectively, have been eliminated because the Company has not compensated the named executive officers with such forms of compensation.

      (2)     Represents base salary and all fees paid to executive officer in his capacity as director of the Company, its subsidiaries, and (with respect to Mr. Dugan only) other bank holding companies and banks of which the executive officer is a director by virtue of his position as an executive officer of the Company.  The total directors’ fees for 2003 were $92,475 for Mr. Dugan and $34,800 for Mr. Awerkamp.

     (3)     Represents perquisites and other personal benefits; however, if the aggregate value does not exceed the lesser of $50,000 or 10% of the named executive officer’s total salary and bonuses for the year, no amount is listed.  For the periods presented, there were no tax payment reimbursements or preferential discounts on stock.

     (4)     Represents discretionary contributions under the Company’s Profit Sharing Plan.

Employment Agreements and Other Compensatory Agreements.

     Employment Agreement.  In 1987, MTSB entered into an Employment Agreement with Mr. Dugan, under which MTSB employs him as the President and Chief Executive Officer of MTSB.  The term of the agreement continues through December 31, 2006, unless earlier terminated due to Mr. Dugan’s death, disability or willful breach of duty as defined in the agreement.  If MTSB terminates the agreement for any reason other than the willful breach of duty by Mr. Dugan, MTSB shall continue to pay Mr. Dugan his monthly salary for the remaining term of the agreement (or may pay him a lump sum equal to the present value, using a discount rate of eight percent (8%) on all such payments).

     Mr. Dugan’s monthly salary is to be determined by the Board of Directors, but may be no less than his salary in 1987.  He is entitled to participate in all benefit plans and programs that are provided to other employees.  MTSB also provides an automobile to Mr. Dugan and pays or reimburses him for certain other business expenses including a country club membership.

     The agreement includes a non-competition clause, which prohibits Mr. Dugan from competing with MTSB or its affiliates during the term of the agreement and for two years thereafter within a twenty-five-mile radius of Quincy, Illinois.  Also, Mr. Dugan is obligated not to disclose confidential information of MTSB during the term of the agreement and for two years thereafter.

     Mr. Dugan’s employment agreement is intended to include his services and compensation for his role as President and Chief Executive Officer of the Company.

     Executive Employee Salary Continuation Agreements.  In 1994, MTSB entered into Executive Employee Salary Continuation Agreements with Messrs. Dugan and Awerkamp, under which they are entitled to certain compensation each year following their respective retirements.   The agreements are intended to attract and retain highly qualified executives such as Messrs. Dugan and Awerkamp and to provide the Company and its subsidiaries including MTSB with experienced, stable management under a variety of circumstances.

     Pursuant to Mr. Dugan’s agreement, as amended, upon his retirement after he reaches age 65 (the “normal retirement date”), MTSB will pay Mr. Dugan $171,500 per year in monthly installments for the remainder of his life, but for not less than 15 years. If Mr. Dugan retires on or after he reaches age 60 (an “early retirement date”), but before he reaches age 65, MTSB will pay him, in monthly installments for a total of 15 years, $91,307 per year if he retires at age 60 and increasing accordingly at each age until it is $171,500 if he retires at age 64.  At age 63, the amount is $161,361.  Mr. Dugan may elect to defer payments upon early retirement to his normal retirement date, and if he does so, he will be paid according to the normal retirement benefits.

     If Mr. Dugan is discharged for cause, he receives nothing and forfeits all rights to payments under the agreement.  If Mr. Dugan dies while in the service of MTSB or after the termination of employment on or after the early retirement date, but prior to commencement of benefits payments under this agreement, MTSB will pay his named beneficiary a survivor’s benefit of 180 equal monthly installments of $14,292 instead of any other benefits to which he would have otherwise been entitled under this agreement.  If Mr. Dugan dies after benefits payments have commenced but prior to having received all such payments, the balance of the payments shall be paid to a beneficiary named by Mr. Dugan.

     MTSB may, but is not required to, maintain as owner and beneficiary life insurance on the life of Mr. Dugan in such amounts as MTSB chooses.  Mr. Dugan shall not have any interest or claim on such insurance.  Mr. Dugan’s agreement contains provisions regarding benefits payable under other circumstances such as voluntary and involuntary termination (similar to those discussed below regarding Mr. Awerkamp); however, they became inapplicable when Mr. Dugan reached the age of 60.

     Pursuant to Mr. Awerkamp’s agreement, as amended, upon his retirement on the first of the month following the day he reaches age 65 (the “normal retirement date”), MTSB will pay him $68,900 per year in monthly installments for the remainder of his life, but for not less than 15 years.  If Mr. Awerkamp retires on or after he reaches age 60 (an “early retirement date”), but before he reaches age 65, MTSB will pay him, in monthly installments for a total of 15 years, $47,824 per year if he retires at age 60 and increasing accordingly at each age until it is $68,900 if he retires at age 64.  Mr. Awerkamp may elect to defer payments upon early retirement to his normal retirement date, and if he does so, he will be paid according to the normal retirement benefits.

     If Mr. Awerkamp voluntarily terminates his employment after reaching age 55 but before age 60, MTSB will pay him a lump sum of $256,184 if this occurs at age 55 and increasing at each age thereafter to $379,539 at age 59.  If Mr. Awerkamp is discharged for cause at any time at age 55 or older, he receives nothing and forfeits all rights to payment under the agreement.

     If Mr. Awerkamp’s employment is terminated involuntarily after he reaches age 55 but prior to his reaching age 60 for reasons other than death or discharge for cause, MTSB will pay him, at this election, either $29,379 each year for 15 years if he is then 55 (which amount increases each year until it reaches $43,525 if he is then 60) beginning immediately upon termination or $60,213 each year for 15 years beginning at age 65 if the termination occurs when he is 55 (which amount increases each year until it reaches $65,790 if the termination occurs when he is 60).  Involuntary termination for purposes of this provision includes the employee’s resignation as a result of MTSB’s significantly lessening his title, duties, responsibilities, base salary or altering his situs of employment without his consent.

     If Mr. Awerkamp incurs a voluntary or involuntary termination of employment before reaching age 60 for reasons other than death, disability or discharge for cause but after a change in control and, in connection with the change in control, his title, duties, responsibilities or base salary is significantly lessened or his situs of employment is changed without his consent, MTSB will pay him $101,332 if at age 47 and increasing at each age thereafter to $379,539 at age 59, regardless of whether he is then vested in such total amount.

     If Mr. Awerkamp dies while in the service of MTSB or after the termination of employment on or after the earlier retirement date, but prior to commencement of benefits payments under this agreement, MTSB will pay his named beneficiary a survivor’s benefit of 180 equal monthly installments of $5,742 instead of any other benefits to which he would have otherwise been entitled under this agreement.  If Mr. Awerkamp dies after benefits payments have commenced but prior to having received all such payments, the balance of the payments shall be paid to a beneficiary named by Mr. Awerkamp.

     MTSB may, but is not required to, maintain as owner and beneficiary life insurance on the life of Mr. Awerkamp in such amounts as MTSB chooses.  Mr. Awerkamp shall not have any interest or claim on such insurance.

Pension Plans

     The Company maintains a defined contribution profit-sharing plan covering substantially all employees.  Based on the Company’s annual performance and in the sole discretion of the Company’s Board of Directors, the Company makes contributions to participating employees’ accounts.  The Board determines the total contribution to the plan, and then a portion of the total is allocated to each participant’s account in the same proportion that the  participant’s compensation, plus the participant’s compensation in excess of the integration level (also called “excess compensation”), bears to the total compensation plus “excess compensation” of all  participants.  Employees are eligible to participate if they are 21 years of age, have 12 consecutive months of service as of the plan entry dates of January 1 and July 1, and work at least 1,000 hours during the year.  Participants vest in their accounts ratably over seven years, thus approximately 14.3% each year.  The Company made a $738,000 or 9.25% contribution to the plan in 2003.

     The plan trustees invest the Company’s contributions through Capital Financial Services located in Milwaukee, Wisconsin, in accordance with an investment policy that, subject to revision from time to time, suggests the investment of the plan assets within the following parameters:  65% in equities (including the Company’s common stock) and 35% in fixed income, within a range of plus or minus 15% of the general target to adjust to market conditions or short-term needs.  As of April 30, 2004, the plan held 38,010 shares of the Company’s common stock.

     In addition to the Company’s contribution, the plan includes a 401(k) feature that permits employees to allocate pre-tax compensation to a qualified investment account in which earnings are tax deferred for retirement.  They are fully vested in these amounts.  Employees are eligible to participate in this portion of the plan if they are 21 years of age, have 90 days of service as of the plan entry dates of January 1, April 1, July 1 and October 1, and are in an eligible employment classification.  The Company has provided participants with 19 mutual funds as investment options, each of which reflects a different asset class or investment style.  At age 59½, participants are permitted to transfer the vested portion of their profit-sharing account attributable to the Company’s contributions to their 401(k) account and direct investment of such funds among the foregoing options.

     Plan benefits are payable to employees based on the total amount of their respective accounts in one lump sum in cash upon retirement at the normal retirement age of 65 or such later date as the employee retires, subject to certain mandatory payments at age 70 1/2.

     The balances of the profit-sharing accounts attributable to the Company’s contributions for Messrs. Dugan, Awerkamp and Cook as of December 31, 2003, were $611,613, $318,910 and $107,438, respectively.  Based on their eligible compensation for 2003 and assuming continued employment through retirement at age 65, the estimated balances of such accounts at retirement for Messrs. Dugan, Awerkamp and Cook are $682,768, $682,847 and $300,979, respectively.  The foregoing estimates are based on a Company contribution each year of 9.107% percent, which is the average of the contribution percentages for the seven most recently completed fiscal years.  The estimates exclude potential future investment income and asset appreciation.

2004 Equity Incentive Plan

     On April 26, 2004, the Company’s Board of Directors adopted the 2004 Equity Incentive Plan (the “Plan”), which is a form of long-term incentive compensation for certain executives and other keys employees designated by the Board.  The Plan provides for stock-based awards that offer executives the possibility of future value depending on the long-term price appreciation of the Company’s common stock and the executive’s continuing service with the Company.  The forms of stock awards permitted under the Plan are incentive stock options (which are options to purchase shares of stock that receive more favorable federal income tax treatment for the executive under Section 422 of the Internal Revenue Code than non-qualified options), non-qualified stock options (which are all options other than incentive stock options), restricted shares (which are shares issued subject to vesting restrictions), and stock appreciation rights (which are rights to payment in cash or stock equal to the appreciation of the stock from the date of grant to the date of exercise).  The grant of incentive stock options is subject to the approval of the shareholders. The Board anticipates bringing the incentive stock option portion of the Plan to the stockholders for approval at the April 2005 annual meeting.

     The Company believes that stock-based awards can be appropriate and effective incentives to attract and retain quality executives and to help align their interests with the Company’s interests through participation in the equity of the Company.  From a motivational standpoint, the use of stock-based compensation should encourage maximum effort and dedication from its executives.  The Board of Directors has reserved 296,240 shares of the Company’s Common Stock to fund stock-based awards under the Plan, provided no more than 97,759 shares may be issued in the form of restricted shares.

     Under the Plan, the Compensation Committee has sole discretion in administration of the Plan and specifically in determining grants of stock-based awards to executives, including (a) the selection of executives to receive awards, (b) the determination of the number of shares to be subject to types of awards generally as well as to individual awards granted under the Plan, (c) the determination of the terms and conditions upon which awards will be granted, including vesting requirements of restricted shares and exercises price, expiration, and the manner, time and rate of exercise of options, (d) prescription of the form and terms of award agreements, (e) promulgation of procedures and regulations for the administration of the Plan, and (f) all other determinations deemed necessary or advisable for the administration of the Plan.

     At present, no grants of stock awards have been made from the Plan, and neither the Board nor the Compensation Committee has designated the executives or other key employees who will be eligible for grants.

     The exercisability of options and the vesting of restricted stock depend upon the executive’s continuing to render services to the Company.  All options granted under the plan must have an exercise price at least equal to the market value of the common stock on the date of grant.  Options may be exercised only for a limited period of time after the optionee’s departure from the Company.  Restricted shares awarded under the Plan carry dividend and voting rights from the date of grant.  Restricted shares are forfeited if the award holder departs from the Company before vesting, except in cases of death or disability in which the shares become fully vested. The Plan permits the acceleration of vesting.

Compensation Committee Interlocks and Insider Participation.

     At December 31, 2003, the Compensation Committee consisted of Messrs. Musholt, Knapheide, Foster and Dugan.  The Compensation Committee reviews, and makes recommendations to the Board of Directors regarding, executive compensation.  No member of the Committee is, or was during 2003, an executive officer of another company the Board of Directors of which has a comparable committee on which one of the Company’s executive officers serves.  No executive officer of the Company is, or was during 2003, a member of a comparable Compensation Committee of a company of which any of the directors of the Company is an executive officer.  During 2003, Mr. Dugan was an officer of the Company and the Bank and did not participate in matters involving his compensation.  As of January 1, 2004, the Compensation Committee consisted of Messrs. Musholt, Knapheide and Foster.  Dr. Stevenson became a member of the committee on April 26, 2004.

Item 7. Certain Relationships and Related Transactions.

     The Company’s executive officers and directors and their associates have been and, the Company anticipates will continue to be, customers of the Company’s subsidiary banks in the ordinary course of business, which has included maintaining deposit accounts and trust and other fiduciary accounts and obtaining loans.  Specifically, the Company’s banks, principally MTSB, have granted various types of loans to the Company’s executive officers and directors and entities controlled by them.  As of December 31, 2003, the loans (a) were consistent with similar practices in the banking industry generally, (b) were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the banks’ other customers, (c) did not involve more than the normal risk of collectibility or present other unfavorable features, and (d) were subject to and made in accordance with Regulation O promulgated by the Federal Reserve Board.

     Mr. Keller is a partner with the law firm of Schmiedeskamp, Robertson, Neu & Mitchell, which firm has represented and performed legal services for the Company and its subsidiary banks for several years.

Item 8. Legal Proceedings.

     The Company and its subsidiary banks are involved in various legal actions arising from ordinary business activities.  Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial statements or business.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

     The common stock, $1.25 par value per share of the Company (the “Common Stock”), the Company’s only capital stock, is not registered under the Securities Exchange Act of 1934 or traded on any exchange as of the date of this Registration Statement; however, the Company’s shares are traded between shareholders and third parties either privately or through market makers utilizing the Over-the-Counter Bulletin Board (the “OTCBB”), a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities.  The terms of private trades between shareholders and third parties not conducted through the OTCBB are not available to the Company; however, price information concerning trades through the OTCBB is available from the OTCBB under the symbol MBCI.  The Common Stock has not been actively traded, and there is no assurance that an active market will develop in the future.  The following broker-dealers currently make a market in the Common Stock: Hill Thompson Magid & Co., Inc., Howe Barnes Investments, Inc., Monroe Securities, Inc., Pershing Trading Company, L.P., Ryan Beck & Co., Schwab Capital Markets L.P., Stifel, Nicolaus & Company, Incorporated, and Wedbush Morgan Securities Inc.

      Based on information obtained from the OTCBB, the high and low bid quotations for the Common Stock for each of the quarters of 2002 and 2003, the two last completed fiscal years of the Company, and the first three quarters of 2004 are set forth in the table below.  Such prices have been adjusted to reflect a 5-for-1 stock split effected in May 2002.  All such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

      As of October 31, 2004, there were 317 record holders of the Common Stock, which includes 38 holders whose shares are held by The Depository Trust Company, a registered clearing agency, but excludes persons or entities holding stock in nominee or street name through various banks, brokerage houses and other institutions.

      The Company’s shareholders are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor.  Funds for the payment of dividends are primarily obtained by the Company from dividends paid by the Company’s subsidiary banks.  The Company’s current policy is to pay dividends on a quarterly basis, the amount of which is determined by the Board of Directors considering the Company’s capital needs and other plans at the time.  At present, the Company expects that comparable cash dividends will continue to be paid in the future; however, the declaration of future dividends is in the sole discretion of the Board.  There is no assurance as to future dividends because they are dependent upon earnings, general economic conditions, the financial condition of the Company and its subsidiary banks and other factors as may be appropriate in the Board’s determination of dividend policy, including but not limited to, restrictions arising from federal and state banking laws and regulations to which the Company and its banks are subject.

     For the fiscal years 2002 and 2003 and the first three quarters of 2004, the dollar amount of the dividends paid per share of Common Stock are set forth on the table below, adjusted to reflect to 5-for-1 stock split.

	Price Range		Cash Dividends

	High($)	Low($)	Declared Per Share ($)

2002
1st Quarter	34.00	28.00	.06
2nd Quarter	35.75	30.00	.06
3rd Quarter	44.40	34.70	.06
4th Quarter	42.00	40.01	.44

2003
1st Quarter	42.50	41.20	.06
2nd Quarter	43.10	41.31	.06
3rd Quarter	45.00	42.10	.06
4th Quarter	56.00	43.50	.52

2004
1st Quarter	63.25	55.25	.06
2nd Quarter	60.00	57.00	.06
3rd Quarter	57.00	55.50	.06

Item 10. Recent Sales of Unregistered Securities.

     None.

Item 11. Description of Registrant’s Securities to be Registered.

      Common Stock.   The Company is authorized under Delaware law to issue up to 12,000,000 shares of common stock, $1.25 par value per share (the “Common Stock”).  There were 1,963,680 shares of stock issued and outstanding and 11,250 shares are held in treasury as of October 31, 2004.

     Each share of Common Stock has the same relative rights and is identical in all respects with every other share of stock.  The holders of Common Stock possess exclusive voting rights in the Company.  Each holder of Common Stock is entitled to only one vote for each share held of record on all matters submitted to a vote of holders of Common Stock and is notpermitted to cumulate votes in the election of the Company’s directors.  Holders do not possess any dividend or liquidation rights.

     Holders of Common Stock do not have preemptive rights with respect to any additional shares of Common Stock that may be issued.  Therefore, the Board of Directors may sell shares of Common Stock without first offering such shares to existing stockholders.  The Common Stock is not subject to call for redemption and may not be converted to any other class of securities, and the outstanding shares of Common Stock are fully paid and non-assessable.

     The Board of Directors consists of seven directors, who are elected annually and serve one-year terms.

     As described more fully in the following discussion of the Shareholder Rights Agreement below, the Board of Directors has adopted certain anti-takeover measures.  Under the agreement, the acquisition under certain circumstances by a person of 15 percent or more of the Common Stock will trigger rights held by all shareholders other than the acquiring person to purchase additional shares of Common Stock at a predetermined exercise price.  Also, under federal law, the acquisition by any holder of ten percent (10%) or more (or five percent (5%) or more if the acquirer is another bank holding company) of the issued and outstanding shares of Common Stock generally requires prior regulatory approval.

     Shareholder Rights Agreement.  On July 9, 1999, the Board of Directors declared a dividend of one common share purchase right (a “Right”)for each outstanding share of common stock, then $6.25 par value per share, of the Company. The dividend was made to shareholders of record at the close of business on July 9, 1999 (the “Record Date”).Each Right, adjusted to reflect the 5-for-1 stock split effected in May 2002, entitles the registered holder to purchase from the Company one share of Common Stock at a price equal to one-half of the market value of such one share at that time (the “Purchase Price”), subject to further adjustment as described below. The description and terms of the Rights are set forth in a Shareholder Rights Agreement dated as of July 9, 1999, as amended on May 15, 2000 (collectively, the “Shareholder Rights Agreement”)between the Company and Mercantile Trust & Savings Bank as Rights Agent (the “Rights Agent”).

     Until a “Distribution Date” occurs, the Rights will be evidenced, with respect to any common stock certificate outstanding as of the Record Date, by such share certificate with a copy of a pre-approved summary of rights attached to the certificate. A “Distribution Date”means the date that is ten business days following the earlier of the following dates:  (1) a public announcement regarding or the consummation of a transaction in which a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding Common Stock (an “Acquiring”);(ii) the consummation of a transaction in which the Company consolidates with or merges with or into, any other entity and either the Company is not the continuing or surviving entity of such consolidation or merger, or in connection with such consolidation or merger, all or part of the Company’s outstanding Common Stock is changed into or exchanged for stock or other securities of any other entity, cash, or other property; (iii) the consummation of a transaction in which the Company sells or transfers, in one transaction or a series of related transactions, assets or earning power aggregating more than 50 percent of the assets or earning power of the Company; or (iv) the commencement of, announcement of an intention to make, or the consummation of a tender offer or exchange offer, which would result in the beneficial ownership by a person or group of 15 percent or more of such outstanding Common Stock. A majority of the full Board of Directors may in its discretion vote to extend the Distribution Date.

     The Shareholder Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Shareholder Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding even without such notation or a copy of the summary of rights being attached to such certificate, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the “Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on July 9, 2009 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

     The Purchase Price payable and the number of shares of Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets or of subscription rights or warrants (other than those referred to above).

     In the event that any person or entity becomes an Acquiring Person (the beneficial owner of 15 percent or more of the Common Stock), provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will then be void), will have the right to purchase from the Company upon exercise that number of Common Stock having a market value of two times the applicable exercise price of the Right.

     The Shareholder Rights Agreement excludes from the definition of Acquiring Persons those who certify to the Company that they inadvertently acquired in excess of 14.9 percent of the outstanding Common Stock and thereafter divest such excess Common Stock or who acquire 15 percent or more of the Common Stock in a Permitted Transaction. A “Permitted Transaction”is a stock acquisition or tender or exchange offer pursuant to a definitive agreement which would result in a person beneficially owning 15 percent or more of the Common Stock and which has been approved by a majority of the full Board of Directors prior to the execution of the agreement or the public announcement of the offer.

     In the event that the Company is acquired in a merger or other business combination transaction or 50 percent or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right will have the right to purchase from the acquiring company, upon the exercise of the Right at the then applicable exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the applicable exercise price of the Right.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such Purchase Price. No fractional shares of Common Stock will be issued and, in lieu of such fractional shares, an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of exercise.

     After a person becomes an Acquiring Person, the Company’s Board of Directors may exchange the Rights, other than those Rights owned by the Acquiring Person, in whole or in part, at an exchange ratio of one share of Common Stock per Right, subject to adjustment. However, the Board of Directors cannot conduct an exchange at any time after any person, together with its affiliates and associates, becomes the beneficial owner of 50 percent or more of the outstanding Common Stock.

     At any time prior to a Distribution Date, a majority of the full Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.002 per Right (the “Redemption Price”), subject to adjustment. In addition, the Board of Directors may extend or reduce the period during which the Rights are redeemable, so long as the Rights are redeemable at the time of such extension or reduction. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, except that from and after the date any person becomes an Acquiring Person, no such amendment may adversely affect the economic interests of the holders of the Rights.

     Until a Right is exercised, the holder of the Right, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote, or to receive dividends.

Item 12. Indemnification of Directors and Officers.

     The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by Section 145 of the Delaware Corporation Law, the Company shall indemnify all directors, officers, employees, and agents and persons serving at the request of the Company in any such capacity for another corporation or business against all expenses and liabilities as to actions in their official capacities and as to actions in all other capacities while holding such offices.  Such indemnification shall continue to apply to former directors, officers, employees and agents and shall inure to the benefit of all indemnified persons’ heirs, executors and administrators.  The indemnification rights under the Certificate are in addition to and not exclusive of any other rights of indemnification to which a person may be entitled.

     In addition, the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended in the future to authorize broader elimination or limitation of liability for a director, then in addition to the foregoing elimination of liability, upon the effective date of such amendment the liability of a director shall without further act also be eliminated and limited to such broader extent to the fullest extent not prohibited by the Delaware General Corporation Law, as amended.  The foregoing provisions shall be deemed to be a contract with each director of the Company who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on these provisions.  No repeal or amendment of the Company’s Certificate of Incorporation shall adversely affect any right or any elimination or limitation of liability of a director existing at the time of the repeal or amendment.

     The Company’s Bylaws provide the Company shall indemnify any person who is a party to an action (including actions by or in the right of the Company) by reason of the fact the person is or was a director or officer of the Company or serving at the request of the Company as a director or officer of another entity, against all expenses, judgments and other amount incurred if the person acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company and, with respect to any criminal action, had no reasonable basis to believe his or her conduct was unlawful.  However, with respect to an action by or in the right of the Company, no indemnification shall be made with respect to any matter in which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent the court determines that, despite the adjudication, the person is reasonably entitled to indemnification. Whether a person is entitled to such indemnification is generally determined by the Board of Directors.  Such indemnification rights are not exclusive, and the Company may provide further indemnification rights to directors, officers, employees and agents of the Company or such persons acting in those capacities for another entity at the request of the Company.

     The Company maintains a director and officer liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of the Company or a subsidiary for any claim made during the policy period against the person in any such capacity or arising out of the person’s status as such. The insurer’s limit of liability under the policy is $10 million for each insured loss and $10 million in the aggregate for all insured losses for the policy period. The policy contains various reporting requirements and exclusions, and the Company is responsible for a $50,000 deductible.

Item 13. Financial Statements and Supplementary Data.

     The following financial statements are included in this Registration Statement on Form 10:

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

     None.

Item 15. Financial Statements and Exhibits.

     (a)  Financial Statements

           The financial statements listed on the Index included under “Item 13 – Financial Statements and Supplementary Data” are filed as a part of this Registration Statement on Form 10.

     (b)  Exhibits

            See Exhibit Index.

SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized.

Mercantile Bancorp, Inc.
(Registrant)

Date: November 12, 2004	By: /s/ Dan S. Dugan

Dan S. Dugan
President, Chief Executive Officer and Chairman

Exhibit Index

Exhibit No.	Name of Exhibit

3.1	Certificate of Incorporation of Mercantile Bancorp, Inc., as amended*

3.2	Bylaws of Mercantile Bancorp, Inc., as amended*

4.1	Shareholder Rights Agreement dated July 9, 1999 between the Company and Mercantile Trust & Savings Bank*

4.2	Amendment to Shareholder Rights Agreement dated May 15, 2000 between the Company and Mercantile Trust & Savings Bank*

10.1	Employment Agreement dated June 15, 1987 between Mercantile Trust & Savings Bank and Dan S. Dugan*

10.2	Amendment of Employment Agreement dated December 15, 2003 between Mercantile Trust & Savings Bank and Dan S. Dugan*

10.3	Executive Employee Salary Continuation Agreement dated December 8, 1994 between Mercantile Trust & Savings Bank and Dan S. Dugan*

10.4	Amendment to Dugan Executive Employee Salary Continuation Agreement dated April 26, 2004*

10.5	Executive Employee Salary Continuation Agreement dated December 8, 1994 between Mercantile Trust & Savings Bank and Ted T. Awerkamp*

10.6	Amendment to Awerkamp Executive Employee Salary Continuation Agreement dated April 26, 2004*

10.7	Mercantile Bancorp, Inc. Profit Sharing Plan and Trust*

10.8	401(k) Plan Adoption Agreement*

10.9	Amendment to the Profit Sharing Plan and Trust*

10.10	Mercantile Bancorp, Inc. Equity Incentive Plan*

21	Subsidiaries of registrant*

* Filed with the Registration Statement on Form 10 dated May 12, 2004 (File No. 000-50757), under the same exhibit number.

Mercantile Bancorp, Inc.

Accountants’ Report and Consolidated Financial Statements

December 31, 2003 and 2002

Mercantile Bancorp, Inc.
December 31, 2003 and 2002

Independent Accountants’ Report

To the Stockholders and
Board of Directors
Mercantile Bancorp, Inc.
Quincy, Illinois

We have audited the accompanying consolidated balance sheets of Mercantile Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mercantile Bancorp, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/sig/ BKD, LLP

Decatur, Illinois
February 6, 2004

Mercantile Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2003 and 2002
(in thousands, except share data)

Assets

	2003	2002

Cash and due from banks	$20,673	$25,055
Interest-bearing demand deposits	5,499	1,889
Federal funds sold	596	426

Cash and cash equivalents	26,768	27,370

Available-for-sale securities	158,150	154,375

Held-to-maturity securities	26,943	—

Loans held for sale	4,619	25,470

Loans, net of allowance for loan losses of $5,830 and $4,941 at December 31, 2003 and 2002	632,107	577,741

Interest receivable	6,162	6,496

Foreclosed assets held for sale, net	743	1,418

Federal Home Loan Bank stock	4,029	3,559

Equity method investments in common stock	7,724	2,711

Cost method investments in common stock	1,849	1,154

Deferred income taxes	835	—

Mortgage servicing rights	990	961

Cash surrender value of life insurance	14,705	14,013

Premises and equipment	12,938	11,982

Goodwill	3,596	3,596

Core deposit intangibles	1,809	—

Other	2,193	2,078

Total assets	$906,160	$832,924

See Notes to Consolidated Financial Statements

Liabilities and Stockholders’ Equity

	2003	2002

Liabilities
Deposits
Demand	$80,310	$71,861
Savings, NOW and money market	223,249	208,359
Time	387,119	384,542
Brokered time	67,505	19,392

Total deposits	758,183	684,154

Short-term borrowings	14,367	19,400
Long-term debt	48,185	49,137
Interest payable	1,949	2,059
Deferred income taxes	—	556
Other	3,179	2,351

Total liabilities	825,863	757,657

Commitments and Contingent Liabilities

Minority Interest	263	407

Stockholders’ Equity
Common stock, $1.25 par value; authorized 12,000,000 shares; Issued — 1,974,930 shares Outstanding — 1,963,680 shares	2,469	2,469
Additional paid-in capital	12,498	12,498
Retained earnings	63,588	56,652
Accumulated other comprehensive income	1,900	3,662

	80,455	75,281
Treasury stock, at cost
Common; 11,250 shares	(421)	(421)

Total stockholders’ equity	80,034	74,860

Total liabilities and stockholders’ equity	$906,160	$832,924

F-3

Mercantile Bancorp, Inc.
Consolidated Statement of Income
Year Ended December 31, 2003, 2002 and 2001
(in thousands, except share data)

	2003	2002	2001

Interest and Dividend Income
Loans
Taxable	$36,786	$36,590	$41,132
Tax exempt	440	426	420
Securities
Taxable	4,935	6,457	6,577
Tax exempt	1,942	2,270	2,691
Federal funds sold	50	127	492
Dividends on Federal Home Loan Bank Stock	275	151	193
Deposits with financial institutions and other	188	189	136

Total interest and dividend income	44,616	46,210	51,641

Interest Expense
Deposits	15,232	17,538	23,942
Short-term borrowings	233	322	476
Long-term debt	2,275	2,363	2,600

Total interest expense	17,740	20,223	27,018

Net Interest Income	26,876	25,987	24,623

Provision for Loan Losses	2,487	3,906	2,293

Net Interest Income After Provision for Loan Losses	24,389	22,081	22,330

Noninterest Income
Fiduciary activities	1,595	1,579	1,654
Customer service fees	4,129	4,052	3,482
Other service charges and fees	1,585	1,484	1,458
Net gains on loan sales	1,336	1,973	194
Loan servicing fees	377	331	231
Net realized gains on sales of available-for- sale securities	59	150	200
Net increase in cash surrender value of life insurance	692	757	507
Other	331	132	194

Total noninterest income	10,104	10,458	7,920

See Notes to Consolidated Financial Statements

	2003	2002	2001

Noninterest Expense
Salaries and employee benefits	$12,979	$12,575	$11,619
Net occupancy expense	1,292	1,231	1,248
Equipment expense	1,603	1,660	1,910
Deposit insurance premium	124	122	109
Professional fees	948	899	917
Postage and supplies	788	757	726
Loss on foreclosed assets, net	420	79	46
Loss on equity method investments in common stock	216	47	—
Loss on sale of fixed assets	—	237	—
Amortization of mortgage servicing rights	538	547	—
Other	4,078	4,084	3,800

Total noninterest expense	22,986	22,238	20,375

Minority Interest	43	42	31

Income Before Income Taxes	11,464	10,259	9,844

Provision for Income Taxes	3,153	2,707	2,315

Net Income	$8,311	$7,552	$7,529

Basic Earnings Per Share	$4.23	$3.85	$3.83

Weighted average shares outstanding	1,963,680	1,963,680	1,963,680

Mercantile Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2003, 2002 and 2001
(in thousands, except share data)

	Common Stock		Additional Paid- In Capital	Retained Earnings	Accumulated Other Comprehensive Income

	Shares Outstanding	Amount				Treasury Stock	Total

Balance, January 1, 2001	1,963,680	$2,469	$12,498	$43,849	$469	$(421)	$58,864

Comprehensive income
Net income	—	—	—	7,529	—	—	7,529
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	—	—	—	914	—	914

Total comprehensive income							8,443

Dividends on common stock, $0.54 per share	—	—	—	(1,060)	—	—	(1,060)

Balance, December 31, 2001	1,963,680	2,469	12,498	50,318	1,383	(421)	66,247

Comprehensive income
Net income	—	—	—	7,552	—	—	7,552
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	—	—	—	2,279	—	2,279

Total comprehensive income							9,831

Dividends on common stock, $0.62 per share	—	—	—	(1,218)	—	—	(1,218)

Balance, December 31, 2002	1,963,680	2,469	12,498	56,652	3,662	(421)	74,860

Comprehensive income
Net income	—	—	—	8,311	—	—	8,311
Change in unrealized depreciation on available-for-sale securities, net of taxes	—	—	—	—	(1,762)	—	(1,762)

Total comprehensive income							6,549

Dividends on common stock, $0.70 per share	—	—	—	(1,375)	—	—	(1,375)

Balance, December 31, 2003	1,963,680	$2,469	$12,498	$63,588	$1,900	$(421)	$80,034

See Notes to Consolidated Financial Statements

Mercantile Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001

Operating Activities
Net income	$8,311	$7,552	$7,529
Items not requiring (providing) cash
Depreciation	1,167	1,193	1,373
Provision for loan losses	2,487	3,906	2,293
Amortization of premiums and discounts on securities	1,127	266	239
Amortization of core deposit intangibles	66	—	—
Deferred income taxes	(470)	(191)	(618)
Net realized gains on sales of available- for-sale securities	(59)	(150)	(200)
Loss on foreclosed assets	420	79	46
Net gains on loan sales	(1,336)	(1,973)	(194)
Amortization of mortgage servicing rights	538	547	—
Loss on sale of premises and equipment	—	237	—
Loss on equity method investments in common stock	216	47	—
Federal Home Loan Bank stock dividends	(248)	(151)	(206)
Net increase in cash surrender value of life insurance	(692)	(757)	(507)
Minority interest in earnings of subsidiary	43	42	31
Changes in
Loan originated for sale	(76,865)	(95,900)	(48,337)
Proceeds from sales of loans	98,486	97,033	42,202
Interest receivable	334	850	1,305
Other assets	(307)	(133)	(107)
Interest payable	(110)	(334)	(956)
Other liabilities	1,019	(1,643)	479

Net cash provided by operating activities	34,127	10,520	4,372

Investing Activities
Purchases of available-for-sale securities	(85,000)	(18,888)	(114,797)
Proceeds from maturities of available-for-sale securities	76,858	52,722	76,710
Proceeds from the sales of available-for-sale securities	1,054	2,743	6,912
Purchases of held-to-maturity securities	(32,554)	—	—
Proceeds from maturities of held-to-maturity securities	5,200	—	—
Net change in loans	(57,611)	(99,740)	(7,475)
Purchases of premises and equipment	(2,169)	(3,521)	(1,281)
Proceeds from sales of premises and equipment	46	—	—

See Notes to Consolidated Financial Statements

	2003	2002	2001

Investing Activities (Continued)
Purchases of Federal Home Loan Bank stock	$(222)	$(34)	$(479)
Proceeds from the sales of foreclosed assets	986	560	639
Purchase of cost method investment in common stock	(695)	—	(1,154)
Purchases of equity method investment in common stock	(7,104)	(2,031)	(680)
Purchase of bank owned life insurance	—	—	(9,963)
Purchase of shares owned by minority interest	—	—	(22)

Net cash used in investing activities	(101,211)	(68,189)	(51,590)

Financing Activities
Net increase (decrease) in demand deposits, money market, NOW and savings accounts	23,339	(2,791)	15,272
Net increase in time and brokered time deposits	50,690	51,703	10,712
Net increase (decrease) in short-term borrowings	(5,033)	6,157	(720)
Proceeds from long-term debt	7,998	13,220	20,140
Repayment of long-term debt	(8,950)	(14,412)	(4,620)
Dividends paid	(1,375)	(1,218)	(1,060)
Dividends paid on minority shares	(187)	—	—

Net cash provided by financing activities	66,482	52,659	39,724

Decrease in Cash and Cash Equivalents	(602)	(5,010)	(7,494)

Cash and Cash Equivalents, Beginning of Year	27,370	32,380	39,874

Cash and Cash Equivalents, End of Year	$26,768	$27,370	$32,380

Supplemental Cash Flows Information

Interest paid	$17,850	$20,557	$27,974

Income taxes paid (net of refunds)	$2,731	$2,914	$3,319

Real estate acquired in settlement of loans	$758	$964	$1,347

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Note 1:     Nature of Operations and Summary of Significant Accounting Policies

     Nature of Operations

Mercantile Bancorp, Inc. (“Company”) is a bank holding company whose principal activity is the ownership and management of its wholly and majority owned subsidiaries, Mercantile Trust & Savings Bank, Perry State Bank, Farmers State Bank of Northern Missouri, Marine Trust Company of Carthage, Golden State Bank, Security State Bank of Hamilton, Brown County State Bank, and State Bank of Augusta (Banks). The Banks are primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Western Illinois and Northern Missouri.  The Banks are subject to competition from other financial institutions.  The Company and Banks are also subject to regulation by certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

     Investment Subsidiary

During 2002, Mercantile Trust & Savings Bank established a subsidiary, Mercantile Investments, Inc., to manage part of the Bank’s investment portfolio. Mercantile Investments, Inc., located in the Bahamas, is included in the consolidation of the Company’s financial statements.  As of December 31, 2003, Mercantile Investments, Inc. had approximately $105,929,000 in total assets.

     Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Banks and their wholly and majority-owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.  The portion of equity and related earnings of shares of Security State Bank of Hamilton not owned by Mercantile Bancorp, Inc. are reflected as minority interest on the consolidated balance sheets and statements of income.

     Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, mortgage servicing rights, prepayment assumptions used in determining amortization of premiums on mortgage-backed securities and collateralized mortgage obligations, and amortization periods of core deposit intangibles.  In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties. Management estimates mortgage servicing rights taking into consideration changes in interest rates, current prepayment rates and expected future cash flows. Management periodically reviews the prepayment assumptions used in determining the amortization of premiums on mortgage backed securities and collateralized mortgage obligations.  Management estimates the useful life of core deposit intangibles and annually reviews the intangibles for any possible impairment.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

Amortization of premiums and discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Equity Method Investments

The Company has investments in common stock of companies recorded under the equity method of accounting.  The equity method is used whenever the Company lacks control, but exercises significant influence over the operating and financial policies of an investee.  Under the equity method, the Company increases (decreases) its carrying amount of its investment in the investees to reflect the Company’s share of income (losses) and reduces its investment to reflect dividends received. The Company’s share of the income (losses) in the investees is included in the Company’s net income.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Cost Method Investments

The Company has investments in common stock of companies recorded under the cost method of accounting.  The Company owns less than 20% of the investee’s common stock and does not have the ability to exercise significant influence over the operating and financial policies of the investees.  Under the cost method, the Company’s carrying amount of its investment represents the cost paid initially for the stock which is periodically reviewed for impairment.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.  Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for non-homogeneous loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using accelerated and straight-line methods over the estimated useful lives of the assets.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is stated at cost and is a required investment for institutions that are members of the Federal Home Loan Bank system.  The required investment in the common stock is based on a predetermined formula.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in net expense from foreclosed assets.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Goodwill

Goodwill is tested annually for impairment.  If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value.  Subsequent increases in goodwill value are not recognized in the financial statements.  The goodwill relates to prior years acquisitions of majority owned subsidiaries.  There was no goodwill acquired, no subsequent impairment loss or goodwill written-off due to branch sales during the periods presented.

Core Deposit Intangibles

Core deposit intangibles are being amortized on the straight-line basis over a period of ten years. Such assets are periodically evaluated as to the recoverability of their carrying value.

Mortgage Servicing Rights

Mortgage servicing rights on originated loans that have been sold are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values.  Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.  Impairment of mortgage-servicing rights is assessed based on the fair value of those rights.  Fair values are estimated using discounted cash flows based on a current market interest rate.  For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans.  The predominant characteristic currently used for stratification is type of loan.  The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Loan Servicing Income

Loan servicing income represents fees earned for servicing real estate mortgage loans owned by various investors.

Treasury Stock

Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

Income Taxes

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities.  A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.  The Company files consolidated income tax returns with its subsidiaries.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Self Insurance

The Company has elected to self-insure certain costs related to employee health benefit programs.  Costs resulting from uninsured losses are charged to income when incurred.  The Company has purchased insurance that limits its exposure to individual and aggregate amounts in any given year.

Earnings Per Share

Earnings per share have been computed based upon the weighted-average common shares outstanding during each year.

Trust Assets

Mercantile Trust and Savings Bank and Marine Trust Company of Carthage manage trust departments.  Assets of the trust department for Mercantile Trust and Savings Bank and Marine Trust Company of Carthage, other than trust cash on deposit at the Banks, are not included in these financial statements because they are not assets of the Company.

Reclassifications

Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the 2003 financial statement presentation. These reclassifications had no effect on net income.

Note 2: Stock Split

In May 2002, the Company’s Board of Directors approved a five-for-one stock split.  Share and per share data in the consolidated financial statements and notes have been retroactively restated for the stock split as if it occurred on January 1, 2001.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Note 3: Securities

The amortized cost and approximate fair values of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

Available-for-sale Securities:
December 31, 2003:
U.S. government agencies	$6,057	$57	$(1)	$6,113
Mortgage-backed securities	98,849	1,945	(184)	100,610
State and political subdivisions	42,778	1,308	(27)	44,059
Corporate bonds	7,121	51	—	7,172
Equity securities	196	—	—	196

	$155,001	$3,361	$(212)	$158,150

December 31, 2002:
U.S. government agencies	$7,326	$305	$(2)	$7,629
Mortgage-backed securities	90,841	3,563	(9)	94,395
State and political subdivisions	47,666	1,852	(4)	49,514
Equity securities	2,710	152	(25)	2,837

	$148,543	$5,872	$(40)	$154,375

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

Held-to-maturity Securities:
December 31, 2003
Mortgage-backed securities	$25,833	$16	$(181)	$25,668
State and political subdivisions	1,110	8	—	1,118

	$26,943	$24	$(181)	$26,786

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Within one year	$11,534	$11,655	$750	$751
One to five years	22,140	22,802	360	367
Five to ten years	12,338	12,857	—	—
After ten years	9,944	10,030	—	—

	55,956	57,344	1,110	1,118
Mortgage-backed securities	98,849	100,610	25,833	25,668
Equity securities	196	196	—	—

Totals	$155,001	$158,150	$26,943	$26,786

The carrying value of securities pledged as collateral, to secure public deposits, Federal Home Loan Bank advances, repurchase agreements and for other purposes, amounted to $84,088,000 at December 31, 2003 and $96,702,000 at December 31, 2002.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Gross gains of $59,000, $150,000 and $200,000 resulting from sales of available-for-sale securities were realized for 2003, 2002 and 2001, respectively.  Income tax expense of $22,000, $54,000 and $72,000 was recognized on the sales of available-for-sale securities during 2003, 2002 and 2001, respectively.

With the exception of U.S. governmental agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholders’ equity at December 31, 2003.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2003, was $52,975,000, which is approximately 29% of the Company’s available-for-sale and held-to-maturity investment portfolio.  These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003:

	Less Than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. government agencies	$299	$1	$—	$—	$299	$1
Mortgage-backed securities	50,038	365	—	—	50,038	365
State and political subdivisions	2,505	26	133	1	2,638	27

Total temporarily impaired securities	$52,842	$392	$133	$1	$52,975	$393

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Note 4:     Equity  and Cost Method Investments in Common Stock

The Company has equity method investments in common stock of $7,724,000 and $2,711,000 as of December 31, 2003 and 2002, respectively.  Included in retained earnings at December 31, 2003 is cumulative losses and expenses in regards to the equity method investments in common stock of $207,000, net of taxes.

The Company’s equity method investments in common stock as of December 31 are as follows:

	Investment Amount		Gross Carrying Amount of Core Deposit Intangibles

Entity	2003	2002	2003	2002

New Frontier Bancshares, Inc.	$2,403	$1,300	$341	$—
NorthStar Bancshares, Inc.	2,262	1,411	324	—
Mid-American Bancorp, Inc.	3,059	—	1,210	—

	$7,724	$2,711	$1,875	$—

The Company owned 25,396 shares and 14,300 shares of common stock of New Frontier Bancshares, Inc. (“New Frontier”), which represents an ownership percentage of 33% and 20% as of December 31, 2003 and 2002, respectively.  The purchase of 11,096 shares for $1,374,500 during 2003 was in excess of the underlying equity in the net assets of New Frontier. The amount of the purchase price in excess of the underlying net assets of $340,524 was recognized as a core deposit intangible. New Frontier is a privately held bank holding company located in St. Charles, Missouri. As of December 31, 2003 and 2002, the Company’s investment in New Frontier was $2,403,000 and $1,300,000, respectively. The investment in New Frontier is carried at the same amount of the underlying equity in the net assets of New Frontier. Quoted market prices for the common stock are not available. Selected financial information for New Frontier, is as follows:

	As of and for the Years Ended December 31,
	2003	2002

Total assets	$84,151	$62,687
Total liabilities	76,878	56,124
Total equity	7,273	6,563
Net income (loss)	230	(231)

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

The Company also owns 165,000 shares and 83,000 shares of common stock of NorthStar Bancshares, Inc. (“NorthStar”), as of December 31, 2003 and 2002, respectively. The Company purchased 82,000 shares of NorthStar during 2003 for $1,435,000 which increased the Company’s ownership from 9% to 14%. The amount of the purchase price in excess of the underlying net assets of $324,280 was recognized as a core deposit intangible. NorthStar is a privately held bank holding company located in Kansas City, Missouri. As of December 31, 2003 and 2002, the Company’s investment in NorthStar was $2,262,000 and $1,411,000, respectively. The Company’s investment is less than 20%; however, the Company’s Chief Executive Officer became a member of NorthStar’s board of directors during 2003 and can exert significant influence over operating and financial policies.  The Company recorded its investment on the equity method, and accordingly, the investment in NorthStar is carried at the same amount of the underlying equity in the net assets of NorthStar. Quoted market prices for the common stock are not available. Selected financial information for NorthStar, is as follows:

	As of and for the Years Ended December 31,
	2003	2002

Total assets	$124,353	$104,149
Total liabilities	108,182	93,124
Total equity	16,172	11,026
Net income (loss)	952	(560)

During 2003, the Company purchased 41,000 shares of common stock of Mid-America Bancorp, Inc. (“Mid-America”) for $4,305,000, which represents an approximate 49% ownership as of December 31, 2003. The amount of the purchase price in excess of the underlying net assets of $1,209,950 was recognized as core deposit intangible. Mid-America is a privately held bank holding company located in Leawood, Kansas.  As of December 31, 2003, the Company’s investment in Mid-America was $3,059,000. The Company accounts for the investments in common stock under the equity method. Accordingly, the investment in Mid-America is carried at the same amount of the underlying equity in the net assets of Mid-America. Quoted market prices for the common stock are not available.  Selected financial information for Mid-America is as follows:

As of and for the Year Ended December 31, 2003

Total assets	$60,603
Total liabilities	54,343
Total equity	6,260
Net loss	(287)

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

During February, 2004, Mid-America repurchased shares outstanding and recorded these 6,718 shares as treasury stock.  The Company in turn purchased 7,000 treasury shares at a price of $110 per share.  The Company’s ownership percentage increased to 57% as a result of this transaction.  The Company will consolidate Mid-America in its 2004 financial statements as its investment will be considered majority-owned by the Company.  The Company incurred an additional core deposit intangible of approximately $264,000 as a result of this transaction.  The amount of equity and net income not owned by the Company will be recorded as a minority interest in the Company’s 2004 consolidated balance sheets and income statements.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of this transaction.  The table below is as of December 31, 2003 as the transaction occurred during early 2004.

Cash and cash equivalents	$6,424
Securities	7,101
Net loans	42,055
Premises and equipment	2,992
Core deposit intangibles	1,210
Other assets	2,031

Total assets acquired	61,813

Deposits	45,000
Long-term debt	9,175
Other liabilities	165

Total liabilities assumed	54,343

Minority interest	2,754

Net assets acquired	$4,716

The only significant intangible asset acquired was the core deposit intangible, which has a useful life of approximately 10 years and will be amortized using the straight-line method.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

The following proforma disclosures, including the effect of the purchase accounting adjustments, depict the results of operations as though the merger had taken place at the beginning of each period.

	Year Ended December 31,
	2003	2002	2001

Net interest income	$27,767	$26,447	$24,964
Net income	8,147	6,897	7,288
Basic earnings per share	4.15	3.51	3.71

The Company has investments in the common stock of other community banks which are not publicly traded that are recorded under the cost method of accounting.  The Company had investments in two community banks at December 31, 2003 for $1,849,000 and one community bank at December 31, 2002 totaling $1,154,000.

Note 5:     Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2003	2002

Commercial and agricultural	$195,254	$190,042
Commercial real estate	191,654	184,414
Residential real estate	153,843	112,145
Consumer	87,528	83,566
Floor plan loans	9,658	12,515

Total loans	637,937	582,682

Less
Allowance for loan losses	5,830	4,941

Net loans	$632,107	$577,741

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Activity in the allowance for loan losses was as follows:

	2003	2002	2001

Balance, beginning of year	$4,941	$4,370	$4,335
Provision charged to expense	2,487	3,906	2,293
Losses charged off, net of recoveries of $462 for 2003, $524 for 2002 and $416 for 2001	(1,598)	(3,335)	(2,258)

Balance, end of year	$5,830	$4,941	$4,370

Impaired loans totaled $10,987,000 and $12,816,000 at December 31, 2003 and 2002, respectively.  An allowance for loan losses of $327,000 and $785,000 relates to impaired loans of $1,130,000 and $1,515,000 at December 31, 2003 and 2002, respectively.  At December 31, 2003 and 2002, impaired loans of $9,857,000 and $11,301,000 had no related allowance for loan losses.  The amount of impairment recorded through the allowance for loan losses is measured on a loan-by-loan basis by either the present value of expected future cash flows, the loan’s obtainable market price or the fair value of collateral if the loan is collateral dependent.

Interest of approximately $526,000, $772,000 and $792,000 was recognized on average impaired loans of $11,280,000, $14,448,000 and $9,150,000 for 2003, 2002 and 2001.  Interest of approximately $515,000, $529,000 and $765,000 was recognized on impaired loans on a cash basis during 2003, 2002 and 2001.

At December 31, 2003 and 2002, accruing loans delinquent 90 days or more totaled $1,274,000 and $870,000, respectively.  Non-accruing loans at December 31, 2003 and 2002 were $3,929,000 and $3,171,000, respectively.

Note 6:     Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2003	2002

Land	$2,282	$1,887
Buildings and improvements	12,765	11,557
Equipment	10,308	9,149
Construction in progress	174	830

	25,529	23,423
Less accumulated depreciation	12,591	11,441

Net premises and equipment	$12,938	$11,982

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Note 7:     Derivative Financial Instruments

In the normal course of business, the Company uses various derivative financial instruments to manage its interest rate risk and market risks in accommodating the needs of its customers.  These instruments carry varying degrees of credit, interest rate, and market or liquidity risks.  Derivative instruments are recognized as either assets or liabilities in the accompanying financial statements and are measured at fair value.  Subsequent changes in the derivatives’ fair values are recognized in earnings unless specific hedge accounting criteria are met.

     Cash Flow Hedges

During 2003, the Company entered into two interest rate swap agreements to manage risk associated with changing interest rates.  Payments made or received under the agreements are recognized as an adjustment to interest income.  The agreements fix the rate on $7,500,000 at 5.67% through November 2006 and $7,500,000 at 5.72% through September 2006.

The Company recognizes the interest rate swap agreements in accordance with the provisions of Financial Accounting Standards Board Statements (SFAS) Nos. 133 and 138, which establish accounting and reporting standards for derivative financial instruments.  SFAS 133 and 138 require most derivative instruments to be reflected as assets or liabilities in the balance sheet at their fair values with changes in fair values reflected in net income or accumulated other comprehensive income if the criteria for cash flow hedge accounting are met.  Management has determined that the Company’s current derivative instruments are cash flow hedge instruments.  The hedging transactions do not meet the requirements for the short-cut method under the provisions of the standards.  Yet, based on analysis of the agreements and related note agreements, management has determined that the agreements are effective and thus no hedge ineffectiveness exists; therefore, the derivative instruments would be recorded at their fair values with subsequent changes in fair value included in comprehensive income.  The fair values of the interest rate swap agreements were considered immaterial as of December 31, 2003.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Note 8:     Other Intangible Assets

The carrying basis and accumulated amortization of recognized intangible assets at December 31, was:

	2003		2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposits	$1,875	$66	$—	$—

Amortization expense for the year ended December 31, 2003, was $66,000. Estimated amortization expense for each of the following five years is:

2004	$187
2005	187
2006	187
2007	187
2008	187

Note 9:     Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others was approximately $147,312,000, $137,299,000 and $108,714,000 at December 31, 2003, 2002 and 2001, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $705,000, $617,000 and $485,000 at December 31, 2003, 2002 and 2001, respectively.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

The aggregate fair value of capitalized mortgage servicing rights at December 31, 2003, 2002 and 2001 totaled $990,716, $961,394 and $0, respectively.  Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

	2003	2002	2001

Mortgage servicing rights
Balance, beginning of year	$961	$—	$—
Servicing rights capitalized	567	1,508	—
Amortization of servicing rights	(538)	(547)	—

	990	961	—
Valuation allowance	—	—	—

Balance, end of year	$990	$961	$—

Note 10:     Interest-Bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more were approximately $212,640,000 on December 31, 2003 and $224,202,000 on December 31, 2002.

At December 31, 2003, the scheduled maturities of time deposits, including brokered deposits, are as follows:

2004	$268,350
2005	85,772
2006	59,569
2007	31,924
2008	5,405
Thereafter	3,604

$454,624

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Note 11:     Short-Term Borrowings

Short-term borrowings included the following at December 31:

	2003	2002

Federal funds purchased	$3,573	$2,390
Securities sold under agreements to repurchase	9,885	13,010
U.S. Treasury demand notes	909	4,000

Total short-term borrowings	$14,367	$19,400

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by mortgage backed securities and such collateral is held by Wachovia and United Missouri Bank.  The maximum amount of outstanding agreements at any month end during 2003 and 2002 totaled $14,359,000 and $21,135,000 and the monthly average of such agreements totaled $11,284,000 and $13,455,000, respectively.  The agreements at December 31, 2003 mature within 12 months.

Note 12:     Long-Term Debt

Long-term debt consisted of the following components at December 31:

	2003	2002

Federal Home Loan Bank advances, fixed rates from 3.20% to 6.20%, due at various dates through 2014.	$40,152	$47,137

Bank note payable, variable rate, due June 30, 2004	8,033	2,000

Total long-term debt	$48,185	$49,137

The Federal Home Loan Bank (FHLB) advances are secured by U.S. government agency and mortgage backed securities, first-mortgage loans, and all stock in the FHLB owned by the Company.  The advances are subject to restrictions or penalties in the event of prepayments.  The Company has $33,492,000 in FHLB borrowings having a weighted average rate of 5.10% which are callable at various dates.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

The bank note payable is secured by 100% of the outstanding shares of the subsidiary banks. The principal is due June 30, 2004.  Interest is payable quarterly at 1 percent below prime.  The rate at December 31, 2003 was 3.0%. The bank note payable has various covenants related to the Company including ratios relating to the Company’s capital, allowance for loan losses, and return on assets.  As of December 31, 2003, the Company was in compliance with the note covenants.

Aggregate annual maturities of long-term debt at December 31, 2003, are:

2004	$12,218
2005	1,000
2006	1,150
2007	2,325
2008	21,000
Thereafter	10,492

$48,185

Note 13: Income Taxes

The provision for income taxes includes these components:

	2003	2002	2001

Taxes currently payable
Federal	$3,329	$2,500	$2,673
State	294	398	260

Deferred income taxes
Federal	(387)	(161)	(514)
State	(83)	(30)	(104)

Income tax expense	$3,153	$2,707	$2,315

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2003	2002	2001

Computed at the statutory rate (34%)	$3,898	$3,488	$3,347
Increase (decrease) resulting from
Tax exempt income	(739)	(810)	(889)
State income taxes	127	233	103
Increase in cash surrender value of life insurance	(259)	(258)	(159)
Result of State tax audit	—	—	(176)
Other	126	54	89

Actual tax expense	$3,153	$2,707	$2,315

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2003	2002

Deferred tax assets
Allowance for loan losses	$2,401	$2,035
Accrued compensated absences	130	109
Deferred compensation	636	541
Accrued postretirement benefit	36	47
Equity investment	138	137
Other	99	68

	3,440	2,937

Deferred tax liabilities
Federal Home Loan Bank stock dividends	287	178
Depreciation	522	527
Unrealized gains on available -for-sale securities	1,249	2,170
State taxes	—	149
Mortgage servicing rights	408	396
Other	139	73

	2,605	3,493

Net deferred tax asset (liability)	$835	$(556)

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Note 14: Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows:

	2003	2002	2001

Unrealized gains (losses) on available - for-sale securities	$(2,624)	$3,820	$1,681
Less reclassification adjustment for realized gains included in income	59	150	200

Other comprehensive income (loss), before tax effect	(2,683)	3,670	1,481
Tax expense (benefit)	(921)	1,391	567

Other comprehensive income (loss)	$(1,762)	$2,279	$914

Note 15: Regulatory Matters

The Company and subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary banks to maintain minimum amounts and ratios (set forth in the table below).  Management believes, as of December 31, 2003, that the Company and subsidiary banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Company and subsidiary banks’ regulatory authorities categorized the Company and subsidiary banks as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Company and subsidiary banks must maintain capital ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Company’s or subsidiary banks’ categories.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

The Company and significant subsidiary banks’ actual capital amounts and ratios are also presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2003
Total capital (to risk-weighted assets)
Consolidated	$79,750	11.7%	$54,586	8.0%	$—	N/A
Mercantile Trust & Savings Bank	39,493	10.9%	28,942	8.0%	36,177	10.0%
Perry State Bank	11,289	10.9%	8,319	8.0%	10,398	10.0%
Farmers State Bank of Northern Missouri	5,226	10.5%	3,977	8.0%	4,971	10.0%
Marine Trust Company of Carthage	7,287	11.8%	4,930	8.0%	6,163	10.0%
Golden State Bank	2,090	13.8%	1,215	8.0%	1,519	10.0%
Security State Bank of Hamilton	3,804	12.9%	2,361	8.0%	2,952	10.0%
Brown County State Bank	4,483	11.7%	3,076	8.0%	3,846	10.0%
State Bank of Augusta	2,265	11.6%	1,559	8.0%	1,949	10.0%

Tier I capital (to risk-weighted assets)
Consolidated	73,920	10.8%	27,293	4.0%	—	N/A
Mercantile Trust & Savings Bank	36,589	10.1%	14,471	4.0%	21,706	6.0%
Perry State Bank	10,264	9.9%	4,159	4.0%	6,239	6.0%
Farmers State Bank of Northern Missouri	4,796	9.6%	1,988	4.0%	2,982	6.0%
Marine Trust Company of Carthage	6,642	10.8%	2,465	4.0%	3,698	6.0%
Golden State Bank	1,988	13.1%	608	4.0%	911	6.0%
Security State Bank of Hamilton	3,526	11.9%	1,181	4.0%	1,771	6.0%
Brown County State Bank	4,216	11.0%	1,538	4.0%	2,307	6.0%
State Bank of Augusta	2,086	10.7%	779	4.0%	1,169	6.0%

Tier I capital (to average assets)
Consolidated	73,920	8.0%	36,842	4.0%	—	N/A
Mercantile Trust & Savings Bank	36,589	7.3%	19,914	4.0%	24,893	5.0%
Perry State Bank	10,264	8.0%	5,102	4.0%	6,378	5.0%
Farmers State Bank of Northern Missouri	4,796	6.6%	2,887	4.0%	3,608	5.0%
Marine Trust Company of Carthage	6,642	8.2%	3,231	4.0%	4,039	5.0%
Golden State Bank	1,988	8.1%	980	4.0%	1,225	5.0%
Security State Bank of Hamilton	3,526	7.7%	1,828	4.0%	2,285	5.0%
Brown County State Bank	4,216	7.2%	2,351	4.0%	2,939	5.0%
State Bank of Augusta	2,086	7.5%	1,109	4.0%	1,386	5.0%

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2002
Total capital (to risk-weighted assets)
Consolidated	$69,194	10.8%	$51,409	8.0%	$—	N/A
Mercantile Trust & Savings Bank	34,531	9.8%	28,281	8.0%	35,351	10.0%
Perry State Bank	9,697	10.2%	7,570	8.0%	9,462	10.0%
Farmers State Bank of Northern Missouri	4,373	11.6%	3,026	8.0%	3,782	10.0%
Marine Trust Company of Carthage	6,912	11.0%	5,044	8.0%	6,305	10.0%
Golden State Bank	1,886	11.7%	1,290	8.0%	1,612	10.0%
Security State Bank of Hamilton	5,717	18.8%	2,434	8.0%	3,042	10.0%
Brown County State Bank	4,287	12.2%	2,811	8.0%	3,514	10.0%
State Bank of Augusta	2,356	12.5%	1,509	8.0%	1,887	10.0%

Tier I capital (to risk-weighted assets)
Consolidated	64,253	10.0%	25,704	4.0%	—	N/A
Mercantile Trust & Savings Bank	31,981	9.0%	14,140	4.0%	21,210	6.0%
Perry State Bank	8,995	9.5%	3,785	4.0%	5,677	6.0%
Farmers State Bank of Northern Missouri	4,116	10.9%	1,513	4.0%	2,269	6.0%
Marine Trust Company of Carthage	6,259	9.9%	2,522	4.0%	3,783	6.0%
Golden State Bank	1,786	11.1%	645	4.0%	967	6.0%
Security State Bank of Hamilton	5,431	17.9%	1,217	4.0%	1,825	6.0%
Brown County State Bank	4,080	11.6%	1,406	4.0%	2,109	6.0%
State Bank of Augusta	2,170	11.5%	755	4.0%	1,132	6.0%

Tier I capital (to average assets)
Consolidated	64,253	7.9%	32,467	4.0%	—	N/A
Mercantile Trust & Savings Bank	31,981	7.3%	17,588	4.0%	21,985	5.0%
Perry State Bank	8,995	7.9%	4,558	4.0%	5,697	5.0%
Farmers State Bank of Northern Missouri	4,116	9.0%	1,839	4.0%	2,299	5.0%
Marine Trust Company of Carthage	6,259	7.8%	3,193	4.0%	3,991	5.0%
Golden State Bank	1,786	7.7%	932	4.0%	1,165	5.0%
Security State Bank of Hamilton	5,431	11.6%	1,875	4.0%	2,343	5.0%
Brown County State Bank	4,080	7.7%	2,124	4.0%	2,655	5.0%
State Bank of Augusta	2,170	8.0%	1,081	4.0%	1,351	5.0%

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Without prior approval, the subsidiary banks are restricted as to the amount of dividends that they may declare to the balance of the retained earnings account, adjusted for defined bad debts.  The Banks’ retained earnings available for dividends to the Company at December 31, 2003 totaled $37,605,000.  As a practical matter, the subsidiary banks restrict dividends to a lesser amount because of the desire to maintain an adequate capital structure.

Note 16: Related Party Transactions

At December 31, 2003 and 2002, the Company had loans outstanding to executive officers, directors, significant stockholders and their affiliates (related parties).

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 2003	$12,643,000
Change in composition of related parties	—
New loans, including renewals	7,983,000
Payments, including renewals	(7,601,000)

Balances, December 31, 2003	$13,025,000

In management’s opinion, such loans and other extensions of credit were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

Note 17: Employee Benefits

The Company has a defined contribution 401(k) profit sharing plan covering substantially all employees.  Employer contributions charged to expense for 2003, 2002 and 2001 were $738,000, $747,000 and $625,000, respectively.

Postretirement Benefits

The Company has a noncontributory defined benefit postretirement plan covering all employees who meet the eligibility requirements.  Eligible employees who retired on or before December 31, 1995, and elected individual or family medical coverage, share the cost of the coverage with the Company.  Eligible employees who retire after December 31, 1995, may elect to continue both their life insurance and medical coverage, excluding prescription drug benefit, by paying the full cost of the coverage.  The plan is unfunded with actual premium payments being paid as incurred.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

The transition obligation is being recognized over the employees’ future service period as a component of net periodic postretirement benefit cost.  The net periodic postretirement benefit cost was $131,480 for 2003, $67,341 for 2002 and $66,091 for 2001.  The accumulated postretirement benefit obligation was immaterial as of December 31, 2003.

The Company has a deferred compensation agreement with certain executives.  The agreement provides monthly payments for fifteen years after retirement or death.  The charge to expense for the agreement was $231,000 for 2003, $213,000 for 2002 and $197,000 for 2001.  Such charges reflect the straight-line accrual over the period until full eligibility of the present value of benefits due each participant on the full eligibility date, using an 8% discount factor.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Note 18: Disclosures about Fair Value of Financial Instruments

The following table presents estimated fair values of the Company’s financial instruments.  The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties.  Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets
Cash and cash equivalents	$26,768	$26,768	$27,370	$27,370
Available-for-sale securities	158,150	158,150	154,375	154,375
Held-to-maturity securities	26,943	26,786	—	—
Loans held for sale	4,619	4,633	25,470	25,875
Loans, net of allowance for loan losses	632,107	641,840	577,741	581,481
Federal Home Loan Bank stock	4,029	4,029	3,559	3,559
Equity method investments in common stock	7,724	9,533	2,711	2,711
Cost method investments in common stock	1,849	1,849	1,154	1,154
Cash surrender value of life insurance	14,705	14,705	14,013	14,013
Interest receivable	6,162	6,162	6,496	6,496

Financial liabilities
Deposits	758,183	760,317	684,154	688,313
Short-term borrowings	14,367	14,367	19,400	19,400
Long-term debt	48,185	49,064	49,137	49,900
Interest payable	1,949	1,949	2,059	2,059

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	0	0	0	0
Letters of credit	0	0	0	0
Lines of credit	0	0	0	0
Interest rate swap	0	0	0	0

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and Cash Equivalents, Federal Home Loan Bank Stock, Cost Method investments in Common Stock, Cash Surrender Value of Life Insurance, and Interest Receivable

The carrying amount approximates fair value.

Equity Method Investments in Common Stock

The fair value approximates the carrying value and related core deposit intangible.

Securities

Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Loans Held for Sale

For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.  The carrying amount of accrued interest approximates its fair value.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts, and certain money market deposits. The carrying amount approximates fair value.  The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings and Interest Payable

The carrying amount approximates fair value.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Long-Term Debt

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to Originate Loans, Letters of Credit, Lines of Credit, and Interest Rate Swap

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair value of forward sale commitments is estimated based on current market prices for loans of similar terms and credit quality.  The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. The fair value of the interest rate swap is equal to quoted market prices

Note 19: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Estimates related to the allowance for loan losses, mortgage servicing rights, and assumptions used in determining amortization of premiums on mortgage-backed securities are reflected in the footnote regarding loans and mortgage servicing rights. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

Note 20: Commitments and Credit Risk

The Company grants commercial, mortgage and consumer loans and receives deposits from customers located primarily in Western Illinois and Northern Missouri.  The Company’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets.  Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions and the agricultural economy in Western Illinois and Northern Missouri.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2003 and 2002, the Company had outstanding commitments to originate loans aggregating approximately $93,460,000 and $86,178,000, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.  Loan commitments at fixed rates of interest amounted to $18,721,000 and $20,183,000 at December 31, 2003 and 2002, respectively, with the remainder at floating market rates.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.  Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  Fees for letters of credit issued after December 31, 2002 are initially recorded by the Company as deferred revenue and are included in earnings at the termination of the respective agreements.  Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

The Company had total outstanding standby letters of credit amounting to $9,024,000 and $8,080,000, at December 31, 2003 and 2002, respectively, with terms ranging from 1 day to 22 years.  At December 31, 2003 and 2002, the Company’s deferred revenue under standby letter of credit agreements was nominal.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Lines of credit generally have fixed expiration dates.  Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.  Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2003, the Company had granted unused lines of credit to borrowers aggregating approximately $83,366,000 and $1,027,000 for commercial lines and open-end consumer lines, respectively.  At December 31, 2002, unused lines of credit to borrowers aggregated approximately $78,384,000 for commercial lines and $959,000 for open-end consumer lines.

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business.  It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Note 21: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,

	2003	2002

Assets
Cash	$274	$169
Investment in common stock of subsidiaries	75,964	72,289
Equity investments in common stock	7,724	2,711
Cost method investments in common stock	1,849	1,154
Core deposit intangibles	1,809	—
Other	447	537

Total assets	$88,067	$76,860

Liabilities — Long-term debt	$8,033	$2,000

Stockholders’ Equity	80,034	74,860

Total liabilities and stockholders’ equity	$88,067	$76,860

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Condensed Statements of Income

	Years Ended December 31,

	2003	2002	2001

Income
Dividends from subsidiaries	$6,191	$11,315	$4,840
Other income	—	17	7

Total income	6,191	11,332	4,847

Expenses
Loss on equity method investment	216	47	—
Other expenses	922	951	1,351

Total expenses	1,138	998	1,351

Income Before Income Tax and Equity in Undistributed Income of Subsidiaries	5,053	10,334	3,496

Provision for Income Tax (Benefit)	(421)	(467)	(598)

Income Before Equity in Undistributed Income of Subsidiaries	5,474	10,801	4,094

Equity in Undistributed Income of Subsidiaries	2,837	(3,249)	3,435

Net Income	$8,311	$7,552	$7,529

Mercantile Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Table dollar amounts in thousands)

Condensed Statements of Cash Flows

	Years Ended December 31,

	2003	2002	2001

Operating Activities
Net income	$8,311	$7,552	$7,529
Items not requiring (providing) cash
Loss on equity method investment	216	47	—
Equity in undistributed income of subsidiary	(2,837)	3,249	(3,435)
Net change in
Other assets	156	(123)	41
Other liabilities	—	—	(128)

Net cash provided by operating activities	5,846	10,725	4,007

Investing Activities
Purchase of equity method investment in common stock	(7,104)	(2,031)	(680)
Purchase of cost method investment in common stock	(695)	—	(1,154)
Payments for investments and advances to subsidiaries	(2,600)	—	(17)

Net cash provided by (used in) investing activities	(10,399)	(2,031)	(1,851)

Financing Activities
Proceeds from long-term debt	6,033	1,000	—
Repayment of long-term debt	—	(8,440)	(1,000)
Cash dividends	(1,375)	(1,218)	(1,060)

Net cash used in financing activities	4,658	(8,658)	(2,060)

Net Change in Cash and Cash Equivalents	105	36	96

Cash and Cash Equivalents at Beginning of Year	169	133	37

Cash and Cash Equivalents at End of Year	$274	$169	$133

Mercantile Bancorp, Inc.
Condensed Consolidated Balance Sheets
(in thousands of dollars, except share data)

	September, 2004 (Unaudited)	December 31, 2003

Assets
Cash and due from banks	$25,695	$20,673
Interest-bearing demand deposits	6,267	5,499
Federal funds sold	2,857	596

Cash and cash equivalents	34,819	26,768

Available-for-sale securities	150,468	158,150
Held-to-maturity securities	21,838	26,943
Loans held for sale	5,592	4,619
Loans, net of allowance for loan losses of $6,993 and $5,830	747,765	632,107
Interest receivable	6,837	6,162
Foreclosed assets held for sale, net	744	743
Federal Home Loan Bank stock	5,050	4,029
Equity method investments in common stock	4,690	7,724
Cost method investments in common stock	1,849	1,849
Deferred income taxes	1,701	835
Mortgage servicing rights	931	990
Cash surrender value of life insurance	15,192	14,705
Premises and equipment	15,797	12,938
Goodwill	5,208	3,596
Core deposit intangibles	1,232	1,809
Other	3,242	2,193

Total assets	$1,022,955	$906,160

Liabilities and Stockholders’ Equity
Deposits
Demand	$82,715	$80,310
Savings, NOW and money market	251,505	223,249
Time	427,265	387,119
Brokered time	97,175	67,505

Total deposits	858,660	758,183

Short-term borrowings	19,090	14,367
Long-term borrowings	50,158	48,185
Interest payable	2,276	1,949
Other	4,572	3,179

Total liabilities	934,756	825,863

Commitments and Contingent Liabilities

Minority Interest	3,339	263

Stockholders’ Equity
Common stock, $1.25 par value; authorized 12,000,000 shares; 1,974,930 shares issued and 1,963,680 shares outstanding	2,469	2,469
Additional paid-in capital	12,600	12,498
Retained earnings	68,875	63,588
Accumulated other comprehensive income	1,337	1,900

	85,281	80,455
Treasury stock, at cost — 11,250 shares	(421)	(421)

Total stockholders’ equity	84,860	80,034

Total liabilities and stockholders’ equity	$1,022,955	$906,160

See notes to condensed consolidated financial statements	F-39

Mercantile Bancorp, Inc.
Condensed Consolidated Statements of Income
(in thousands of dollars, except share data)
(Unaudited)

Nine Months Ended September 30	2004	2003

Interest and Dividend Income
Loans
Taxable	$30,356	$28,862
Tax exempt	408	334
Securities
Taxable	3,913	3,575
Tax exempt	1,183	1,558
Federal funds sold	25	27
Dividends on Federal Home Loan Bank Stock	186	175
Deposits with financial institutions and other	255	137

Total interest and dividend income	36,326	34,668

Interest Expense
Deposits	11,234	11,541
Short-term borrowings	183	190
Long-term debt	1,676	1,695

Total interest expense	13,093	13,426

Net Interest Income	23,233	21,242

Provision for Loan Losses	1,222	1,903

Net Interest Income After Provision For Loan Losses	22,011	19,339

Noninterest Income
Fiduciary activities	1,272	1,312
Customer service fees	2,568	2,439
Other service charges and fees	711	655
Net gains on loan sales	369	1,363
Net realized losses on sales of available-for-sale securities	(4)	—
Net gains (losses) on sales of foreclosed assets	(117)	107
Loan servicing fees	273	287
Net increase in cash surrender value of life insurance	487	548
Income on equity method investments in common stock	125	30
Other	107	78

Total noninterest income	5,791	6,819

Noninterest Expense
Salaries and employee benefits	11,535	9,804
Net occupancy expense	1,152	936
Equipment expense	1,258	1,221
Deposit insurance premium	91	89
Professional fees	973	700
Postage and supplies	627	592
Amortization of mortgage servicing rights	199	487
Other	3,907	3,313

Total noninterest expense	19,742	17,142

Minority Interest	82	35

Income Before Income Taxes	7,978	8,981
Provision For Income Taxes	2,338	2,572

Net Income	$5,640	$6,409

Basic Earnings Per Share	$2.87	$3.26

Weighted Average Shares Outstanding	1,963,680	1,963,680

See notes to condensed consolidated financial statements	F-40

Mercantile Bancorp, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands of dollars)
(Unaudited)

Nine Months Ended September 30	2004	2003

Operating Activities
Net income	$5,640	$6,409
Items not requiring (providing) cash
Depreciation	949	896
Provision for loan losses	1,222	1,903
Amortization of premiums and discounts on securities	1,004	798
Amortization of core deposit intangibles	116	—
Deferred income taxes	(146)	(59)
Net realized losses on available-for-sale securities	4	—
Net gains on loan sales	(369)	(1,363)
Net (gains) losses on sales of foreclosed assets	117	(107)
Amortization of mortgage servicing rights	199	487
Income on equity method investments in common stock	(125)	(30)
Federal Home Loan Bank stock dividends	(180)	(163)
Net increase in cash surrender value of life insurance	(487)	(548)
Minority interest in earnings of subsidiaries	82	35
Changes in
Loan originated for sale	(22,402)	(73,323)
Proceeds from sales of loans	21,658	75,424
Interest receivable	(417)	(140)
Other assets	(734)	(335)
Interest payable	242	42
Other liabilities	1,296	1,932

Net cash provided by operating activities	7,669	11,858

Investing Activities
Cash received in acquisition of Mid-America	3,691	—
Cash paid for additional shares of Mid-America	(770)	—
Purchases of available-for-sale securities	(29,156)	(63,750)
Proceeds from maturities of available-for-sale securities	32,598	69,619
Proceeds from the sales of available-for-sale securities	2,775	—
Purchases of held-to-maturity securities	(199)	(32,554)
Proceeds from maturities of held-to-maturity securities	4,950	3,350
Net change in loans	(68,348)	(42,151)
Purchases of premises and equipment	(832)	(1,847)
Purchase of Federal Home Loan Bank stock	(325)	(222)
Proceeds from the sales of foreclosed assets	729	986
Purchase of equity method investment in common stock	—	(6,020)

Net cash used in investing activities	(54,887)	(72,589)

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	23,253	11,496
Net increase in time and brokered time deposits	33,350	58,911
Net decrease in short-term borrowings	(211)	(4,075)
Proceeds from long-term debt	3,250	7,679
Payments on long-term debt	(4,277)	(9,580)
Proceeds from issuance of stock to minority interest of Mid-America	257	—
Dividends paid on minority shares	—	(181)
Dividends paid	(353)	(353)

Net cash provided by financing activities	55,269	63,897

Increase In Cash and Cash Equivalents	8,051	3,166
Cash and Cash Equivalents, Beginning of Period	26,768	27,370

Cash and Cash Equivalents, End of Period	$34,819	$30,536

Mercantile Bancorp, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands of dollars)
(Unaudited)

Nine Months Ended September 30	2004	2003

Supplemental Cash Flows Information
Interest paid	$12,766	$13,384
Income taxes paid	$3,042	$1,731
Real estate acquired in settlement of loans	$847	$475
Mid-America equity method investment recorded as acquisition	$3,069	$—
Reduction to minority interest through additional paid-in capital due to issuance of stock to minority interest of Mid-America	$102	$—
Core deposit intangible reclassified to goodwill	$760	$—

Mercantile Bancorp, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(in thousands)

Note 1 — Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations for reporting on Form 10.  Accordingly, certain disclosures required by accounting principles generally accepted in the United States of America are not included herein.  These interim statements should be read in conjunction with the audited consolidated financial statements and notes thereto, included in this Registration Statement on Form 10.

Interim statements are subject to possible adjustments in connection with the annual audit of the Company for the year ended December 31, 2004.  In the opinion of management of the Company, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial position and consolidated results of operations for the periods presented.  The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year.

Note 2 — Acquisition

During August 2003, the Company purchased 41,000 shares of common stock of Mid-America Bancorp, Inc. (“Mid-America”), which represented an approximate 49% ownership as of December 31, 2003.  Mid-America is located in Leawood, Kansas.  The amount of the purchase price in excess of the underlying net assets of $1,209,950 was recognized as a core deposit intangible during 2003.  As of December 31, 2003, the Company’s investment in Mid-America was $3,059,000.  The Company recognized its investment in Mid-America under the equity method.

During February 2004, the Company purchased an additional 7,000 shares of Mid-America Bancorp, Inc. at a price of $110 per share, which increased its ownership from 49% to 56.2%.  The amount of the purchase price in excess of the underlying net assets for the 7,000 shares was approximately $223,000.  As a result of the increased ownership, the Company has obtained control of Mid-America and expects to be better positioned to ensure future growth through expanded operations and market coverage in Kansas and Missouri.  At September 30, 2004, the Company’s ownership was 54.88%.  The Company consolidated Mid-America in its September 30, 2004 financial statements as its investment is considered majority-owned by the Company.

Mercantile Bancorp, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(in thousands)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of this transaction:

Cash and cash equivalents	$3,691
Securities	17
Loans, net of allowance for loan losses of $471	49,379
Interest receivable	258
Federal Home Loan Bank stock	516
Deferred income taxes	360
Premises and equipment	2,976
Core deposit intangibles	597
Goodwill	1,612
Other assets	381

Total assets acquired	59,787

Deposits	43,874
Short-term borrowings	4,934
Long-term debt	3,000
Other liabilities	182

Total liabilities assumed	51,990

Minority interest	2,758

Net assets acquired	$5,039

The Company originally recognized the amount of the purchase price in excess of the underlying net assets of the August 2003 purchase as a core deposit intangible.  The Company performed a core deposit intangible study subsequent to its purchase in February 2004.  As a result of the core deposit study, the Company adjusted the core deposit intangibles based on the determined fair value.  The core deposit intangible is being amortized over 10 years on a straight-line basis.  In addition, other purchase accounting adjustments were made and are reflected in the table above.

Mid-America’s results of operations have been reflected in the Company’s condensed consolidated statements of income beginning as of the acquisition date.  The following pro forma disclosures, including the effect of the purchase accounting adjustments, depict the results of operations as though the merger had taken place at the beginning of each period.

	Nine Months Ended

	September 30, 2004	September 30, 2003

Net interest income	$23,576	$22,326
Net income	5,643	6,155
Basic earnings per share	2.87	3.13

Mercantile Bancorp, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(in thousands)

Note 3 — Goodwill

         The changes in the carrying amount of goodwill for the nine months ended September 30 were:

	2004	2003

Balance as of January 1	$3,596	$3,596
Goodwill acquired during the period, including the $760 reclassification from core deposit intangibles for Mid-America	1,612	—
Impairment losses	—	—
Goodwill written off related to sales of branches	—	—

Balance as of September 30	$5,208	$3,596

Note 4 — Other Intangible Assets

         The carrying basis and accumulated amortization of recognized intangible assets were:

	September 30, 2004		December 31, 2003

	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposits	$1,414	$182	$1,875	$66

         A reconciliation of core deposit intangibles for the period is as follows:

	2004		2003

	Carrying Values	Accumulated Amortization	Carrying Values	Accumulated Amortization

Balance as of January 1	$1,875	$66	$—	$—
Acquisition of Mid-America	223	—	—	—
Adjustment to Northstar equity method investment	76	—	—	—
Reclassification of core deposit intangible to goodwill for Mid-America	(760)	—	—	—
Amortization of core deposit intangibles	—	116	—	—

Balance as of September 30	$1,414	$182	$0	$0

Mercantile Bancorp, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(in thousands)

Amortization expense for the periods ended September 30, 2004 and 2003 was $116,000 and $0, respectively. Estimated amortization expense for each of the following five years is:

2004	$134
2005	$134
2005	$134
2007	$134
2008	$134

Note 5 — Other Comprehensive Loss

          Other comprehensive loss components and related taxes for the nine months ended September 30 were as follows:

	September 30, 2004	September 30, 2003

Unrealized losses on available-for-sale securities	$(928)	$(2,422)
Unrealized loss on available-for-sale securities of equity method investments, net of tax	(14)	(337)
Less reclassification adjustment for realized losses included in income	(4)	—

Other comprehensive loss, before tax effect	(938)	(2,759)
Tax benefit	(375)	(1,153)

Other comprehensive loss	$(563)	$(1,606)

Note 6 — Employee Benefits

On April 26, 2004, the Company’s Board of Directors adopted the 2004 Equity Incentive Plan (“Plan”), which provides for stock-based awards. No stock awards have been made from this plan.

Note 7 — Commitments

The Company has a building commitment for a new main banking center in Carthage, Illinois in the amount of $2,081,000 as of September 30, 2004.